As filed with the Securities and Exchange Commission on June 28, 2017

Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOWERSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4899	20-8259086
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

88 Silva Lane

Middletown, Rhode Island 02842

(401) 848-5848

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernest Ortega

Chief Executive Officer

 Towerstream Corporation

88 Silva Lane

Middletown, Rhode Island 02842

(401) 848-5848

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Harvey Kesner, Esq. Avital Perlman, Esq. Sichenzia Ross Ference Kesner LLP 61 Broadway, 32nd Fl. New York, NY 10006 (212) 930-9700	Mitchell Nussbaum, Esq. Norwood Beveridge, Esq. Lili Taheri, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, par value $0.001 per share (2)	$20,000,000	$2,318.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares subject to the underwriter’s over-allotment option.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 28, 2017

$17,391,300 Shares of Common Stock

Towerstream Corporation

Towerstream Corporation is offering up to         shares of its common stock pursuant to this prospectus (the “Securities”).

Our common stock is presently quoted on the OTCQB tier of the OTC Markets Group, Inc. (“OTCQB”) under the symbol “TWER”. We will apply to have our common stock listed on The NASDAQ Capital Market under the symbol “TWER” and the closing of this offering is contingent upon the successful listing of our common stock on The NASDAQ Capital Market. No assurance can be given that our application will be approved. On  June 26, 2017, the last reported sale price for our common stock on the OTCQB was $0.14 per share.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Please refer to “Underwriting” beginning on page of this prospectus for additional information regarding underwriting compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to an additional   shares of our common stock on the same terms and conditions set forth above, solely to cover over-allotments, if any.

The underwriters expects to deliver the shares against payment therefor on or about         , 2017.

Joseph Gunnar & Co.

The date of this prospectus is ______, 2017

You should rely only on the information contained in or incorporated by reference in this prospectus, or in any related prospectus supplement, or amendment to this prospectus that we file with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial conditions, results of operations and prospects may have changed since that date.

ii

towerstream®

TWER LIT BUILDING
Internet
Internet

Skyview of Towerstream Manhattan Network and Locations

- *Company has built 175 major Points of Presence (POPs).*
- *Company's POPs are located on the top of large, multi-tenant buildings such as:*
    - *The Empire State Building and Met Life in NYC;*
    - *The Hancock Building in Chicago;*
    - *The AON Building in Los Angeles.*
- *Company is a last-mile facilities-based provider.*

KEEPING YOUR BUSINESS CONNECTED

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context otherwise requires, references to “Towerstream,” “we,” “our,” “us,” or the “Company” in this prospectus mean Towerstream Corporation on a consolidated basis with its wholly-owned subsidiaries.

Business Overview

We are primarily a provider of fixed wireless services to businesses in twelve major urban markets across the U.S. During its first decade of operations, our business activities were focused on delivering fixed wireless broadband services to commercial customers over a wireless network transmitting over both regulated and unregulated radio spectrum. Our fixed wireless service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. We provides services to business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. Our "Fixed Wireless Services Business" ("Fixed Wireless" or "FW") has historically grown both organically and through the acquisition of five other fixed wireless broadband providers in various markets.

We offer fixed wireless business internet service in three product categories: Single Tenant Internet Service, On-Net Internet Service, and Temporary Internet Service. This unique portfolio of bandwidth services is able to scale our existing target markets, from small businesses to fortune 500 companies. Such service is as fast as fiber and equally as stable.

Under the Single Tenant Internet Service offering, we deliver fixed wireless broadband to a single client through a radio receiver/transmitter on the client’s building dedicated solely to that client. We estimate an addressable market opportunity of approximately 350,000 buildings within four miles of the 175 Points-of-Presence (“PoP” or “Company Locations”) located within the twelve major markets in which we provide service. Currently, we are offering bandwidth speeds ranging from 5Mbps (Megabits per second) to 1.5Gbps (Gigabits per second) in the Single Tenant Internet Service category with an increased focus on bandwidth speeds of 100Mbps or greater.

Under the On-Net Internet Service offering, we are able to connect, or “light”, an entire building at once and at a cost similar to what was traditionally required for one high bandwidth customer requiring point-to-point equipment. This can be accomplished, in part, because the capabilities of the equipment installed by us have improved even as the costs of the equipment has decreased. As a result, we are able to leverage the initial installation cost to serve an entire building’s tenant base. In place of a wireless install for every single customer in the building, we now only have to install the wireless portion of the install once. Subsequent customers are connected by simply running a wire to the common space in the building where the wireless service terminates. Additionally, instead of having multiple antennas on both the customer building and the PoP, there generally needs to be only one antenna on each location. We are offering 20Mbps to 1.5Gbps in this product category with an increased focus on bandwidth speeds of 100Mbps or greater.

Under the Temporary Internet Service offering, we are able to provide solutions for a client’s short-term connection requirements in locations where fiber, copper, and cable infrastructure does not exist or is cost prohibitive. With connections available for days, weeks, or months, this solution is ideal for special events, conferences, television and movie productions, constructions projects and more.

Our Network

The foundation of our network consists of PoPs which are generally located on very tall buildings in each urban market. We enter into long-term lease agreements with the owners of these buildings which provide us with the right to install communications equipment on the rooftop. We deploy this equipment in order to connect customers to the Internet. Each PoP is "linked" to one or more other PoPs to enhance redundancy and ensure that there is no single point of failure in the network. One or more of our PoPs are located in buildings where national Internet service providers such as Cogent or Level 3 are located, and we enter into IP transit or peering arrangements with these organizations in order to connect to the Internet. We refer to the core connectivity of all of our PoPs as a “Wireless Ring in the Sky.” Each PoP has a coverage area averaging approximately six miles although the distance can be affected by numerous factors, most significantly, how clear the line of sight is between the PoP and a customer location.

Our network does not depend on traditional copper wire or fiber connections which are the backbone of many of our competitors' networks. We believe this provides us with an advantage because we may not be significantly affected by events such as natural disasters and power outages. Conversely, our competitors are at greater risk as copper and fiber connections are typically installed at or below ground level and more susceptible to network service issues during disasters and outages.

Markets

We launched our fixed wireless business in April 2001 in the Boston and Providence markets. In June 2003, we launched service in New York City and followed that with our entry into the Chicago, Los Angeles, San Francisco, Miami and Dallas-Fort Worth markets at various times through April 2008. Philadelphia was our last market launch in November 2009. We entered the Seattle, Las Vegas-Reno, and Houston markets through acquisitions of service providers based in those markets. We also expanded our market coverage and presence in Boston, Providence, and Los Angeles through subsequent acquisitions.

Sales and Marketing

We employ an inside direct sales force model to sell our services to business customers. As of March 31, 2017, we employed twelve direct sales people. We generally compensate these employees on a salary plus commission basis.

Sales through indirect channels comprised 34% of our total revenues during the years ended December 31, 2016 and 2015. Our channel program provides for recurring monthly residual payments ranging from 8% to 20%.

Effective January 24, 2017, the Company hired a new Chief Executive Officer who is a telecommunications industry veteran and has extensive experience developing markets and increasing revenue. Immediately thereafter, the Company began to implement new sales and marketing strategies to leverage the Company’s state-of-the-art fixed wireless network to serve both enterprise and service providers. The three main pillars of this strategy are price, speed to market, and reliability.

Listing Reverse Split

On May 4, 2017, our stockholders approved a reverse stock split of our issued and outstanding shares of common stock at a ratio of between 1-for-2 and 1-for-100, with the specific ratio and effective time of the reverse stock split to be determined by our Board of Directors, or our Board. On                    , 2017, the Board approved a 1-for-       reverse stock split, or the Listing Reverse Split, which will be effectuated on the date that we price this offering. The Listing Reverse Split is intended to allow us to meet the minimum share price requirement of The NASDAQ Capital Market. We have applied for listing of our common stock on The NASDAQ Capital Market, which listing we expect to occur upon the consummation of this offering. However, there are no assurances that such listing application will be approved. If the application is not approved, the shares of our common stock will continue to be traded on the OTCQB and we will be unable to complete this offering.

Corporate History

We were organized in the State of Nevada in June 2005. In January 2007, we merged with and into a wholly-owned Delaware subsidiary for the sole purpose of changing our state of incorporation to Delaware. In January 2007, a wholly-owned subsidiary of ours merged with and into a private company formed in 1999, Towerstream Corporation, with Towerstream Corporation being the surviving company. Upon closing of the merger, we discontinued our former business and succeeded to the business of Towerstream Corporation as our sole line of business. At the same time, we also changed our name to Towerstream Corporation and our subsidiary, Towerstream Corporation, changed its name to Towerstream I, Inc.

THE OFFERING

The following summary contains basic information about our common stock and the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, you should read the section entitled “Description of Capital Stock” in this prospectus.

Securities offered by us	of shares of common stock, after giving effect to the Listing Reverse Split.

Common stock to be outstanding after this offering	shares of common stock, after giving effect to the Listing Reverse Split.

Overallotment Option	We have granted the underwriters an option to purchase up to shares of our common stock at a price of $ per share solely to cover over-allotments, if any. This option is exercisable, in whole or in part, for a period of 45-days from the date of this prospectus.

Use of proceeds	We intend to use the net proceeds from this offering primarily for working capital and general corporate purposes, as well as to retire certain debt obligations which will mature upon receipt of proceeds under this offering. See “Use of Proceeds”.

Risk factors

See “Risk Factors” beginning on page 12 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

OTCQB trading symbol	TWER

Proposed Symbol and Listing

We will apply to list our common stock on the NASDAQ Capital Market under the symbol "TWER”. There can be no assurance that our application will be approved. The closing of this offering is contingent upon the successful listing of our common stock on The NASDAQ Capital Market.

Unless we indicate otherwise, all information in this prospectus has not been adjusted for the Listing Reverse Split, assumes no exercise by the underwriters of the overallotment option or of the underwriter warrants, is based on 24,275,503 shares of common stock issued and outstanding as of June 26, 2017, and:

●	excludes 180,000 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $16.87 per share as of June 26, 2017;

●	excludes 5,900,601 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.28 per share as of June 26, 2017;

●	excludes 9,380,000 shares of our common stock issuable upon conversion of outstanding shares of Series G Convertible Preferred Stock (the “Series G Preferred Stock”) as of June 26, 2017; and

●	excludes 5,008,000 shares of our common stock issuable upon conversion of outstanding shares of Series H Convertible Preferred Stock (the “Series H Preferred Stock”) as of June 26, 2017.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table includes (i) summary consolidated statement of operations data for the years ended December 31, 2016 and 2015 and the three months ended March 31, 2017 (unaudited) and 2016 (unaudited) and (ii) summary consolidated balance sheet data as of March 31, 2017 (unaudited), derived from our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance.

Certain operating expenses in these financial statements have been reclassified to conform to the presentation in the current condensed consolidated financial statements. These reclassifications had no impact upon the previously reported net losses.

You should read this information together with the sections entitled “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Selected Consolidated Financial Data”, and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Years ended December 31,		Three Months Ended March 31,
	2016	2015	2017	2016
			(unaudited)	(unaudited)
Revenues	$26,895,613	$27,905,023	$6,572,317	$6,734,090

Operating expenses:
Infrastructure and access	10,294,523	10,389,660	2,708,311	2,570,747
Depreciation and amortization	10,875,935	9,643,583	2,433,501	2,527,647
Network operations	5,185,105	5,407,454	1,200,907	1,272,168
Customer support	1,858,314	2,404,573	367,682	543,191
Sales and marketing	3,936,915	5,367,205	864,976	1,494,920
General and administrative	7,777,657	7,282,523	1,537,728	1,979,792
Loss on extinguishment of Debt	500,000	-	-	-
Total Operating Expenses	40,428,449	40,494,998	9,113,105	10,388,465

Operating Loss	(13,532,836)	(12,589,975)	(2,540,788)	(3,654,375)

Other income (expense):
Interest, net	(6,605,222)	(6,652,786)	(1,273,901)	(1,607,120)
Gain on business acquisitions	-	-	-	-
Other	-	-	1,629	-
Total other income	(6,605,222)	(6,652,786)	(1,272,272)	(1,607,120)

Loss before income taxes	(20,138,058)	(19,242,761)	(3,813,060)	(5,261,495)

(Provision for) benefit from income taxes	(56,663)	37,562	-	-

Loss from continuing operations	(20,194,721)	(19,205,199)	(3,813,060)	(5,261,495)

Loss from discontinued operations:
Operating Loss	(1,419,517)	(21,277,604)	-	(2,909,567)
Gain on Sale of assets	1,177,742	-	-	1,177,742
Total loss from discontinued operations	(241,775)	(21,277,604)	-	(1,731,825)

Net Loss	(20,436,496)	(40,482,802)	(3,813,060)	(6,993,320)
Deemed dividend to Series D preferred stockholders	(1,721,745)	-	-	-
Net loss attributable to common stockholders	$(22,158,241)	$(40,482,802)	$(3,813,060)	$(6,993,320)

Net loss per share - Basic and diluted
Continuing operations	$(3.65)	$(5.65)	$(0.19)	$(1.55)
Discontinued operations	(0.04)	(6.26)	-	(0.51)
Total net loss per share - Basic and diluted	$(3.69)	$(11.91)	$(0.19)	$(2.06)

Weighted average common shares outstanding	5,997,650	3,396,583	19,717,264	3,402,540

 PROFORMA BALANCE SHEET
AS OF MARCH 31, 2017
(UNAUDITED)

	As of March 31, 2017
	Reported	Pro Forma				Pro Forma
	(Restated)					As Adjusted
						For This
						Offering
ASSETS

Current assets:
Cash and cash equivalents	$11,068,153	$11,068,153		$		$
Other current assets - Continuing operations	996,441	996,441
Other current assets - Discontinued operations	231,978	231,978
Total current assets	12,296,572	12,296,572

Non-current assets:
Property and equipment, net	13,829,221	13,829,221
Intangible assets, net	3,234,606	3,234,606
Goodwill	1,674,281	1,674,281
Other non-current assets	380,493	380,493
Total non-current assets	19,118,601	19,118,601

Total assets	$31,415,173	$31,415,173		$		$

LIABILITIES AND STOCKHOLDERS DEFICIT

Liabilities:
Current liabilities:
Continuing operations	$3,416,364	$3,416,364		$		$
Discontinued operations	1,168,747	1,168,747
Long-term debt, net of debt discount and deferred financing costs of $1,513,042	32,099,766	-
Total current liabilities	36,684,877	4,585,111
Non-current liabilities:
Long-term debt, net of debt discount and deferred financing costs of $1,513,042	-	32,099,766	(4)
Other non-current liabilities	1,044,175	1,044,175
Total non-current liabilities	1,044,175	33,143,941

Total liabilities	37,729,052	37,729,052

Stockholders Deficit:
Preferred stock	3	2	(1)

Common stock	20,779	24,275	(2)

Additional paid-in capital	174,133,626	174,130,131			(3)

Accumulated deficit	(180,468,287)	(180,468,287)

Total stockholders deficit	(6,313,879)	(6,313,879)

Total liabilities and stockholders deficit	$31,415,173	$31,415,173		$		$

Pro Forma Adjustments:

1)

Reflects the conversion of 200 shares of Series F Convertible Preferred Stock into 1,000,000 shares of common stock on various dates in April 2017. Reflects the conversion of 1,233 shares of Series D Convertible Preferred Stock into 938 shares of Series G Convertible Preferred Stock on May 26, 2017. Reflects the conversion of 643 shares of Series F Convertible Preferred Stock into 938 shares of Series H Convertible Preferred Stock on May 26, 2017

2)	Reflects the conversion of a total of 312 shares of Series H Convertible Preferred Stock into 2,496,000 shares of common stock on May 30, 2017 and June 2, 2017

3)	Reflects the sales of shares of common stock at per share for net proceeds of .

4)	Reflects the reclassification to long-term debt for the receipt of a waiver of a debt covenant violation on June 14, 2017 retroactive to March 31, 2017.

RISK FACTORS

Investing in our Securities involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, including our financial statements and related notes before purchasing our Securities. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In that case, the trading price of our Securities could decline and investors in our common stock could lose all or part of their investment.

Risks Relating to Our Financial Condition

If we choose to raise additional capital, we may not be able to obtain additional financing to fund our operations on terms acceptable to us or at all.

If we choose to raise additional funds in the future, there can be no assurance that sufficient debt or equity financing will be available at all or, if available, that such financing will be at terms and conditions acceptable to us. Should we fail to obtain additional debt financing or raise additional capital, we may not be able to achieve our longer term business objectives and may face other serious adverse consequences. If we raise additional funds by issuing equity securities or convertible debt, investors may experience significant dilution of their ownership interest, and the newly-issued securities may have rights senior to those of the holders of our common stock. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and may require us to provide collateral to secure the loan. In addition, in a liquidation, debtholders will be entitled to repayment before any proceeds can be paid to our stockholders.

We have a history of operating losses and expect to continue incurring losses for the foreseeable future.

Our net losses for the years ending December 31, 2016 and 2015 were $20,436,496 and $40,482,802, respectively, and our net losses for the three months ending March 31, 2017 and 2016 were $3,813,060 and $6,993,320, respectively. We cannot anticipate when, if ever, our operations will become profitable. We expect to incur significant net losses as we develop our network, expand our markets, undertake acquisitions, acquire spectrum licenses and pursue our business strategy. We intend to invest significantly in our business before we expect cash flow from operations to be adequate to cover our operating expenses. If we are unable to execute our business strategy and grow our business, either as a result of the risks identified in this section or for any other reason, our business, prospects, financial condition and results of operations will be adversely affected.

Cash and cash equivalents represent one of our largest assets and we may be at risk of being uninsured for a large portion of such assets.

As of December 31, 2016 and March 31, 2017, we had $12.3 million and $11.1 million, respectively, in cash and cash equivalents with one large financial banking institution. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. If the institution at which we have placed our funds were to become insolvent or fail, we could be at risk for losing a substantial portion of our cash deposits, or incur significant time delays in obtaining access to such funds. In light of the limited amount of federal insurance for deposits, even if we were to spread our cash assets among several institutions, we would remain at risk for the amount not covered by insurance.

Our growth may be slowed if we do not have sufficient capital.

The continued growth and operation of our business may require additional funding for working capital, debt service, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage, possible acquisitions and possible bids to acquire spectrum licenses. We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, we may seek debt financing and may be forced to incur significant interest expense. If we cannot secure sufficient funding, we may be forced to forego strategic opportunities or delay, scale back or eliminate network deployments, operations, acquisitions, spectrum bids and other investments.

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

The Company’s consolidated financial statements for the year ended December 31, 2016 and the three months ended March 31, 2017 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2016 and March 31, 2017, the Company had cash and cash equivalents of $12.3 million and $11.1 million, respectively, and working capital deficiency of $22.6 million and $24.4 million, respectively. The Company has incurred significant operating losses since inception and continues to generate losses from operations and as of December 31, 2016 and March 31, 2017 the Company had an accumulated deficit of $176.7 million and $180.5 million, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued. Management has also evaluated the significance of these conditions in relation to the Company's ability to meet its obligations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  Our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, describing the existence of substantial doubt about our ability to continue as a going concern.

Historically, the Company has financed its operation through private and public placement of equity securities, as well as debt financing and capital leases. The Company’s ability to fund its longer term cash requirements is subject to multiple risks, many of which are beyond its control. The Company intends to raise additional capital, either through debt or equity financings or through the potential sale of the Company’s assets in order to achieve its business plan objectives. Management believes that it can be successful in obtaining additional capital; however, no assurance can be provided that the Company will be able to do so. There is no assurance that any funds raised will be sufficient to enable the Company to attain profitable operations or continue as a going concern. To the extent that the Company is unsuccessful, the Company may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Risks Relating to Fixed Wireless Services

We may be unable to successfully execute any of our current or future business strategies.

In order to pursue business strategies, we will need to continue to build our infrastructure and strengthen our operational capabilities. Our ability to do these successfully could be affected by any one or more of the following factors:

●	the ability of our equipment, our equipment suppliers or our service providers to perform as we expect;

●	the ability of our services to achieve market acceptance;

●	our ability to manage third party relationships effectively;

●	our ability to identify suitable locations and then negotiate acceptable agreements with building owners so that we can establish PoPs on their rooftops;

●	our ability to work effectively with new customers to secure approval from their landlord to install our equipment;

●	our ability to effectively manage the growth and expansion of our business operations without incurring excessive costs, high employee turnover or damage to customer relationships;

●	our ability to attract and retain qualified personnel, especially individuals experienced in network operations and engineering;

●	equipment failure or interruption of service which could adversely affect our reputation and our relations with our customers;

●	our ability to accurately predict and respond to the rapid technological changes in our industry; and

●	our ability to raise additional capital to fund our growth and to support our operations until we reach profitability.

Our failure to adequately address any one or more of the above factors could have a significant adverse impact on our ability to execute our business strategy and the long-term viability of our business.

We depend on the continued availability of leases and licenses for our communications equipment.

We have constructed proprietary networks in each of the markets we serve by installing antennae on rooftops, communications towers and other structures pursuant to lease or license agreements to send and receive wireless signals necessary for the operation of our network. We typically seek initial five-year terms for our leases with three to five-year renewal options. Such renewal options are generally exercisable at our discretion before the expiration of the current term. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases or licenses with us in the future, we would be forced to seek alternative arrangements with other providers. If we are unable to continue to obtain or renew such leases on satisfactory terms, our business would be harmed.

We may not be able to attract and retain customers if we do not maintain and enhance our brand.

We believe that our brand is critical part to our success. Maintaining and enhancing our brand may require us to make substantial investments with no assurance that these investments will be successful. If we fail to promote and maintain the “Towerstream” brand, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that maintaining and enhancing our brand will become increasingly important, difficult and expensive and we may not be able to do so.

Many of our competitors are better established and have significantly greater resources which may make it difficult for us to attract and retain customers.

The market for broadband and related services is highly competitive, and we compete with several other companies within each of our markets. Many of our competitors are well established with larger and better developed networks and support systems, longer relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. Our competitors may subsidize competing services with revenue from other sources and, thus, may offer their products and services at prices lower than ours. Our competitors may also reduce the prices of their services significantly or may offer broadband connectivity packaged with other products or services. We may not be able to reduce our prices or otherwise combine our services with other products or services which may make it more difficult to attract and retain customers. In addition, businesses which are presently focused on providing services to residential customers may expand their target base and begin offering service to business customers.

We expect existing and prospective competitors to adopt technologies or business plans similar to ours, or seek other means to develop competitive services, particularly if our services prove to be attractive in our target markets. This competition may make it difficult to attract new customers and retain existing customers.

We may experience difficulties constructing, upgrading and maintaining our network which could increase customer turnover and reduce our revenues.

Our success depends on developing and providing products and services that provide customers with high quality Internet connectivity. If the number of customers using our network increases, we will require more infrastructure and network resources to maintain the quality of our services. Consequently, we may be required to make substantial investments to improve our facilities and equipment, and to upgrade our technology and network infrastructure. If we do not complete these improvements successfully, or if we experience inefficiencies, operational failures or unforeseen costs during implementation, the quality of our products and services could decline.

We may experience quality deficiencies, cost overruns and delays in implementing network improvements and completing maintenance and upgrade projects. Portions of these projects may not be within our control or the control of our contractors. Our network requires the receipt of permits and approvals from numerous governmental bodies. Such bodies often limit the expansion of transmission towers and other construction necessary for our business. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing projects. In addition, we are typically required to obtain rights from land, building or tower owners to install antennae and other equipment to provide service to our customers. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to construct our network and expand our services.

We also face challenges in managing and operating our network. These challenges include operating, maintaining and upgrading network and customer premise equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of our business while providing reliable network service at expected speeds and quality. Our failure in any of these areas could adversely affect customer satisfaction, increase customer turnover or churn, increase our costs and decrease our revenues.

We may be unable to operate in certain markets if we are unable to obtain and maintain rights to use licensed spectrum or if the FCC re-allocates “unlicensed” spectrum.

We provide our services in some markets by using spectrum obtained through licenses or long-term leases. Obtaining licensed spectrum can be a long and difficult process that can be costly and require substantial management resources.  Securing licensed spectrum may subject us to increased operational costs, greater regulatory scrutiny and arbitrary government decision making and we may be unable to secure such licensed spectrum.

Licensed spectrum, whether owned or leased, poses additional risks, including:

●	inability to satisfy build-out or service deployment requirements upon which spectrum licenses or leases may be conditioned;

●	increases in spectrum acquisition costs or complexity;

●	competitive bids, pre-bid qualifications and post-bid requirements for spectrum acquisitions, in which we may not be successful leading to, among other things, increased competition;

●	adverse changes to regulations governing spectrum rights;

●	the risk that acquired or leased spectrum will not be commercially usable or free of damaging interference from licensed or unlicensed operators in the licensed or adjacent bands;

●	contractual disputes with, or the bankruptcy or other reorganization of, the license holders which could adversely affect control over the spectrum;

●	failure of the FCC or other regulators to renew spectrum licenses as they expire; and

●	invalidation of authorization to use all or a significant portion of our spectrum.

We utilize unlicensed spectrum in all of our markets which is subject to intense competition, low barriers of entry and slowdowns due to multiple users.

We presently utilize unlicensed spectrum in all of our markets to provide our service offerings.  Unlicensed or “free” spectrum is available to multiple users and may suffer bandwidth limitations, interference and slowdowns if the number of users exceeds traffic capacity. The availability of unlicensed spectrum is not unlimited and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum that we currently utilize or may utilize in the future.  The inherent limitations of unlicensed spectrum could potentially threaten our ability to reliably deliver our services. Moreover, the prevalence of unlicensed spectrum creates low barriers of entry in our industry which naturally creates the potential for increased competition.

Interruption or failure of our information technology and communications systems could impair our ability to provide services which could damage our reputation.

Our services depend on the continuing operation of our information technology and communications systems. We have experienced service interruptions in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption adversely affects our ability to operate our business and could result in an immediate loss of revenues and adversely impact our operating results. If we experience frequent or persistent system or network failures, our reputation could be permanently harmed. We may need to make significant capital expenditures to increase the reliability of our systems, however, these capital expenditures may not achieve the results we expect.

Excessive customer churn may adversely affect our financial performance by slowing customer growth, increasing costs and reducing revenues.

The successful implementation of our business plan depends upon controlling customer churn. Customer churn is a measure of customers who cancel their services agreement. Customer churn could increase as a result of:

●	interruptions to the delivery of services to customers over our network;

●

the availability of competing technology such as cable modems, DSL, third-generation cellular, satellite, wireless Internet service and other emerging technologies, some of which may be less expensive or technologically superior to those offered by us;

●	changes in promotions and new marketing or sales initiatives;

●	new competitors entering the markets in which we offer service;

●	a reduction in the quality of our customer service billing errors;

●	a change in our fee structure: and

●	existing competitors whose services may be less expensive.

An increase in customer churn can lead to slower customer growth, increased costs and a reduction in our revenues.

If our business strategy is unsuccessful, we will not be profitable and our stockholders could lose their investment.

Many fixed wireless companies have failed and there is no guarantee that our strategy will be successful or profitable. If our strategy is unsuccessful, the value of our company may decrease and our stockholders could lose their entire investment.

We may not be able to effectively control and manage our growth which would negatively impact our operations.

If our business and markets continue to grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings, and in integrating acquired increased demands could interrupt or adversely affect our operations and cause backlogs and administrative inefficiencies. businesses discussed below. Such events would increase demands on our existing management, workforce and facilities.

The success of our business depends on the contributions of key personnel and our ability to attract, train and retain highly qualified personnel.

We are highly dependent on the continued services of our key personnel across all facets of operations. We do not have an employment agreement with any of these individuals except for our Chief Executive Officer and Chief Operating Officer. We cannot guarantee that any of these persons will stay with us for any definite period. Loss of the services of any of these individuals could adversely impact our operations. We do not maintain policies of "key man" insurance on our executives.

In addition, we must be able to attract, train, motivate and retain highly skilled and experienced technical employees in order to successfully introduce our services in new markets and grow our business in existing markets. Qualified technical employees often are in great demand and may be unavailable in the time frame required to satisfy our business requirements. We may not be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or our inability to hire or retain sufficient technical personnel at competitive rates of compensation could impair our ability to grow our business and retain our existing customer base.

We may pursue acquisitions that we believe complement our existing operations but which involve risks that could adversely affect our business.

Acquisitions involve risks that could adversely affect our business including the diversion of management time and focus from operations and difficulties integrating the operations and personnel of acquired companies. In addition, any future acquisition could result in significant costs, the incurrence of additional debt to fund the acquisition, and the assumption of contingent or undisclosed liabilities, all of which could materially adversely affect our business, financial condition and results of operations.

In connection with any future acquisition, we generally will seek to minimize the impact of contingent and undisclosed liabilities by obtaining indemnities and warranties from the seller. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, as well as the financial limitations of the indemnitor or warrantor.

We may continue to consider strategic acquisitions, some of which may be larger than those previously completed and which could be material transactions. Integrating acquisitions is often costly and may require significant attention from management. Delays or other operational or financial problems that interfere with our operations may result. If we fail to implement proper overall business controls for companies or assets we acquire or fail to successfully integrate these acquired companies or assets in our processes, our financial condition and results of operations could be adversely affected. In addition, it is possible that we may incur significant expenses in the evaluation and pursuit of potential acquisitions that may not be successfully completed.

We could encounter difficulties integrating acquisitions which could result in substantial costs, delays or other operational or financial difficulties.

Since 2010, we have completed five acquisitions.  We may seek to acquire other fixed wireless businesses, including those operating in our current business markets or those operating in other geographic markets. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to encounter competition for acquisitions which may limit the number of potential acquisition opportunities and may lead to higher acquisition prices. We may not be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, without substantial costs, delays or other operational or financial difficulties.

In addition, such acquisitions involve a number of other risks, including:

●	failure to obtain regulatory approval for such acquisitions;

●	failure of the acquired businesses to achieve expected results;

●	integration difficulties could increase customer churn and negatively affect our reputation;

●	diversion of management’s attention and resources to acquisitions;

●	failure to retain key personnel of the acquired businesses;

●	disappointing quality or functionality of acquired equipment and personnel; and

●	risks associated with unanticipated events, liabilities or contingencies.

The inability to successfully integrate and manage acquired companies could result in the incurrence of substantial costs to address the problems and issues encountered.

Our inability to finance acquisitions could impair the growth and expansion of our business.

The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on (i) the market value of our securities which will vary, (ii) liquidity which can fluctuate, and (iii) the willingness of potential sellers to accept shares of our common stock as full or partial payment. Using shares of our common stock for acquisitions may result in significant dilution to existing stockholders. To the extent that we are unable to use common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital through debt or equity financings. We may not be able to obtain the necessary capital to finance any acquisitions. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of expansion or redirect resources committed to internal purposes. Our inability to use shares of our common stock to make future acquisitions may hinder our ability to actively pursue our acquisition program.

We rely on a limited number of third party suppliers that manufacture network equipment, and install and maintain our network sites.

We depend on a limited number of third party suppliers to produce and deliver products required for our networks. If these companies fail to perform or experience delays, shortages or increased demand for their products or services, we may face a shortage of components, increased costs, and may be required to suspend our network deployment and our service introduction.  We also depend on a limited number of third parties to install and maintain our network facilities. We do not maintain any long-term supply contracts with these manufacturers. If a manufacturer or other provider does not satisfy our requirements, or if we lose a manufacturer or any other significant provider, we may have insufficient network equipment for delivery to customers and for installation or maintenance of our infrastructure. Such developments could force us to suspend the deployment of our network and the installation of new customers thus impairing future growth.

Customers may perceive that our network is not secure if our data security controls are breached which may adversely affect our ability to attract and retain customers and expose us to liability.

Network security and the authentication of a customer’s credentials are designed to protect unauthorized access to data on our network. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome our encryption and security systems, and obtain access to data on our network. In addition, because we operate and control our network and our customers’ Internet connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by our customers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security controls, adversely affect our ability to attract and retain customers, expose us to significant liability and adversely affect our business prospects.

The delivery of our services could infringe on the intellectual property rights of others which may result in costly litigation, substantial damages and prohibit us from selling our services.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including for past infringement if it is ultimately determined that our services infringe a third party’s proprietary rights. Further, we may be prohibited from selling or providing some of our services before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

Risks Relating to Discontinued Operations

We may incur additional charges in connection with our decision to exit the shared wireless infrastructure business, and any additional costs would adversely impact our cash flows.

During the fourth quarter of 2015, we determined to exit the shared wireless infrastructure business and curtailed activity in our smaller markets. In connection with this decision, we recognized charges in the fourth quarter of 2015 aggregating $5,359,000, consisting of $3,284,000 of estimated cost to settle our lease obligations, $1,618,000 to write-off network assets which could not be redeployed into the fixed wireless network and writing off $456,000 of deferred acquisition costs and security deposits which are not expected to be recovered.

As of December 31, 2016, and based upon negotiations, settlements, and experiences through that date, the Company had reduced that remaining estimated liability by $1,557,626 to $1,240,000 and reduced operating expenses for the year ended December 31, 2016 by the same amount. As of March 31, 2017, and based upon negotiations, settlements, and experiences through that date, the Company had reduced that remaining estimated liability by $71,253 to $1,168,747.  We believe that we have recognized principally all of the costs required to exit this business but can provide no assurance that additional costs will not be incurred. Any additional costs would adversely impact our operating results and cash flows, and our stock price could decline.

Risks Relating to the Wireless Industry

An economic or industry slowdown may materially and adversely affect our business.

Slowdowns in the economy or in the wireless or broadband industry may impact demand for our services.   Customers may reduce the amount of bandwidth that they purchase from us during economic downturns which will directly affect our revenues and operating results.  An economic or industry slowdown may cause other businesses or industries to delay or abandon implementation of new systems and technologies, including wireless broadband services. Further, political uncertainties, including acts of terrorism and other unforeseen events, may impose additional risks upon and adversely affect the wireless or broadband industry generally, and our business, specifically.

We operate in an evolving industry which makes it difficult to forecast our future prospects as our services may become obsolete and we may not be able to develop competitive products or services on a timely basis or at all.

The broadband and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, and evolving industry standards and regulatory requirements. We believe that our success depends on our ability to anticipate and adapt to these challenges, and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties such as:

●	competition from service providers using more efficient, less expensive technologies including products not yet invented or developed;

●	responding successfully to advances in competing technologies in a timely and cost-effective manner;

●	migration toward standards-based technology which may require substantial capital expenditures; and

●	existing, proposed or undeveloped technologies that may render our wireless broadband services less profitable or obsolete.

As the services offered by us and our competitors develop, businesses and consumers may not accept our services as a commercially viable alternative to other means of delivering wireless broadband services. As a result, our services may become obsolete and we may be unable to develop competitive products or services on a timely basis, or at all.

We are subject to extensive regulation that could limit or restrict our activities.

Our business activities, including the acquisition, lease, maintenance and use of spectrum licenses, and use of unlicensed spectrum, are extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security, and consumer laws also apply to our business. These regulations and their application are subject to continuous change as new legislation, regulations or amendments to existing regulations are periodically implemented by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services such as cable and fiber providers, and other telecommunications carriers also affects our business. If we fail to comply with these regulations, we may be subject to penalties, both monetary and nonmonetary, which may adversely affect our financial condition and results of operations.

On February 26, 2015, the FCC adopted an Open Internet order in which fixed and mobile broadband services reclassified as telecommunications services governed by Title II of the Communications Act. This reclassification includes forbearance from applying many sections of the Communications Act and the FCC’s rules to broadband service providers.

The Open Internet order also adopted rules prohibiting broadband service providers from: (1) blocking access to legal content, applications, services or non-harmful devices; (2) impairing or degrading lawful Internet traffic on its basis, content, applications or services; or (3) favoring certain Internet traffic over other traffic in exchange for consideration. Depending on how the Open Internet rules are implemented, the Open Internet order could limit our ability to manage customers’ use of our networks, thereby limiting our ability to prevent or address customers’ excessive bandwidth demands. To maintain the quality of our network and user experience, we may manage the bandwidth used by our customers’ applications, in part by restricting the types of applications that may be used over our network. The FCC Open Internet regulations may constrain our ability to employ bandwidth management practices. Excessive use of bandwidth-intensive applications would likely reduce the quality of our services for all customers. Such decline in the quality of our services could harm our business.

On May 23, 2017, the FCC issued a notice of proposed rulemaking, the intention of which is to repeal the net neutrality protections adopted in 2015 and reclassify fixed and mobile broadband services as information services governed by Title I of the Communications Act. At the time of this filing, it is unknown if and when the proposed rules will be adopted, and it is possible that wireless broadband services may become subject to less federal regulation in the future.

The breach of a license or applicable law, even if accidentally, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we already have rights to licensed spectrum. In order to promote competition, licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services. We may not be able to obtain or retain any required license, and we may not be able to renew a license on favorable terms, or at all.

Risks Relating to Our Secured Indebtedness

Our cash flows and capital resources may be insufficient to meet minimum balance requirements or to make required payments on our secured indebtedness, which is secured by substantially all of our assets.

In October 2014, we entered into a loan agreement which provided us with a five-year $35,000,000 term loan. As of December 31, 2016, we had $33,290,995 of principal and interest outstanding under the terms of this loan. As of March 31, 2017, we had $33,612,808 of principal and interest outstanding under the terms of this loan. We have agreed to maintain a minimum balance of cash or cash equivalents equal to or greater than $6,500,000 at all times throughout the term of the loan. As of December 31, 2016, we had $12,272,444 in cash and cash equivalents with one large financing banking institution. As of March 31, 2017, we had $11,068,153 in cash and cash equivalents with one large financing banking institution. The loan bears interest payable in cash at a rate equal to the greater of (i) the sum of the one month LIBOR rate on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that accrues at 4% per annum.

In November 2016, $5,000,000 of principal and accrued interest obligations in connection with this loan was converted into our Series D Preferred Stock. This had the effect of reducing principal by $4,935,834 and given interest rates we experienced during the year ended December 31, 2016, reduced annual interest expense by $592,000 and annual cash interest payments by $395,000.

We recorded interest expense of $4,497,945 and $4,360,042 for the years ended December 31, 2016 and 2015, respectively. Of those amounts, we paid to the lender $2,955,853 and $2,906,695 and, in accordance with the provisions of the loan agreement, added $1,499,315 and $1,453,347 to the principal amount of the loan during the years ended December 31, 2016 and 2015, respectively. We recorded interest expense of $965,439 and $1,114,716 for the three months ended March 31, 2017 and 2016, respectively. Of those amounts, we paid to the lender $643,626 and $743,144 and, in accordance with the provisions of the loan agreement, added $321,813 and $371,572 to the principal amount of the loan during the three months ended March 31, 2017 and 2016, respectively.

Our indebtedness could have important consequences. For example, it could:

●	make it difficult for us to satisfy our debt obligations;

●	make us more vulnerable to general adverse economic and industry conditions;

●	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

●	expose us to interest rate fluctuations because the interest rate on our long-term debt is variable;

●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

●	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

In addition, our ability to meet minimum balance requirements, make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

●	economic and demand factors affecting our industry;

●	pricing pressures;

●	increased operating costs;

●	competitive conditions; and

●	other operating difficulties.

If our cash flows and capital resources are insufficient to fund our minimum balance requirements or debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. Our obligations pursuant to our long-term debt agreement are secured by a security interest in all of our assets, exclusive of capital stock of the Company, certain capital leases, certain contracts and certain assets secured by purchase money security interests. The foregoing encumbrances may limit our ability to dispose of material assets or operations. We also may not be able to restructure our indebtedness on favorable economic terms, if at all.

Our long-term debt agreement contains various covenants limiting the discretion of our management in operating our business.

Our long-term debt agreement contains, subject to certain carve-outs, various restrictive covenants that limit our management's discretion in operating our business. In particular, these instruments limit our ability to, among other things:

●	incur additional debt;

●	grant liens on assets;

●	issue capital stock with certain features;

●	sell or acquire assets outside the ordinary course of business; and

●	make fundamental business changes.

On June 14, 2017, the lender delivered to us a “Waiver to Loan Agreement” (the “Waiver”) waiving our obligations to provide a report of our auditors covering our December 31, 2016 audited financial statements “without a `going concern' or like qualification or exception and without any qualification or exception as to the scope of such audit” as provided in the debt agreement. The effective date of the Waiver is March 31, 2017 and the Waiver only applies to our failure to deliver such report of our auditors for the December 31, 2016 audited financial statements and not with respect to any future financial years. The Waiver is effective retroactive to the date on which our auditors’ report concerning the December 31, 2016 financial statements which included a “going concern” explanatory paragraph was issued. The lender has not provided us any notice of Default or any Event of Default, as such terms are defined in our agreements with the lender, and has waived for all purposes the December 31, 2016 going concern covenant requirement. Notwithstanding such waiver, as a result of non-compliance with the non-financial covenant, we restated our previously reported balance sheets by reclassifying long term debt with a net carrying value of $31,487,253 and $32,099,766 as current liabilities as of December 31, 2016 and March 31, 2017, respectively.

Although we are currently in compliance with the covenants contained in the debt agreement, if we fail to comply with the restrictions in our long-term debt agreement, a default may allow the lender under the relevant instruments to accelerate the related debt and to exercise their remedies under these agreements, which will typically include the right to declare the principal amount of that debt, together with accrued and unpaid interest and other related amounts, immediately due and payable, to exercise any remedies the lender may have to foreclose on assets that are subject to liens securing that debt and to terminate any commitments they had made to supply further funds. The long-term debt agreement governing our indebtedness also contains various covenants that may limit our ability to pay dividends.

Risks Relating to Our Organization

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to such holders (i) the preferred right to our assets upon liquidation, (ii) the right to receive dividend payments before dividends are distributed to the holders of common stock and (iii) the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

Any of the actions described in the preceding paragraph could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

We are subject to extensive financial reporting and related requirements for which our accounting and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational and accounting resources. In order to maintain compliance with these requirements, we may need to (i) upgrade our systems, (ii) implement additional financial and management controls, reporting systems and procedures, (iii) implement an internal audit function, and (iv) hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective manner, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired.

We have identified certain matters involving our internal controls over our financial reporting that are material weaknesses under standards established by the PCAOB.

Material weaknesses were identified in some aspects of our internal control over financial reporting for the fiscal year ended December 31, 2016 and for the quarter ended March 31, 2017. Given these material weaknesses, management concluded that we did not maintain effective internal control over financial reporting. Once identified, we commenced the evaluation of the material weaknesses noted in our internal control over financial reporting specifically surrounding the monitoring of compliance with non-financial covenants in our secured debt agreement. Such non-compliance with a non-financial covenant resulted in the restatements disclosed in the financial statements. In order to address our internal control over financial reporting material weaknesses we have improved the training of our finance team with respect to monitoring compliance with such covenants. The cost of implementing the improved internal control process was negligible.

Any failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis, which could result in our inability to satisfy our reporting obligations or result in material misstatements in our financial statements. If our financial statements are not accurate, investors may not have a complete understanding of our operations or may lose confidence in our reported financial information, which could result in a material adverse effect on our business or have a negative effect on the trading price of our common stock.

We may be at risk to accurately report financial results or detect fraud if we fail to maintain an effective system of internal controls.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report that contains an assessment by management on the Company’s internal control over financial reporting in their annual and quarterly reports on Form 10-K and 10-Q. We cannot assure you that significant deficiencies or material weaknesses in our disclosure controls and internal control over financial reporting will not be identified in the future. Also, future changes in our accounting, financial reporting, and regulatory environment may create new areas of risk exposure. Failure to modify our existing control environment accordingly may impair our controls over financial reporting and cause our investors to lose confidence in the reliability of our financial reporting which may adversely affect our stock price.

Risks Relating to Our Common Stock

Unless our common stock is listed on The NASDAQ Capital Market or other national securities exchange, it will be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

We will apply for the listing of our common stock on The NASDAQ Capital Market and the closing of this offering could be contingent upon such listing.  Until such time as our common stock is listed on The NASDAQ Capital Market or if we fail to maintain our listing on The NASDAQ Capital Market or other national securities exchange, our common stock will be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

 A limited public trading market may cause volatility in the price of our common stock.

While we have applied for the listing of our common stock on The NASDAQ Capital Market and the closing of this offering is contingent on such listing, our common stock is currently quoted on the OTCQB marketplace.   If we fail to maintain the listing of our common stock on The NASDAQ Capital Market, our common stock will be quoted on the OTCQB marketplace.  The quotation of our common stock on the OTCQB marketplace does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings. Because our common stock does not trade on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on an investment in our common stock is expected to be limited to an increase in the value of the common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition, and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be considered less valuable because a return on a shareholder’s investment will only occur if our stock price appreciates.

We adopted a Rights Plan in 2010 which may discourage third parties from attempting to acquire control of our Company and have an adverse effect on the price of our common stock.

In November 2010, we adopted a rights plan (the “Rights Plan”) and declared a dividend distribution of twenty preferred share purchase rights for each outstanding share of common stock as of the record date on November 24, 2010. Each right, when exercisable, entitles the registered holder to purchase one-hundredth (1/100th) of a share of Series A Preferred Stock, par value $0.001 per shares of the Company at a purchase price of $18 per one-hundredth (1/100th) of a share of the Series A Preferred Stock, subject to certain adjustments. The rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our Rights Plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors. In addition, we are governed by provisions of Delaware law that may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us.

The provisions in our charter, bylaws, Rights Plan and under Delaware law related to the foregoing could discourage takeover attempts that our stockholders would otherwise favor, or otherwise reduce the price that investors might be willing to pay for our common stock in the future.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including upon the expiration of any statutory holding period under Rule 144 or registration for resale, or issued upon the conversion of preferred stock, if any, or exercise of warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall.  As of June 26, 2017, we had 24,275,503 shares of common stock issued and outstanding. As of June 26, 2017, we had 180,000 shares underlying warrants that have been registered for resale pursuant to an effective registration statement on Form S-3 (File No. 212437), 9,380,000 shares of common stock underlying Series G Preferred Stock available for resale under Rule 144 and 5,008,000 shares of common stock underlying Series H Preferred Stock available for resale under Rule 144. The existence of an overhang, whether or not sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate more difficult.

The rights of our common stockholders are limited by and subordinate to the rights of the holders of Series G  Preferred Stock and Series H Preferred Stock; these rights may have a negative effect on the value of shares of our common stock.

The holders of our outstanding shares of Series G Preferred Stock and Series H Preferred Stock have rights and preferences generally superior to those of our holders of common stock. The existence of these superior rights and preferences may have a negative effect on the value of shares of our common stock. These rights are more fully set forth in the certificates of designations governing these instruments, and include, but are not limited to:

●	the right to receive a liquidation preference, prior to any distribution of our assets to the holders of our common stock; and

●	the right to convert into shares of our common stock at the conversion price set forth in the certificates of designations governing the respective Preferred Stock, which may be adjusted.

Risks Related to this Offering

Investors in this offering will suffer immediate and substantial dilution.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $           per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

We will have considerable discretion over the use of the proceeds of this offering and may not realize an adequate return.

We will have considerable discretion in the application of the net proceeds of this offering. We have not determined the amount of net proceeds that we will apply to various corporate purposes. We may use the proceeds for purposes that do not yield a significant return, if any, for our stockholders.

Future sales or issuances of our common stock may cause the market price of our common stock to decline.

The sale of substantial amounts of our common stock, whether directly by us or in the secondary market by existing security holders (including holders of our outstanding warrants and convertible debt), the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity related securities. Any such sales may result in significant dilution to our existing shareholders, including you. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which will result in additional dilution to you.

If we are not able to comply with the applicable continued listing requirements or standards of NASDAQ, NASDAQ could delist our common stock.

Our common stock will be listed on The NASDAQ Capital Market upon completion of this offering. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

In the event that our common stock is delisted from the NASDAQ Capital Market and is not eligible to be listed on another national securities exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

If our common stock is not listed on a national securities exchange, compliance with applicable state securities laws may be required for subsequent offers, transfers and sales of the shares of common stock offered hereby.

The securities offered hereby are being offered pursuant to one or more exemptions from registration and qualification under applicable state securities laws. Because our common stock will be listed on The NASDAQ Capital Market upon the consummation of this offering, we are not required to register or qualify in any state the subsequent offer, transfer or sale of the common stock, the Series F Preferred Stock or the warrants. If our common stock is delisted from The NASDAQ Capital Market and is not eligible to be listed on another national securities exchange, subsequent transfers of the shares of our common stock, the Series F Preferred Stock and the warrants offered hereby by U.S. holders may not be exempt from state securities laws. In such event, it will be the responsibility of the holder of shares or warrants to register or qualify the shares or the warrants for any subsequent offer, transfer or sale in the United States or to determine that any such offer, transfer or sale is exempt under applicable state securities laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 12 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $             , or approximately $               if the underwriters exercise the over-allotment option in full, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds received from this offering either for working capital, acquisitions and general corporate purposes, or to prepay a portion of our outstanding debt to Melody Business Finance, LLC. As of the date of this prospectus, we have not entered into any binding agreement with Melody Business Finance, LLC relating to prepayment of the outstanding debt and there is no guarantee that we shall be able to enter into such an agreement on terms favorable to us or at all.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, we will retain broad discretion over the use of these proceeds. Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

In October 2014, we entered into a loan agreement with Melody Business Finance, LLC which provided the Company with a five-year $35 million term loan (the "Note").  The Note was issued at a 3% discount totaling $1,050,000 which is being amortized over the term of the Note.  The loan bears interest payable in cash at a rate equal to the greater of (i) the sum of the one month Libor rate on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that accrues at 4% per annum.

In October 2019, we must repay the principal amount outstanding plus all accrued interest. As of March 31, 2017 $33,612,808 principal and accrued interest remained outstanding. We may repay the loan at any time in the minimum principal amount of $5,000,000 (or to the extent in excess of $5,000,000, in integral multiples of $1,000,000 thereof) or in full if the balance outstanding is less. All optional prepayments are subject to certain premiums between 101% to 107%.

 PRICE RANGE OF COMMON STOCK AND RELATED MATTERS

Our common stock had been listed on the NASDAQ Capital Market under the symbol TWER from May 31, 2007 until November 30, 2016. Effective December 1, 2016, the Company moved to trade on OTCQB under the symbol TWER. The following table sets forth the high and low sales prices as reported on the NASDAQ Capital Market for the period from January 1, 2015 through November 30, 2016 and OTCQB from December 1, 2016 through March 31, 2017. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. All stock prices included in the following table are adjusted for the 1 for 20 reverse split of our common stock effected on July 7, 2016 but not the Listing Reverse Split to be implemented in connection with this offering.

Fiscal Year 2017	HIGH	LOW

First Quarter	$.21	$.10

Fiscal Year 2016	HIGH	LOW

First Quarter	$8.00	$2.00
Second Quarter	$11.40	$2.40
Third Quarter	$4.17	$1.18
Fourth Quarter	$1.56	$0.18

Fiscal Year 2015	HIGH	LOW

First Quarter	$51.00	$32.40
Second Quarter	$45.80	$34.40
Third Quarter	$43.00	$20.40
Fourth Quarter	$22.00	$5.60

The last reported sales price of our common stock on the OTCQB on December 31, 2016 was $0.18 and on June 26, 2017, the last reported sales price was $0.14. According to the records of our transfer agent, as of June 26, 2017, there were 39 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock in the foreseeable future. Rather, we expect to retain future earnings (if any) to fund the operation and expansion of our business and for general corporate purposes.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our pro forma net tangible book value per share as of March 31, 2017 was approximately ($11,222,766), or $(0.46) per share after giving effect to the conversion of preferred shares into shares of common stock from April 1, 2017 through and immediately prior to the date of this prospectus. After giving effect to the sale by us of               shares of common stock offered by this prospectus at a public offering price of  $             per share and after deducting underwriting discounts and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2017 would have been approximately $            , or $              per share. This represents an immediate increase in pro forma net tangible book value of  $     per share to existing stockholders and an immediate dilution of $              per share to new investors purchasing our common stock in this offering. The following table illustrates the per share dilution:

Assumed public offering price per common share	$

Pro forma net tangible book value per common share as of March 31, 2017
Increase in pro forma net tangible book per common share attributable to this offering
Adjusted pro forma net tangible book value per common share after this offering

Dilution in pro forma net tangible book value per common share to new investors	$

The information above does not give effect to the Listing Reverse Split and assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, our net tangible book value per share after giving effect to this offering would be $              per share, and the dilution in net tangible book value per share to investors in this offering would be $                per share.

This table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the public offering price per share in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2017:

●	On an actual basis;

●	On a proforma basis to give effect to the conversion of shares of our preferred stock into common stock; and

●

On a pro forma as adjusted basis to give effect to (i) the Listing Reverse Split and (ii) the receipt of $                in net proceeds as previously discussed through the issuance of   shares of common stock in this offering at an assumed public offering price of $  per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

You should consider this table in conjunction with “Use of Proceeds”, “Description of Securities” and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of March 31, 2017
	Reported	Pro Forma		Pro Forma
	(Restated)			As Adjusted
				For This
				Offering

Long-term debt, net of debt discount and deferred financing costs of $ 1,513,042	$-	$32,099,766	(6)	$

Stockholders' deficit:

Preferred stock, par value $0.001; 5,000,000 shares authorized

Series A Preferred - No shares issued or outstanding	-	-

Series B Convertible Preferred - No shares issued or outstanding	-	-

Series C Convertible Preferred - No shares issued or outstanding	-	-

Series D Convertible Preferred - 1,233 shares issued and outstanding as of March 31, 2017 with a liquidation value of $1,233,000	2	-	(2)

Series E Convertible Preferred - No shares issued or outstanding	-	-

Series F Convertible Preferred - 843 shares issued and outstanding as of March 31, 2017 with a liquidation value of $843,000	1	-	(3)

Series G Convertible Preferred - 938 shares issued and outstanding with a liquidation value of $938,000	-	1	(2)

Series H Convertible Preferred - 938 shares issued and outstanding with a liquidation value of $938,000	-	1	(3)

Common stock, par value $0.001; 200,000,000 shares authorized; 20,779,503 shares issued and outstanding as of March 31, 2017; 24,275,503 shares issued and outstanding as of "Pro-Forma as Adjusted"; 00,000,000 shares issued and outstanding as of "Pro Forma as Adjusted For This Offering"	20,779	24,275	(1)(4)

Additional paid-in capital	174,133,626	174,130,131	(1)(4)

Accumulated deficit	(180,468,287)	(180,468,287)

Total stockholders' deficit	(6,313,879)	(6,313,879)

Total capitalization	$(6,313,879)	$25,785,887		$

Pro Forma Adjustments:

1)	Reflects the conversion of 200 shares of Series F Convertible Preferred Stock into 1,000,000 shares of common stock on various dates in April 2017

2)	Reflects the conversion of 1,233 shares of Series D Convertible Preferred Stock into 938 shares of Series G Convertible Preferred Stock on May 26, 2017

3)	Reflects the conversion of 643 shares of Series F Convertible Preferred Stock into 938 shares of Series H Convertible Preferred Stock on May 26, 2017

4)	Reflects the conversion of a total of 312 shares of Series H Convertible Preferred Stock into 2,496,000 shares of common stock on May 30, 2017 and June 2, 2017

5)	Reflects the sales of shares of common stock at per share for net proceeds of .

6)	Reflects the reclassification of long-term debt for the receipt of a waiver of a debt covenant violation on June 14, 2017, retroactive to March 31, 2017.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table includes (i) consolidated statement of operations data for the years ended December 31, 2016 and 2015 and the three months ended March 31, 2017 (unaudited) and 2016 (unaudited) and summary consolidated balance sheet data as of December 31, 2016 and 2015 and March 31, 2017 (unaudited), derived from our audited and unaudited consolidated financial statements and related notes which are included elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance.

Certain operating expenses in these financial statements have been reclassified to conform to the presentation in the current condensed consolidated financial statements. These reclassifications had no impact upon the previously reported net losses.

You should read this information together with the sections entitled “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Years Ended December 31,		Three Months Ended
			March 31,
	2016	2015	2017	2016
			(unaudited)	(unaudited)
Revenues	$26,895,613	$27,905,023	$6,572,317	$6,734,090

Operating expenses	40,428,449	40,494,997	9,113,105	10,388,465

Operating Loss	(13,532,836)	(12,589,974)	(2,540,788)	(3,654,375)

Other income (expense):
Interest, net	(6,605,222)	(6,652,786)	(1,273,901)	(1,607,120)
Gain on business acquisitions	-	-	-	-
Other	-	-	1,629	-
Total other income	(6,605,222)	(6,652,786)	(1,272,272)	(1,607,120)

Loss before income taxes	(20,138,058)	(19,242,760)	(3,813,060)	(5,261,495)

(Provision for) benefit from income taxes	(56,663)	37,562	-	-

Loss from continuing operations	(20,194,721)	(19,205,198)	(3,813,060)	(5,261,495)

Loss from discontinued operations	(241,775)	(21,277,604)	-	(1,731,825)

Net Loss	(20,436,496)	(40,482,802)	(3,813,060)	(6,993,320)
Deemed dividend to Series D preferred stockholders	(1,721,745)	-	-	-
Net loss attributable to common stockholders	(22,158,241)	$(40,482,802)	$(3,813,060)	$(6,993,320)

Net loss per share - Basic and diluted
Continuing operations	$(3.65)	$(5.65)	$(0.19)	$(1.55)
Discontinued operations	(0.04)	(6.26)	-	(0.51)
Total net loss per share	$(3.69)	$(11.91)	$(0.19)	$(2.06)

Weighted average common shares outstanding	5,997,650	3,396,583	19,717,264	3,402,540

	As of December 31,		As of March 31,
	2016	2015	2017	2016
	Restated		(unaudited) Restated	(unaudited)
Cash and cash equivalents	$12,272,444	$15,116,531	$11,068,153	$9,640,720
Working capital (Deficiency)	$(22,581,415)	$13,506,611	$(24,388,305)	$3,834,135
Total assets	$34,392,837	$47,029,839	$31,415,173	$39,194,777

Non-current debt and other liabilities	$1,220,940	$35,527,976	$1,044,175	$35,551,287
Stockholders’ equity (deficit)	$(2,853,458)	$2,545,687	$(6,313,879)	$(4,120,548)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes appearing elsewhere in this Prospectus. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” set forth in the beginning of this Prospectus, and see “Risk Factors” beginning on page 12 for a discussion of certain risk factors applicable to our business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Segment Information

Upon its formation in 2013, the Company determined that the Shared Wireless Infrastructure business represented a separate business segment which was reported as the "Shared Wireless Infrastructure" or "Shared Wireless" segment. The Company's existing business which provides fixed wireless services to businesses was reported as the "Fixed Wireless" business segment. The Company also established a Corporate Group so that centralized operating activities which supported both business segments could be reported separately. During the fourth quarter of 2015, the Company determined to exit the Shared Wireless infrastructure business. As a result, the operating results of the Shared Wireless business are reported as discontinued operations in these financial statements. The operating results of the Fixed Wireless segment are also referred to as Continuing Operations. Costs associated with the Corporate Group are included in continuing operations.

Overview - Fixed Wireless

We provide fixed wireless broadband services to commercial customers and deliver access over a wireless network transmitting over both licensed and unlicensed radio spectrum. Our service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. We currently provide service to business customers in twelve metropolitan markets.

Characteristics of our Revenues and Expenses

We offer broadband services under agreements for periods normally ranging between one to three years. Pursuant to these agreements, we bill customers on a monthly basis, in advance, for each month of service. Payments received in advance of services performed are recorded as deferred revenues and recognized as revenue ratably over the service period.

Infrastructure and access expenses relate directly to maintaining our network and providing connectivity to our customers. Infrastructure primarily relates to our Points-of-Presence ("PoPs") where we install a substantial amount of equipment, mostly on the roof, which we utilize to connect numerous customers to the internet. We enter into long term lease agreements to maintain our equipment on these PoPs and these rent payments comprise the majority of our infrastructure and access costs. Access expenses primarily consist of bandwidth connectivity agreements that we enter into with national service providers.

Network operations costs relate to the daily operations of our network and ensuring that our customers have connectivity within the terms of our service level agreement. We have employees based in our largest markets who are dedicated to ensuring that our network operates effectively on a daily basis. Other employees monitor network operations from our network operating center which is located at our corporate headquarters. Payroll comprises approximately 55% to 60% of network operations costs. Information technology systems and support comprises approximately 15% to 20% of network operations costs.

Customer support costs relate to our continuing communications with customers regarding their service level agreement. Payroll comprises approximately 83% to 88% of customer support costs. Other costs include travel expenses to service customer locations, shipping, troubleshooting, and facilities related expenses.

Sales and marketing expenses primarily consist of the salaries, benefits, travel and other costs of our sales and marketing teams, as well as marketing initiatives and business development expenses.

General and administrative expenses include costs attributable to corporate overhead and the overall support of our operations. Salaries and other related payroll costs for executive management and finance personnel are included in this category. Other costs include accounting, legal and other professional services, and other general operating expenses.

Overview - Shared Wireless Infrastructure

In January 2013, the Company incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”), to operate a new business designed to leverage its fixed wireless network in urban markets to provide other wireless technology solutions and services. Hetnets built a carrier-class network which offered a shared wireless infrastructure platform, primarily for (i) co-location of customer owned antenna and related equipment and (ii) Wi-Fi access and offloading. The Company referred to this as its “Shared Wireless Infrastructure” or “Shared Wireless” business. During the fourth quarter of 2015, the Company determined to exit this business and curtailed activities in its smaller markets. The remaining network, located in New York City (or “NYC”), was the largest and had a lease access contract with a major cable company. As a result, the Company explored opportunities during the fourth quarter of 2015 and continuing into the first quarter of 2016 to sell the NYC network.

As further described in Note 4 to our consolidated financial statements for the fiscal year ended December 31, 2016, on March 9, 2016, the Company completed a sale and transfer of certain assets to the major cable company (the “Buyer”). The asset purchase agreement ("Agreement") provided that the Buyer would assume certain rooftop leases in NYC and acquire ownership of the Wi-Fi access points and related equipment associated with operating the network. The Company retained ownership of all backhaul and related equipment and the parties entered into a backhaul services agreement under which the Company will provide bandwidth to the Buyer at the locations governed by the leases. The Agreement is for a three-year period with two, one year renewals and is cancellable by the Buyer on sixty days’ notice. The operating results and cash flows for Hetnets have been presented as discontinued operating results in these consolidated financial statements. Assets associated with the NYC network were presented as Assets Held for Sale as of December 31, 2015.

Reverse Stock Split

On July 7, 2016, the Company effected a one-for-twenty reverse stock split of its common stock. Consequently, all earnings per share and other share related amounts and disclosures have been retroactively adjusted for all periods presented.

Results of Operations

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Continuing Operations – Fixed Wireless

Revenues. Revenues totaled $26,895,613 during the year ended December 31, 2016 compared to $27,905,023 during the year ended December 31, 2015 representing a decrease of $1,009,410, or 4%. The decrease principally related to a 7% decrease in the base of customers billed on a monthly recurring basis offset by a 3% increase in rates charged to customers.

Customer Churn. Customer churn, calculated as a percent of revenue lost on a monthly basis from customers terminating service or reducing their service level, totaled 1.70% during the year ended December 31, 2016 compared to 1.87% during the year ended December 31, 2015. Effective January 1, 2016, we have modified our methodology to conform to common practice in the telecommunications industry. Revenue adjustments associated with customers who are modifying the (i) amount of their bandwidth or (ii) the pricing terms of their contract will no longer be included in the calculation of customer churn. Customer churn calculated under the previous methodology would have totaled 2.00% and 2.07% for the years ended December 31, 2016 and 2015, respectively. Churn levels can fluctuate from period to period depending upon whether customers move to a location not serviced by the Company, go out of business, or a myriad of other reasons.

Infrastructure and Access. Infrastructure and access totaled $10,294,523 for the year ended December 31, 2016 compared to $10,073,835 for the year ended December 31, 2015 representing an increase of $220,688, or 2%. The increase primarily relates to our tower rental expense.

Depreciation and Amortization. Depreciation and amortization totaled $10,875,935 during the year ended December 31, 2016 compared to $9,643,583 during the year ended December 31, 2015 representing an increase of $1,232,352 or 13%. Depreciation expense totaled $9,417,612 during the year ended December 31, 2016 compared to $9,251,311 during the year ended December 31, 2015 representing an increase of $166,301, or 2%. The increase primarily related to the transfer of certain assets during the first quarter of 2016 from discontinued operations to continuing operations.

Amortization expense totaled $1,458,323 during the year ended December 31, 2016 compared to $392,272 during the year ended December 31, 2015 representing an increase of $1,066,051, or more than 100%. Amortization expense relates to customer related intangible assets recorded in connection with acquisitions and can fluctuate significantly from period to period depending upon the timing of acquisitions, the relative amounts of intangible assets recorded, and the amortization periods. The increase related entirely to amortization associated with the shared wireless infrastructure transaction described in the section above which closed in March 2016.

Network Operations. Network operations totaled $5,185,105 for the year ended December 31, 2016 compared to $5,192,117 for the year ended December 31, 2015 representing a decrease of $7,012, or less than 1%. Payroll costs totaled $2,923,145 in the 2016 period compared to $2,860,803 in the 2015 period representing an increase of $62,342 or 2%. Information technology support expenses totaled $922,684 in the 2016 period compared to $1,044,683 in the 2015 period representing a decrease of $121,999 or 12%, as the Company internally absorbed certain functions that were previously provided by third parties. Network support costs totaled $638,266 for the year ended December 31, 2016 compared to $745,849 for the year ended December 31, 2015 representing a decrease of $107,583, or 14%. These costs can fluctuate from period to period and the dollar change is not meaningful.

Customer Support. Customer support totaled $1,858,314 for the year ended December 31, 2016 compared to $2,500,553 for the year ended December 31, 2015 representing a decrease of $642,239, or 26%. Payroll expense totaled $1,629,230 during the 2016 period compared to $2,087,457 during the 2015 period representing a decrease of $458,227, or 22%. Average headcount was lower in the 2016 period as the Company consolidated departments and improved efficiencies. Other customer support costs totaled $229,084 for the year ended December 31, 2016 compared to $413,096 for the year ended December 31, 2015 representing a decrease of $184,012, or 45%. This decrease was principally attributable to lower customer troubleshooting costs which can fluctuate from period to period.

Sales and Marketing. Sales and marketing expenses totaled $3,936,915 during the year ended December 31, 2016 compared to $6,034,383 during the year ended December 31, 2015 representing a decrease of $2,097,468, or 35%. Payroll costs totaled $2,591,201 during the 2016 period compared to $4,032,684 during the 2015 period representing a decrease of $1,441,483, or 36%. The decrease related to lower headcount in connection with the closing of our sales office in Florida as well as additional sales reductions made at our corporate headquarters in the first quarter of 2016. Advertising expenses totaled $245,230 during the 2016 period as compared to $1,052,623 during the 2015 period representing a decrease of $807,393, or 77%. The Company has significantly reduced its Internet marketing initiatives in connection with its current marketing focus on specific businesses in certain connected buildings rather than marketing broadly to all businesses in a market. Outside commissions totaled $792,365 in the 2016 period compared to $603,529 in the 2015 period representing an increase of $188,836, or 31%. The increase relates almost exclusively to the Company’s residual program which pays continuing commissions as long as the referred business is a customer.

General and Administrative. General and administrative expenses totaled $7,777,657 during the year ended December 31, 2016 compared to $7,050,526 during the year ended December 31, 2015 representing an increase of $727,131 or 10%. Stock based compensation totaled $1,518,134 during the 2016 period compared to $1,024,246 during the 2015 period representing an increase of $493,888, or 48%. Stock-based compensation can fluctuate significantly from period to period depending on the timing, quantity and valuation of stock option grants. Payroll costs increased to $1,995,023 in the 2016 period compared to $1,968,550 in the 2015 period representing an increase of $26,473, or 1%. The increase related to severance payments to our former Chief Executive Officer. Public company fees totaled $1,129,646 during the 2016 period compared to $444,937 during the 2015 period representing an increase of $684,709, or more than 100%. This increase related primarily to additional services provided by investor relation firms during 2016. Professional services fees totaled $1,482,556 for the year ended December 31,2016 compared to $1,187,948 for the year ended December 31, 2015 representing an increase of $294,608, or 25%. This increase related primarily to the restructuring of the business during 2016. Corporate travel expenses totaled $95,615 in the 2016 period compared to $405,423 in the 2015 period representing a decrease of $309,808, or 76%. The decrease related to the cancellation of the Company's President’s Club trip for top performers and lower travel expenses at the executive level. Customer related expenses decreased by approximately $101,622 in the 2016 period due to lower bad debt expense compared to the 2015 period.

Loss on Extinguishment of Debt. Loss on extinguishment of debt totaled $500,000 for the year ended December 31, 2016 compared with zero for the year ended December 31, 2015 representing an increase of $500,000, or 100%. This charge relates to the exchange of $5,000,000 in long-term debt for Series D Preferred Stock as more fully described in Note 9, Long-Term Debt and Note 10(j), Capital Stock, in the financial statements.

Interest Expense, Net. Interest expense, net totaled $6,605,222 during the year ended December 31, 2016 compared to $6,652,786 during the year ended December 31, 2015 representing a decrease of $47,564 or approximately 1%. Cash and non-cash interest expense in 2016 totaled $2,998,629 and $3,494,262, respectively. Cash and non-cash interest expense in 2015 totaled $2,906,695 and $3,539,722, respectively. Such decreases are attributable to the $5,000,000 reduction of debt as more fully described in Note 9, Long-Term Debt. Non-cash interest expense included payment-in-kind interest, and the amortization of (i) debt issuance costs, and (ii) discounts associated with (a) original issuance pricing and (b) fair value of warrants issued in connection with the financing.

Loss from Continuing Operations. Loss from continuing operations totaled $20,194,721 during the year ended December 31, 2016 compared to $19,205,198 during the year ended December 31, 2015 representing an increase of $989,523, or 5%.

Deemed Dividend. This deemed dividend of $1,721,745 during the year ended December 31, 2016 is related to modifications of the conversion terms of the Series D Preferred Stock. There were no similar transactions during the prior year.

Discontinued Operations – Shared Wireless

The captions discussed below can be found in Note 4, Discontinued Operations, in the financial statements.

Revenues. Revenues for the Shared Wireless business totaled $553,302 during the year ended December 31, 2016 compared to $3,370,181 during the year ended December 31, 2015 representing a decrease of $2,816,879 or 84%. The decrease primarily related to our contract with a major cable company which was terminated in March 2016 resulting in only two months of revenue in the 2016 period compared to twelve months of revenue in the 2015 period.

Infrastructure and Access. Infrastructure and access totaled $965,596 during the year ended December 31, 2016 compared to $19,292,571 during the year ended December 31, 2015 representing a decrease of $18,326,975, or 95%. During the quarter ended December 31, 2016, we determined that our liability for leases agreements related to discontinued operations should be reduced by $1,557,626 to $1,240,000 to reflect the revised estimate of the remaining obligations in connection with those leases. Loss on fixed assets totaled $528,364 during the year ended December 31, 2016 compared to zero during the year ended December 31, 2015. During the first quarter of 2016, the Company sold certain network infrastructure assets to a major cable company. The Company determined to shut down the remaining network locations and recognized a loss of $528,364 which represented the net book value of capitalized installation costs as well as equipment which could not be redeployed into the fixed wireless network.

Depreciation. Depreciation totaled $638,681 during the year ended December 31, 2016 compared to $4,032,219 during the year ended December 31, 2015 representing a decrease of $3,393,538 or 84%. All business activities associated with the shared wireless business were terminated during the first quarter of 2016.

Network Operations. Network operations totaled $192,947 during the year ended December 31, 2016 compared to $793,886 during the year ended December 31, 2015 representing a decrease of $600,939, or 76%. Certain costs were incurred in the 2016 period related to the termination of the business. The 2015 period primarily related to payroll expenses.

Customer Support. Customer support services totaled $69,804 during the year ended December 31, 2016 compared to $383,155 during the year ended December 31, 2015 representing a decrease of $313,351 or 82%. The business was terminated in early March 2016.

Sales and Marketing. Sales and marketing expenses totaled $246 during the year ended December 31, 2016 compared to $145,954 during the year ended December 31, 2015 representing a decrease of $145,708, or 100%. The decrease reflects a lack of sales and marketing efforts prior to terminating the business in March 2016.

General and Administrative. General and administrative expenses totaled $105,545 during the year ended December 31, 2016 compared to zero during the year ended December 31, 2015. The increase reflects professional services fees incurred in the 2016 period for terminating the business.

Loss from Discontinued Operations. Loss from discontinued operations for the year ended December 31, 2016 totaled $241,775 compared to $21,277,604 for the year ended December 31, 2015 representing an increase of $21,035,829. Infrastructure and access costs decreased by $18,326,975 and depreciation decreased by $3,393,538. Gain on sale of assets increased by $1,177,742.

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

Continuing Operations – Fixed Wireless

Revenues. Revenues totaled $6,572,317 during the three months ended March 31, 2017 compared to $6,734,090 during the three months ended March 31, 2016 representing a decrease of $161,773, or 2%. The decrease principally related to a less than 1% decrease in the base of customers billed on a monthly recurring basis and a lower overall average revenue per user.

Customer Churn. Customer churn, calculated as a percent of revenue lost on a monthly basis from customers terminating service or reducing their service level, totaled 1.39% during the three months ended March 31, 2017 compared to 1.65% during the three months ended March 31, 2016. Churn levels can fluctuate from period to period depending upon whether customers move to a location not serviced by the Company, go out of business, or a myriad of other reasons.

Infrastructure and Access. Infrastructure and access totaled $2,708,311 for the three months ended March 31, 2017 compared to $2,570,747 for the three months ended March 31, 2016 representing an increase of $137,564, or 5%. The increase primarily relates to increased tower rental expense partially offset by lower bandwidth costs.

Depreciation and Amortization. Depreciation and amortization totaled $2,433,501 during the three months ended March 31, 2017 compared to $2,527,647 during the three months ended March 31, 2016 representing a decrease of $94,146 or 4%. Depreciation expense totaled $2,015,617 during the three months ended March 31, 2017 compared to $2,322,974 during the three months ended March 31, 2016 representing a decrease of $307,357, or 13%.

Amortization expense totaled $417,884 during the three months ended March 31, 2017 compared to $204,673 during the three months ended March 31, 2016 representing an increase of $213,211, or more than 100%. Amortization expense relates to customer related intangible assets recorded in connection with acquisitions and can fluctuate significantly from period to period depending upon the timing of acquisitions, the relative amounts of intangible assets recorded, and the amortization periods. The increase is related entirely to amortization associated with the shared wireless infrastructure transaction described in the section above which closed in March 2016.

Network Operations. Network operations totaled $1,200,907 for the three months ended March 31, 2017 compared to $1,272,168 for the three months ended March 31, 2016 representing a decrease of $71,261, or 6%. Payroll costs totaled $719,366 in the 2017 period compared to $771,839 in the 2016 period representing a decrease of $52,473, or 7%. Information technology support expenses totaled $224,149 in the 2017 period compared to $254,084 in the 2016 period representing a decrease of $29,935, or 12%, due primarily to staffing reductions. These costs can fluctuate from period to period and the dollar change is not meaningful.

Customer Support. Customer support totaled $367,682 for the months ended March 31, 2017 compared to $543,191 for the three months ended March 31, 2016 representing a decrease of $175,509, or 32%. Payroll expense totaled $308,939 during the 2017 period compared to $416,098 during the 2016 period representing a decrease of $107,159, or 26%. Average headcount was lower in the 2017 period as the Company consolidated departments and improved efficiencies. Other customer support costs totaled $58,743 for the three months ended March 31, 2017 compared to $127,093 for the three months ended March 31, 2016 representing a decrease of $68,350, or 54%. This decrease was principally attributable to lower customer troubleshooting costs which can fluctuate from period to period.

Sales and Marketing. Sales and marketing expenses totaled $864,976 during the three months ended March 31, 2017 compared to $1,494,920 during the three months ended March 31, 2016 representing a decrease of $629,944, or 42%. Payroll costs totaled $552,999 during the 2017 period compared to $966,855 during the 2016 period representing a decrease of $413,856, or 43%. The payroll decrease related to lower headcount associated with cost savings initiatives and the closure of our Florida sales office in the first quarter of 2016. Advertising expenses totaled $18,275 during the 2017 period as compared to $183,077 during the 2016 period representing a decrease of $164,802, or 90%. The Company has significantly reduced its Internet marketing initiatives in connection with its current marketing focus on specific businesses in certain connected buildings rather than marketing broadly to all businesses in a market. Other costs totaled $79,449 during the three months ended March 31, 2017 compared to $139,059 during the three months ended March 31, 2016 representing a decrease of $59,610, or 43%. The decrease relates primarily to the decision to close the Florida sales office in 2016. Outside commissions totaled $214,252 in the 2017 period compared to $205,929 in the 2016 period representing an increase of $8,323, or 4%. The increase relates almost exclusively to the Company’s residual program which pays continuing commissions as long as the referred business is a customer.

General and Administrative. General and administrative expenses totaled $1,537,728 during the three months ended March 31, 2017 compared to $1,979,792 during the three months ended March 31, 2016 representing a decrease of $442,064, or 22%. Payroll costs decreased to $423,725 in the 2017 period compared to $764,707 in the 2016 period representing a decrease of $340,982, or 45%. The decrease related to severance payments made in 2016 to the former Chief Executive Officer and lower headcount associated with staffing reductions. Stock based compensation totaled $352,335 during the 2017 period compared to $318,169 during the 2016 period representing an increase of $34,166, or 11%. Stock-based compensation can fluctuate significantly from period to period depending on the timing, quantity and valuation of stock option grants. Corporate travel expenses totaled $19,169 in the 2017 period compared to $48,853 in the 2016 period representing a decrease of $29,684, or 61%. The decrease related to cost savings initiatives associated with headcount reductions and the closure of the Florida sales office. Non-recurring expenses decreased to $2,751 for the three months ended March 31, 2017 compared to $31,925 for the three month period ended March 31, 2016 representing a decrease of $29,174, or 91%. The decrease primarily relates to acquisition related professional fees incurred in 2016. Other expenses decreased to $150,111 for the three months ended March 31, 2017 compared to $187,585 for the three month period ended March 31, 2016 representing a decrease of $37,474, or 20%. The decrease primarily relates to decreased insurance costs and tax expenses.

Interest Expense, Net. Interest expense, net totaled $1,273,901 during the three months ended March 31, 2017 compared to $1,607,120 during the three months ended March 31, 2016 representing a decrease of $333,219, or 20%. Interest expense relates to the $35 million secured term loan which closed in October 2014. The decrease is primarily attributable to the $5,000,000 reduction of debt in the fourth quarter of 2016.

Discontinued Operations – Shared Wireless

Revenues. Revenues for the Shared Wireless business totaled zero during the three months ended March 31, 2017 compared to $553,302 during the three months ended March 31, 2016 representing a decrease of $553,302, or 100%. The decrease primarily related to our contract with a major cable company which was terminated in March 2016 resulting in no revenue for the three months ended March 31, 2017 versus two months of revenue in the 2016 period.

Infrastructure and Access. Infrastructure and access totaled zero during the three months ended March 31, 2017 compared to $2,523,222 during the three months ended March 31, 2016 representing a decrease of $2,523,222, or 100%. Rent expense for rooftop locations totaled zero in the 2017 period compared to $1,900,791 in the 2016 period representing a decrease of $1,900,791, or 100%. All business activities associated with the shared wireless business were terminated in the first quarter of 2016. Loss on fixed assets totaled zero during the three months ended March 31, 2017 compared to $528,364 during the three months ended March 31, 2016. During the first quarter of 2016, the Company sold certain network infrastructure assets to a major cable company. The Company determined to shut down the remaining network locations and recognized a loss of $528,364 which represented the net book value of capitalized installation costs as well as equipment which could not be redeployed into the fixed wireless network.

Depreciation. Depreciation totaled zero during the three months ended March 31, 2017 compared to $638,681 during the three months ended March 31, 2016 representing a decrease of $638,681, or 100%. All business activities associated with the shared wireless business were terminated in the first quarter of 2016.

Network Operations. Network operations totaled zero during the three months ended March 31, 2017 compared to $183,583 during the three months ended March 31, 2016 representing a decrease of $183,583, or 100%. Payroll expense totaled zero during the 2017 period compared to $145,066 during the 2016 period representing a decrease of $145,066. The business was terminated in early March 2016. Other costs totaled zero during the 2017 period compared to $38,517 during the 2016 period representing a decrease of $38,517. Certain costs were incurred in the 2016 period related to the termination of the business.

Customer Support Services. Customer support services totaled zero during the three months ended March 31, 2017 compared to $69,804 during the three months ended March 31, 2016 representing a decrease of $69,804, or 100%. The business was terminated in early March 2016.

General and Administrative. General and administrative expenses totaled zero during the three months ended March 31, 2017 compared to $47,333 during the three months ended March 31, 2016. The decrease reflects professional services fees incurred in the 2016 period for terminating the business.

Loss from Discontinued Operations. Loss from discontinued operations for the three months ended March 31, 2017 totaled zero compared to $1,731,825 for the three months ended March 31, 2016 representing a decrease of $1,731,825, or 100%, and reflects the termination of the business in March 2016.

Liquidity and Capital Resources

As of March 31, 2017, the Company had cash and cash equivalents of approximately $11.1 million and working capital deficiency of approximately $24.4 million. The Company has incurred significant operating losses since inception and continues to generate losses from operations and as of March 31, 2017, the Company has an accumulated deficit of $180.5 million. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date our financial statements were issued in connection with the filing of our Quarterly Report for the period ended March 31, 2017. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Historically, the Company has financed its operation through private and public placement of equity securities, as well as debt financing and capital leases. The Company’s ability to fund its longer term cash requirements is subject to multiple risks, many of which are beyond its control. The Company intends to raise additional capital, either through debt or equity financings or through the potential sale of the Company’s assets in order to achieve its business plan objectives. Management believes that it can be successful in obtaining additional capital; however, no assurance can be provided that the Company will be able to do so. There is no assurance that any funds raised will be sufficient to enable the Company to attain profitable operations or continue as a going concern. To the extent that the Company is unsuccessful, the Company may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

On June 20, 2016, the Company raised $2,280,000 in a private placement offering of common stock and warrants and received net proceeds of $2,236,250.

On July 7, 2016, the Company raised $1,250,000 in a private placement offering of convertible preferred stock and warrants and received net proceeds of $1,194,737.

On September 12, 2016, the Company raised $4,000,000 in a registered public offering of common shares and received net proceeds of $3,378,280.

On November 1, 2016, the underwriter of the September 12, 2016 registered public offering exercised an over-allotment option and the Company raised $600,000 from the sale of common stock and received net proceeds of $528,150.

On November 8, 2016, the Company entered into a series of agreements wherein $5,000,000 of the Company’s senior secured debt due to Melody Business Financing, LLC was canceled and the Company simultaneously issued 1,000 shares of Series D Preferred Stock and warrants to purchase 4,000,000 shares of common stock at an exercise price of $1.15 per share.  The cancellation of that debt serves to reduce the balloon payment due in October 2019 by that amount and reduce interest payments by $400,000 on an annual basis.

On November 22, 2016, the Company raised $1,000,000 in a private placement offering of preferred stock and received net proceeds of $827,635.

Continuing Operations

Net Cash Used In Operating Activities.

Net cash used in operating activities for the three months ended March 31, 2017 totaled $311,479 compared to $2,660,522 for the three months ended March 31, 2016 representing a decrease of $2,349,043. Revenues generated from continuing operations were $161,773 lower in the 2017 period which adversely impacted cash flows available to support operating activities. Changes in operating assets and liabilities provided cash of $123,916 during the 2017 period but used cash of $1,048,542 in 2016 which represented a total difference of $1,125,358. Changes in operating assets and liabilities generally represent timing differences regarding payments and receipts, and are normally not indicative of operating results.

Net cash used in operating activities for the year ended December 31, 2016 totaled $6,188,647 compared to $4,357,230 for the year ended December 31, 2015 representing an increase of $1,831,417, or 42%. Revenues generated from continuing operations were $1,009,410 lower in the 2016 period which adversely impacted cash flows available to support operating activities. Cash operating expenses incurred from continuing operations were $176,580 lower in the 2016 period which positively impacted cash flows available to support operating activities.

Net Cash Used in Investing Activities.

Net cash used in investing activities for the three months ended March 31, 2017 totaled $567,063 compared to $610,337 for the three months ended March 31, 2016 representing a decrease of $43,274. Cash capital expenditures totaled $556,530 in the 2017 period compared to $625,976 in the 2016 period representing a decrease of $69,446. The Company was able to redeploy certain equipment from its discontinued operations to support its continuing operations, thereby lowering capital expenditures in the 2017 period. Capital expenditures can fluctuate from period to period depending upon the number of customer additions and upgrades, network construction activity related to increasing capacity or coverage, and other related reasons.

Net cash used in investing activities for the year ended December 31, 2016 totaled $2,322,429 compared to $6,495,881 for the year ended December 31, 2015 representing a decrease of $4,173,452, or 64%. Cash capital expenditures totaled $2,361,601 in the 2016 period compared to $6,487,040 in the 2015 period representing a decrease of $4,125,439, or 64%. The Company was able to redeploy certain equipment from its discontinued operations to support its continuing operations, thereby lowering capital expenditures in the 2016 period. Capital expenditures can fluctuate from period to period depending upon the number of customer additions and upgrades, network construction activity related to increasing capacity or coverage, and other related reasons.

Net Cash Provided by (Used in) Financing Activities.

Net cash used in financing activities for the three months ended March 31, 2017 totaled $254,496 compared to $234,822 for the three months ended March 31, 2016 representing an increase of $19,674. The majority of the payments for both periods related to capital lease payments.

Net cash provided by financing activities for the year ended December 31, 2016 totaled $7,213,677 compared to net cash used in financing activities of $973,819 for the year ended December 31, 2015 representing an increase of $8,187,496. During the 2016 period, we completed three common stock offerings which resulted in net proceeds of $6,142,680 and two preferred stock offerings which resulted in net proceeds of $2,022,372.

Discontinued Operations

Net Cash Used In Operating Activities.

Net cash used in operating activities for the three months ended March 31, 2017 totaled $71,253 compared to $2,094,260 for the three months ended March 31, 2016 representing a decrease of $2,023,007. Operating activities for the discontinued business were terminated in March 2016.

Net cash used in operating activities for the year ended December 31, 2016 totaled $1,546,688 compared to $10,896,524 for the year ended December 31, 2015 representing a decrease of $9,349,836, or 86%. Operating activities for the discontinued business were terminated in March 2016 which resulted in lower cash requirements for the 2016 period.

Net Cash Provided by (Used in) Investing Activities.

Net cash provided by investing activities for the three months ended March 31, 2017 totaled zero compared to $124,130 for the three months ended March 31, 2016.

Net cash used in investing activities for the year ended December 31, 2016 were zero compared to $187,524 for the year ended December 31, 2015 representing a decrease of $187,524. Cash capital expenditures totaled $187,524 in the 2015 period compared to zero in the 2016 period which reflected the Company’s decision to exit the shared wireless infrastructure business.

In January 2013, the Company incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”), to operate a new business designed to leverage its fixed wireless network in urban markets to provide other wireless technology solutions and services. Hetnets built a carrier-class network which offered a shared wireless infrastructure platform, primarily for (i) co-location of customer owned antenna and related equipment and (ii) Wi-Fi access and offloading. The Company referred to this as its “Shared Wireless Infrastructure” or “Shared Wireless” business. During the fourth quarter of 2015, the Company determined to exit this business and curtailed activities in its smaller markets. The remaining network, located in New York City (or “NYC”), was the largest and had a lease access contract with a major cable company. As a result, the Company explored opportunities during the fourth quarter of 2015 and continuing into the first quarter of 2016 to sell the New York City network.

On March 9, 2016, the Company completed a sale and transfer of certain assets to a major cable company (the “Buyer”). The asset purchase agreement (“Agreement”) provided that the Buyer would assume certain rooftop leases in NYC and acquire ownership of the Wi-Fi access points and related equipment associated with operating the network. The Company retained ownership of all backhaul and related equipment and the parties entered into a backhaul services agreement under which the Company will provide internet bandwidth to the Buyer at the locations governed by the leases. The Agreement is for a three year period with two, one year renewals and is cancellable by the Buyer on sixty days’ notice. The net effect of the Buyer (i) assuming certain rooftop leases, (ii) entering into a backhaul services agreement, and (iii) terminating the access agreement is projected to result in a net reduction in cash requirements of approximately $6 million annually. During the first quarter of 2016, the Company determined that it would not be able to sell the remainder of the New York City network, and accordingly, all remaining assets are being redeployed into the fixed wireless network or written off. The operating results and cash flows for Hetnets have been reclassified and presented as discontinued operating results for all periods presented in these condensed consolidated financial statements.

Other Considerations

Debt Financing. In October 2014, we entered into a loan agreement (the “Loan Agreement”) with Melody Business Finance, LLC (the “Lender”). The Lender provided us with a five-year $35,000,000 secured term loan (the “Financing”). The Financing was issued at a 3% discount and the Company incurred $2,893,739 in debt issuance costs. Net proceeds were $31,056,260.

The loan bears interest at a rate equal to the greater of (i) the sum of the most recently effective one month LIBOR as in effect on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that accrues at 4% per annum.

The aggregate principal amount outstanding plus all accrued and unpaid interest is due in October 2019. The Company has the option of making principal payments (i) on or before October 16, 2016 (the “Second Anniversary”) but only for the full amount outstanding and (ii) after the Second Anniversary in minimum amount(s) of $5,000,000 plus multiples of $1,000,000.

In connection with the Loan Agreement and pursuant to a Warrant and Registration Rights Agreement, we issued warrants (the “Warrants”) to purchase 180,000 shares of common stock of which two-thirds have an exercise price of $25.20 and one-third have an exercise price of $0.20, subject to standard anti-dilution provisions. The Warrants have a term of seven and a half years.

Impact of Inflation, Changing Prices and Economic Conditions

Pricing for many technology products and services have historically decreased over time due to the effect of product and process improvements and enhancements. In addition, economic conditions can affect the buying patterns of customers. While our customer base experienced a decline during 2016, our overall pricing increased by 3% during that same period. Customers continued to place a premium on value and performance. Pricing of services continued to be a focus for prospective buyers with multi-point and midrange product pricing remaining steady while competition for high capacity links intensified. In part, pressure on high capacity links was due to decreased costs for equipment and some competitors willing to sacrifice margins. We believe that our customers will continue to upgrade their bandwidth service. The continued migration of many business activities and functions to the Internet, and growing use of cloud computing should also result in increased bandwidth requirements over the long term. Inflation has remained relatively modest and has not had a material impact on our business in recent years.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the amounts of revenues and expenses. Critical accounting policies are those that require the application of management’s most difficult, subjective or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing the financial statements, we utilize available information, including our past history, industry standards and the current economic environment, among other factors, in forming our estimates and judgments, giving appropriate consideration to materiality. Actual results may differ from these estimates. In addition, other companies may utilize different estimates which may impact the comparability of our results of operations to other companies in our industry. We believe that of our significant accounting policies, the following may involve a higher degree of judgment and estimation, or are fundamentally important to our business.

Revenue Recognition

We normally enter into contractual agreements with our customers for periods normally ranging between one to three years. We recognize the total revenue provided under a contract ratably over the contract period including any periods under which we have agreed to provide services at no cost. Deferred revenues are recognized as a liability when billings are issued in advance of the date when revenues are earned. We recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery or installation has been completed, (iii) the customer accepts and verifies receipt, and (iv) collectability is reasonably assured.

Long-Lived Assets

Long-lived assets with definite lives consist primarily of property and equipment, and intangible assets such as acquired customer relationships. Long-lived assets are evaluated periodically for impairment or whenever events or circumstances indicate their carrying value may not be recoverable. Conditions that would result in an impairment charge include a significant decline in the fair value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset’s carrying value to determine if impairment exists. If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value. Assets to be disposed of are reported at the lower of their carrying value or net realizable value.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired in an acquisition. Goodwill is not amortized but rather is reviewed annually for impairment, or whenever events or circumstances indicate that the carrying value may not be recoverable. We initially perform a qualitative assessment of goodwill which considers macro-economic conditions, industry and market trends, and the current and projected financial performance of the reporting unit. No further analysis is required if it is determined that there is a less than 50 percent likelihood that the carrying value is greater than the fair value.

Asset Retirement Obligations

The Financial Accounting Standards Board (“FASB”) guidance on asset retirement obligations addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated costs. This guidance requires the recognition of an asset retirement obligation and an associated asset retirement cost when there is a legal obligation associated with the retirement of tangible long-lived assets. Our network equipment is installed on both buildings in which we have a lease agreement (“Company Locations”) and at customer locations. In both instances, the installation and removal of our equipment is not complicated and does not require structural changes to the building where the equipment is installed. Costs associated with the removal of our equipment at Company or customer locations are not material, and accordingly, we have determined that we do not presently have asset retirement obligations under the FASB’s accounting guidance.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, financings, or other relationships with unconsolidated entities known as “Special Purposes Entities.”

Recent Accounting Pronouncements

Recent accounting pronouncements applicable to our financial statements are described in Note 3 to our audited financial statements, included in Amendment No. 2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on June 26, 2017, titled Basis of Presentation and Summary of Significant Accounting Policies which appear elsewhere in this document.

BUSINESS

Towerstream Corporation is primarily a provider of fixed wireless services to businesses in twelve major urban markets across the U.S. During its first decade of operations, the Company's business activities were focused on delivering fixed wireless broadband services to commercial customers over a wireless network transmitting over both regulated and unregulated radio spectrum. The Company's fixed wireless service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. The Company provides services to business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. The Company's "Fixed Wireless Services Business" ("Fixed Wireless" or "FW") has historically grown both organically and through the acquisition of five other fixed wireless broadband providers in various markets.

The Company offers fixed wireless business internet service in three product categories: Single Tenant Internet Service, On-Net Internet Service, and Temporary Internet Service. This unique portfolio of bandwidth services is able to go up and down existing markets, from small businesses to fortune 500 companies. Such service is as fast as fiber and equally as stable.

Under the Single Tenant Internet Service offering, the Company delivers fixed wireless broadband to a single client through a radio receiver/transmitter on the client’s building dedicated solely to that client. The Company estimates an addressable market opportunity of approximately 350,000 buildings within 4 miles of the 175 Points-of-Presence (“PoP” or “Company Locations”) located within the twelve major markets in which the Company provides service. Currently the company is offering bandwidth speeds ranging from 5Mbps (Megabits per second) to 1.5Gbps (Gigabits per second) in the Single Tenant Internet Service category with an increased focus on 100Mbps or more.

Under the On-Net Internet Service offering, the Company is able to connect, or “light”, an entire building at once and at a cost similar to what was traditionally required for one high bandwidth customer requiring point-to-point equipment. This can be accomplished, in part, because the capabilities of the equipment installed by the Company have improved even as the cost has decreased. As a result, Towerstream is able to leverage the initial installation cost to serve the entire building tenant base. In place of a wireless install for every single customer, Towerstream now only has to install the wireless portion of the install once. Subsequent customers are connected by simply running a wire to the common space in the building where the wireless service terminates. Additionally, instead of having multiple antennas on both the customer building and the PoP, there generally needs to be only one antenna on each location. The Company is offering bandwidth speeds ranging from 20Mbps to 1.5Gbps in this product category with an increased focus on 100Mbps or more.

Under the Temporary Internet Service offering, the Company is able to provide solutions for a client’s short-term connection requirements in places where fiber, copper, and cable infrastructure does not exist or is cost prohibitive. With connections available for days, weeks, or months, this solution is ideal for special events, conferences, TV & Movie Productions, constructions projects and more.

Our Network

The foundation of our network consists of PoPs which are generally located on very tall buildings in each urban market. We enter into long-term lease agreements with the owners of these buildings which provide us with the right to install communications equipment on the rooftop. We deploy this equipment in order to connect customers to the Internet. Each PoP is "linked" to one or more other PoPs to enhance redundancy and ensure that there is no single point of failure in the network. One or more of our PoPs are located in buildings where national Internet service providers such as Cogent or Level 3 are located, and we enter into IP transit or peering arrangements with these organizations in order to connect to the Internet. We refer to the core connectivity of all of our PoPs as a “Wireless Ring in the Sky.” Each PoP has a coverage area averaging approximately six miles although the distance can be affected by numerous factors, most significantly, how clear the line of sight is between the PoP and a customer location.

Our network does not depend on traditional copper wire or fiber connections which are the backbone of many of our competitors' networks. We believe this provides us with an advantage because we may not be significantly affected by events such as natural disasters and power outages. Conversely, our competitors are at greater risk as copper and fiber connections are typically installed at or below ground level and more susceptible to network service issues during disasters and outages.

Markets

We launched our fixed wireless business in April 2001 in the Boston and Providence markets. In June 2003, we launched service in New York City and followed that with our entry into the Chicago, Los Angeles, San Francisco, Miami and Dallas-Fort Worth markets at various times through April 2008. Philadelphia was our last market launch in November 2009. We entered the Seattle, Las Vegas-Reno, and Houston markets through acquisitions of service providers based in those markets. We also expanded our market coverage and presence in Boston, Providence, and Los Angeles through acquisitions.

We determine which geographic markets to enter by assessing criteria in four broad categories. First, we evaluate our ability to deploy our service in a given market after taking into consideration our spectrum position, the availability of towers and other mounting structures. Second, we assess the market by evaluating the number of competitors, existing price points, demographic characteristics and distribution channels. Third, we evaluate the economic potential of the market, focusing on our forecasts of revenue opportunities and capital requirements. Finally, we look at market clustering opportunities and other cost efficiencies that might be realized. Based on this approach, as of December 31, 2016, we offered wireless broadband connectivity in 12 markets, of which 10 are in the top 20 metropolitan areas in the United States based on the number of small to medium businesses in each market. These 10 markets cover approximately 30% of small and medium businesses (5 to 249 employees) in the United States based on information obtained from AtoZDatabases.com.

We believe there are market opportunities beyond the 12 markets in which we are currently offering our services. Our long-term plan is to expand nationally into other top metropolitan markets in the United States. We believe that acquisitions represent a more cost effective manner to expand into new markets rather than to build our own infrastructure. Since 2010, we have completed five acquisitions, of which two were in new markets and three expanded our presence in existing markets. We have paid for these acquisitions through a combination of cash and equity, and believe that future acquisitions will be paid in a similar manner. Our decision to expand into new markets will depend upon many factors including the timing and frequency of acquisitions, national and local economic conditions, and the opportunity to leverage existing customer relationships in new markets.

Sales and Marketing

We employ an inside direct sales force model to sell our services to business customers. As of March 31, 2016, we employed nineteen direct sales people. We generally compensate these employees on a salary plus commission basis.

Sales through indirect channels comprised 34% of our total revenues during the years ended December 31, 2016, and 2015. Our channel program provides for recurring monthly residual payments ranging from 8% to 20%.

Effective January 24, 2017, the Company hired a new Chief Executive Officer who is a telecommunications industry veteran and has extensive experience developing markets and increasing revenue. Immediately thereafter, the Company began to implement new sales and marketing strategies to leverage the Company’s state-of-the-art fixed wireless network to serve both enterprise and service providers. The three main pillars of this strategy are price, speed to market, and reliability.

Sales and marketing efforts have been restructured to create a more disciplined approach to identify and target prospective customers. By leveraging existing software tools, our sales and marketing organization can identify the 350,000 buildings within four miles of our PoPs that house customers with the highest propensity to buy our services. This focused approach allows our sales force to target the subset of buildings that have confirmed line-of-sight and also lack fiber. This segmentation of our prospect database to focus on prospects that align with prospective customers that are most likely to need and buy our services, along with enhanced sales development training, continues to assist our sales professionals to shorten the sales cycle and achieve volume and velocity.

As the demand for high bandwidth speeds over 100Mbps is projected to increase by double digits by 2020, building scale and digitizing networks are key for enterprises to keep pace. To ensure we are prepared for increasing demands of our clients and prospects, our service offerings have been condensed and priced accordingly. We currently offer three speeds in the Single Tenants and On-Net categories with customized quotes for larger bandwidth needs between 100Mbps and 1Gbps.

Under the Temporary Internet Service offering, the Company is able to provide solutions for a client’s short-term connection requirements in locations where fiber, copper, and cable infrastructure does not exist or is cost prohibitive. With connections available for days, weeks, or months, this solution is ideal for special events, conferences, television and movie productions, constructions projects and more.

Competition

The market for broadband services is highly competitive, and includes companies that offer a variety of services using a number of different technology platforms including cable networks, digital subscriber lines (“DSL”), fiber Internet service providers, third, fourth, and fifth-generation cellular, satellite, wireless Internet service and other emerging technologies. We compete with these companies on the basis of the portability, ease of use, speed of installation and price. Competitors to our wireless broadband services include:

Incumbent Local Exchange Carriers and Competitive Local Exchange Carriers

We face competition from traditional wireline operators in terms of price, performance, discounted rates for bundles of services, breadth of service, reliability, network security, and ease of access and use. In particular, we face competition from Verizon Communications Inc. and AT&T Inc. which are referred to as “incumbent local exchange carriers,” or (“ILECS”), as well as competitive local exchange carriers (“CLECS”).

Cable Modem, DSL, and Fiber Services

We compete with companies that provide Internet connectivity through cable modems, DSL, and fiber services. Principal competitors include cable companies, such as Comcast Corporation, Spectrum Communications (previously known as Charter Communications), Cox Communications and incumbent telecommunications companies, such as AT&T Inc. or Verizon Communications Inc. Both the cable and telecommunications companies deploy their services over wired networks initially designed for voice and one-way data transmission that have subsequently been upgraded to provide for additional two-way voice, video and broadband services.

Cellular and CMRS Services

Cellular and other Commercial Mobile Radio Service (“CMRS”) carriers are seeking to expand their capacity to provide data and voice services that are superior to ours. These providers have substantially broader geographic coverage than we have and, for the foreseeable future, than we expect to have. If one or more of these providers can deploy technologies that compete effectively with our services, the mobility and coverage offered by these carriers will provide even greater competition than we currently face. Moreover, more advanced cellular and CMRS technologies, such as fourth generation Long Term Evolution (“LTE”) mobile technologies, and fifth generation millimeter wave technology currently offer broadband service with packet data transfer speeds of up to 2,000,000 bits per second for fixed applications, and slower speeds for mobile applications. We expect that LTE technology will be improved to increase connectivity speeds to make it more suitable for a range of advanced applications.

Wireless Broadband Service Providers

We also face competition from other wireless broadband service providers that use licensed and unlicensed spectrum. In connection with our merger and acquisition activities, we have determined that most of our current and planned markets already have one or more locally based companies providing wireless broadband Internet services. In addition, many local governments, universities and other related entities are providing or subsidizing Wi-Fi networks over unlicensed spectrum, in some cases at no cost to the user. There exist numerous small urban and rural wireless operations offering local services that could compete with us in our present or planned geographic markets.

Satellite

Satellite providers, such as Hughes Network Systems, LLC, offer broadband data services that address a niche market, mainly less densely populated areas that are unserved or underserved by competing service providers. Although satellite offers service to a large geographic area, latency caused by the time it takes for the signal to travel to and from the satellite may challenge a satellite provider’s ability to provide some services, such as Voice over Internet Protocol (“VoIP”), which reduces the size of the addressable market. Satellite providers are currently seeking additional frequencies from the FCC that would enable them to provide more robust fixed wireless services.

Other

We believe other emerging technologies may also seek to enter the broadband services market. For example, we are aware that several power generation and distribution companies are seeking to develop or have already offered commercial broadband Internet services over existing electric power lines.

Competitive Strengths

Even though we face substantial existing and prospective competition, we believe that we have a number of competitive advantages that will allow us to retain existing customers and attract new customers over time.

Reliability

Our network was designed specifically to support wireless broadband services. The networks of cellular, cable and DSL companies rely on infrastructure that was originally designed for non-broadband purposes. We also connect our customers to our Wireless Ring in the Sky which has no single point of failure. This ring is fed by multiple national Internet providers located at opposite ends of our service cities and connected to our national ring which is fed by multiple leading carriers. We believe that we are the only wireless broadband provider that offers true separate egress for true redundancy. With DSL and cable offerings, the wireline connection can be terminated by one backhoe swipe or switch failure. Our Wireless Ring in the Sky is not likely to be affected by backhoe or other below-ground accidents or severe weather. As a result, our network has historically experienced reliability rates of approximately 99%.

Flexibility

Our wireless infrastructure and service delivery enables us to respond quickly to changes in a customer’s broadband requirements. We offer bandwidth options ranging from 0.5 megabits per second up to 5.0 gigabit per second. We can usually adjust a customer’s bandwidth remotely and without having to visit the customer location to modify or install new equipment. Changes can often be made on a same day basis.

Timeliness

We have demonstrated the capability to install approximately 20% of our services within 7 days and approximately 75% of our services within thirty days from the customer contract date. Many of the larger telecommunications companies can take 30 to 60 days to complete an installation. The timeliness of service delivery has become more important as businesses conduct more of their business operations through the Internet.

Value

We own our entire network which enables us to price our services lower than most of our competitors. Specifically, we are able to offer competitive prices because we do not have to buy a local loop charge from the telephone company.

Efficient Economic Model

We believe our economic model is characterized by low fixed capital and operating expenditures relative to other wireless and wireline broadband service providers. We own our entire network which eliminates costs involved with using leased lines owned by telephone or cable companies. Our network is modular. Coverage is directly related to various factors including the height of the facility we are on and the frequencies we utilize. The average area covered by a PoP is a six-mile radius.

Prime Real Estate Locations

We have secured long term lease agreements for prime real estate locations in the twelve markets in which we have built our fixed wireless network. These locations are some of the tallest buildings in each city which facilitates our ability to deliver Internet connectivity to customer locations where line of sight is not available to our competitors.

Corporate History

We were organized in the State of Nevada in June 2005. In January 2007, we merged with and into a wholly-owned Delaware subsidiary for the sole purpose of changing our state of incorporation to Delaware. In January 2007, a wholly-owned subsidiary of ours merged with and into a private company formed in 1999, Towerstream Corporation, with Towerstream Corporation being the surviving company. Upon closing of the merger, we discontinued our former business and succeeded to the business of Towerstream Corporation as our sole line of business. At the same time, we also changed our name to Towerstream Corporation and our subsidiary, Towerstream Corporation, changed its name to Towerstream I, Inc.

Regulatory Matters

The Communications Act of 1934, as amended (the “Communications Act”), and the regulations and policies of the Federal Communications Commission (“FCC”) impact significant aspects of our wireless Internet service business which is also subject to other regulation by federal, state and local authorities under applicable laws and regulations.

Spectrum Regulation

We provide wireless broadband Internet access services using both licensed and unlicensed fixed point-to-point systems. The FCC has jurisdiction over the management and licensing of the electromagnetic spectrum for all commercial users. The FCC routinely reviews its spectrum policies and may change its position on spectrum use and allocations from time to time. We believe that the FCC is committed to allocating spectrum to support wireless broadband deployment throughout the United States and will continue to modify its regulations to foster such deployment, which will help us implement our existing and future business plans.

Broadband Internet Service Regulation

Our wireless broadband network can be used to provide Internet access service and Virtual Private Networks (“VPNs”). On February 26, 2015, the FCC adopted an Open Internet order in which fixed and mobile broadband services is reclassified as a telecommunications services governed by Title II of the Communications Act. This reclassification includes forbearance from applying many sections of the Communications Act and the FCC’s rules to broadband service providers. The Open Internet order also adopted rules prohibiting broadband service providers from: (1) blocking access to legal content, applications, services or non-harmful devices; (2) impairing or degrading lawful Internet traffic on its basis, content, applications or services; or (3) favoring certain Internet traffic over other traffic in exchange for consideration. Our wireless broadband Internet services are also subject to a number of federal regulatory requirements, including but not limited to, the Communications Assistance for Law Enforcement Act (“CALEA”) requirement that high-speed Internet service providers implement certain network capabilities to assist law enforcement in conducting surveillance of persons suspected of criminal activity. On May 23, 2017, the FCC issued a notice of proposed rulemaking, the intention of which is to repeal the net neutrality protections adopted in 2015 and reclassify fixed and mobile broadband services as information services governed by Title I of the Communications Act. At this time it is unknown if and when the proposed revised rules will be adopted.

In addition, Internet service providers are subject to a wide range of other federal regulations and statutes including, for example, regulations and policies relating to low-income subsidies, consumer protection, consumer privacy, and copyright protections. State and local government authorities may also regulate limited aspects of our business by, for example, imposing consumer protection and consumer privacy regulations, zoning requirements, and requiring installation permits.

Regulatory Issues

Our antennas and equipment used to provide wireless broadband service are regulated by the Federal Communications Commission ("FCC"). As such, any changes in FCC regulations involving the use or deployment of wireless broadband service could have a positive or negative impact on our business.

Other - FAA Interference Issue

In August 2013, the FCC released a Notice of Apparent Liability for Forfeiture ("NAL") alleging that Towerstream caused harmful interference to doppler weather radar systems in New York and Florida, and proposing a fine for the alleged rule violations. In November 2013, after consultation with regulatory counsel, Towerstream filed a response denying the FCC's allegations. In July 2016, Towerstream settled the matter with the FCC under a consent decree that required Towerstream to admit that it violated the laws and regulations that prohibit Unlicensed National Information Infrastructure transmission systems operators from causing interference to doppler weather radar systems, to comply with such rules in the future, and to pay a civil penalty. The Company paid such penalty during the year ended December 31, 2016 and that amount was not material to the operating results for that period.

Rights Plan

In November 2010, we adopted a rights plan (the “Rights Plan”) and declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock as of the record date on November 14, 2010. Each right, when exercisable, entitles the registered holder to purchase one-hundredth (1/100th) of a share of Series A Preferred Stock, par value $0.001 per shares of the Company at a purchase price of $18.00 per one-hundredth (1/100th) of a share of the Series A Preferred Stock, subject to certain adjustments. The rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our Rights Plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors. In addition, we are governed by provisions of Delaware law that may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us.

The provisions in our charter, bylaws, Rights Plan and under Delaware law, related to the foregoing, could discourage takeover attempts that our stockholders would otherwise favor, or otherwise reduce the price that investors might be willing to pay for our common stock in the future.

Employees

As of December 31, 2016, we had 98 employees, of whom 96 were full-time employees and 2 were part-time employees. As of March 17, 2017, we had 88 employees, of whom 86 were full-time employees and 2 were part-time employees. We believe our employee relations are good. Three employees are considered members of executive management.

Our Corporate Information

Our principal executive offices are located at 88 Silva Lane, Middletown, Rhode Island, 02842.  Our telephone number is (401) 848-5848. The Company’s website address is http://www.towerstream.com. Information contained on the Company’s website is not incorporated into this prospectus. Annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through the Securities and Exchange Commission (“SEC”) website at http://www.sec.gov as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC. These reports are also available on the Company’s website.

Properties

We do not own any real property.

Our executive offices are located at 88 Silva Lane in Middletown, Rhode Island, where we lease approximately 29,000 square feet of space. The majority of our employees work at this location including our finance and administrative, engineering, information technology, customer care and retention, and sales and marketing personnel. Rent payments totaled approximately $390,000 in 2016 and escalate by 3% annually reaching $416,970 for 2019. Our lease expires on December 31, 2019 with an option to renew for an additional five-year term through December 31, 2024.

Legal Proceedings

There are no significant legal proceedings pending, and we are not aware of any material proceeding contemplated by a governmental authority, to which we are a party or any of our property is subject.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages, and positions of our current directors and executive officers. Our directors hold office for one-year terms until the following annual meeting of stockholders and until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. Officers are elected annually by the board of directors (the “Board”) and serve at the discretion of the Board.

Name	Age	Position
Philip Urso	58	Chairman of the Board of Directors
Ernest Ortega	52	Chief Executive Officer
Arthur G. Giftakis	51	Chief Operating Officer
Laura W. Thomas	61	Chief Financial Officer
Howard L. Haronian, M.D.(1)(2)(3)	55	Director
Paul Koehler(1)(3)	57	Director
William J. Bush(1)(2)	52	Director
Donald MacNeil	52	Director

(1) Member of our Audit Committee.

(2) Member of our Compensation Committee.

(3) Member of our Nominating Committee.

The biographies below include information related to service by the persons below to Towerstream Corporation and our subsidiary, Towerstream I, Inc. On January 4, 2007, we merged with and into a wholly-owned Delaware subsidiary for the sole purpose of changing our state of incorporation to Delaware. On January 12, 2007, a wholly-owned subsidiary of ours completed a reverse merger with and into a private company, Towerstream Corporation, with Towerstream Corporation (the private company) being the surviving company and becoming a wholly-owned subsidiary of ours. Upon closing of the merger, we discontinued our former business and succeeded to the business of Towerstream Corporation as our sole line of business. At the same time, we also changed our name to Towerstream Corporation and our newly acquired subsidiary, Towerstream Corporation, changed its name to Towerstream I, Inc.

Philip Urso co-founded Towerstream I, Inc. in December 1999. In February 2016, the Company appointed Mr. Urso interim chief executive officer. Mr. Urso resigned from his position as interim chief executive officer with the appointment of Mr. Ortega to chief executive officer in January 2017. Mr. Urso has served as a director and chairman since inception and as chief executive officer from inception until November 2005. Mr. Urso has been the Company’s chairman and a director since it became public in 2007. In 1995, Mr. Urso co-founded eFortress and served as its president through 1999. From 1983 until 1997, Mr. Urso owned and operated a group of radio stations. In addition, Mr. Urso co-founded the regional cell-tower company, MCF Communications, Inc. Mr. Urso was appointed to the Board due to his significant experience in the wireless broadband and tower industries, his familiarity with the Company, as well as his extensive business management expertise.

Ernest Ortega has been our chief executive officer since January 2017 and served on the Company’s Board of Advisors from January 2016 to January 2017. Prior to his appointment as chief executive officer, Mr. Ortega served as the Chief Revenue Officer of Colt Technology Services from October 2015 to December 2016, as Chief Revenue Officer of Cogent Communications Holdings, Inc. (Nasdaq: CCOI) from August 2013 to October 2015 and as EVP Sales & Marketing of XO Communications from June 1999 to August 2013.

Arthur G. Giftakis has been our chief operating officer since February 2016. Prior to his appointment to chief operating officer, Mr. Giftakis served as the Company’s senior vice president of engineering and operations since January 2014. Prior to his position with the Company, Mr. Giftakis served as the director of sales engineering at Sockeye Networks and Navisite. In addition, Mr. Giftakis was the director of data communications at Bell Atlantic for ten years.

Laura W. Thomas has been our Chief Financial Officer since May 2017. Ms. Thomas served on the Board of Directors of Impact Telecom (“Impact”), a full service telecommunications company, from January 2016 through December 2016, during which time she served as Chairman of the Board of Directors from January 2016 through June 2016. From December 2014 through December 2015 she served as the Chief Executive Officer of TNCI Operating Company, which acquired Impact in January 2016. From 2000 through 2014 she served in a variety of roles at XO Holdings, Inc. (now XO Communications), a telecommunications services provider, including as Chief Financial Officer from May 2009 through April 2011 and again from December 2013 through August 2014, and as Chief Executive Officer from April 2011 through December 2013.

Howard L. Haronian, M.D., has served as a director of Towerstream I, Inc. since inception in December 1999. Dr. Haronian has been a director of the Company since it became public in 2007. Dr. Haronian is an interventional cardiologist and has been president of Cardiology Specialists, Ltd. of Rhode Island since 1994. Dr. Haronian has served on the clinical faculty of the Yale School of Medicine since 1994. Dr. Haronian graduated from the Yale School of Management Program for Physicians in 1999. Dr. Haronian has directed the Cardiac Catheterization program at The Westerly Hospital since founding the program in 2003. Dr. Haronian was appointed to the Board due to his extensive knowledge of the Company’s operations since its founding and his executive level experience at other organizations.

Paul Koehler has been a director of the Company since January 2007. Mr. Koehler has over 25 years of business experience in ethanol and renewable electricity industries. At Pacific Ethanol, Mr. Koehler has led the grain and co-product division since 2011 and corporate development since joining the company in 2005. Prior to joining Pacific Ethanol, he served as Director of Business Development for PPM Energy, Inc., leading PPM's efforts to develop and acquire several wind power projects. Mr. Koehler was also a co-founder of ReEnergy, one of the companies acquired by Pacific Ethanol. Paul also has worked for Portland General Electric and Enron in electricity trading, marketing, and commodity risk management. Mr. Koehler has a B.A. degree from the Honors College at the University of Oregon. Mr. Koehler was appointed to the Board due to his experience as an executive at other public companies and as a director of other organizations.

William J. Bush has been a director of the Company since January 2007. Since November 2016, Mr. Bush has served as the chief financial officer of Stem, Inc., which is building and operating the largest digitally connected energy storage network in the world.  From January 2010 to November 2016, Mr. Bush served as the chief financial officer of Borrego Solar Systems, Inc., one of the nation’s leading financiers, designers and installers of commercial and government grid-connected solar electric power systems. From October 2008 to December 2009, Mr. Bush served as the chief financial officer of Solar Semiconductor, Ltd., a private vertically integrated manufacturer and distributor of quality photovoltaic modules and systems targeted for use in industrial, commercial and residential applications with operations in India helping it reach $100 million in sales in its first 15 months of operation. Prior to that, Mr. Bush served as chief financial officer and corporate controller for a number of high growth software and online media companies as well as being one of the founding members of Buzzsaw.com, Inc., a spinoff of Autodesk, Inc. Prior to his work at Buzzsaw.com, Mr. Bush served as corporate controller for Autodesk, Inc. (NasdaqGM: ADSK), one of the largest software applications company in the world. His prior experience includes seven years in public accounting with Ernst & Young, and PricewaterhouseCoopers. Mr. Bush holds a B.S. degree in Business Administration from U.C. Berkeley and is a certified public accountant. Mr. Bush was appointed to the Board because he has significant experience in finance.

Donald MacNeil has been a director of the Company since May 2017. Mr. MacNeil currently serves as the Chief Technology Officer of EdgeConneX, a data center service provider, a position he has held since August 2015. From June 2000 to March 2015 he was employed by XO Communications where from 2011 through 2014 he held the position of Chief Marketing Officer and from 2014 to 2015 he held the position of Executive Vice President and Chief Operating Officer. Prior to that, he served as an officer in the United States Navy. Mr. MacNeil holds a Masters Degree in Physics from the United States Naval Academy and a Masters in Business Administration from the College of William and Mary. Since August 2015, he has served as a member of the Board of Directors of Hammer Fiber (OTCQB:HMMR), a residential "triple-play" internet service provider serving markets in New Jersey.

Board Leadership Structure and Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of our Board. The Audit Committee receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board which also considers our risk profile. The Audit Committee and the full Board focus on the most significant risks facing our Company and our Company’s general risk management strategy, and also ensure that risks undertaken by our Company are consistent with the Board’s tolerance for risk. While the Board oversees our Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach to address the risks facing our Company.

Directorships

Except as otherwise reported above, none of our directors held directorships in other reporting companies or registered investment companies at any time during the past five years.

Family Relationships

Except for Howard L. Haronian, M.D. and Philip Urso, who are cousins, there are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

●	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

●

Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

●

Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the “SEC”), or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

●

Been the subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are no material proceedings to which any director, officer or affiliate, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, affiliate, or security holder is a party adverse to us or has a material interest adverse to the Company.

Board Committees

Since January 2007, the standing committees of our Board consist of an Audit Committee, a Compensation Committee and a Nominating Committee. Each member of our committees is “independent” as such term is defined under and required by the federal securities laws and the rules of the NASDAQ Stock Market. The charters of each of the committees have been approved by our Board and are available on our website at www.towerstream.com.

Audit Committee

The Audit Committee is comprised of three directors: William J. Bush, Howard L. Haronian, M.D., and Paul Koehler. Mr. Bush is the Chairman of the Audit Committee. The Audit Committee’s duties include recommending to our Board the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve our system of accounting and our internal control over financial reporting. The Audit Committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. Each of our Audit Committee members possesses an understanding of financial statements and generally accepted accounting principles. The Board has determined that Mr. Bush is an “audit committee financial expert” as defined in Item 407(d) (5) (ii) of Regulation S-K. The designation of Mr. Bush as an “audit committee financial expert” will not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit Committee and Board, and his designation as an “audit committee financial expert” will not affect the duties, obligations or liability of any other member of our Audit Committee or Board.

Compensation Committee

The Compensation Committee is comprised of two directors: Howard L. Haronian, M.D., and William J. Bush. Dr. Haronian is the Chairman of the Compensation Committee. The Compensation Committee has certain duties and powers as described in its charter, including but not limited to periodically reviewing and approving our salary and benefits policies, compensation of executive officers, administering our stock option plans and recommending and approving grants of stock options under such plans.

Nominating Committee

The Nominating Committee is comprised of two directors: Howard L. Haronian, M.D., and Paul Koehler. Dr. Haronian is Chairman of the Nominating Committee. The Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping our corporate governance. As part of its duties, the Nominating Committee assesses the size, structure and composition of the Board and its committees, and coordinates the evaluation of Board performance. The Nominating Committee also acts as a screening and nominating committee for candidates considered for election to the Board.

Changes in Nominating Process

There are no material changes to the procedures by which security holders may recommend nominees to our Board.

Compensation of Directors

In October 2015, Philip Urso, the Chairman of the Board of Directors, expanded his day to day involvement in the Company’s activities to assess the daily operation of the Company and advise the Board on cost cutting measures and other strategies. As compensation for these expanded services, the Company determined to provide Mr. Urso with annual compensation, effective October 2015, of $122,000 cash, a monthly car allowance no greater than $1,000 per month and healthcare coverage.

Mr. Urso was appointed Interim Chief Executive Officer on February 16, 2016 and on March 4, 2016, the Company further modified the terms of Mr. Urso’s compensation as follows:

●	Mr. Urso’s cash compensation was increased to $25,000 per month, and he received a one-time pro rata payment for his service as Interim Chief Executive Officer in February 2016;

●

The Company awarded Mr. Urso a one-time grant of 5,000 fully vested, ten-year options to purchase shares of the Company’s common stock, at an exercise price equal to the price of the Company’s common stock at market close on March 4, 2016; and

●

The Company will award Mr. Urso 1,250 fully-vested, ten-year stock options on the last day of each month of his service as Interim Chief Executive Officer for an initial period of four months, and 500 shares per month thereafter due on the last day of each month of service as Interim Chief Executive Officer, with all such options having an exercise price equal to the price of the Company’s common stock at market close on the day of the grant.

The following table summarizes the compensation awarded during the fiscal year ended December 31, 2016 to our directors who are not named executive officers in the summary compensation table below:

Name	Fees Earned or Paid in Cash	Option Awards (2)(3)	Total
Philip Urso (1)	$15,425	$-	$15,425
Howard L. Haronian, M.D.	$38,750	$133,229	$171,979
Paul Koehler	$37,500	$133,229	$170,729
William J. Bush	$63,750	$133,229	$196,979

(1)	Represents compensation earned as the Chairman of the Board of Directors through February 15, 2016, at which time Mr. Urso became Interim Chief Executive Officer.

(2)

Based upon the aggregate grant date fair value calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification. Our policy and assumptions made in the valuation of share-based payments are contained in Note 11 to our December 31, 2016 financial statements included in the Original Filing.

(3)

Option awards relate to the issuance in 2016 of options to purchase 2,500 shares at an exercise price of $3.60, 6,000 shares at an exercise price of $2.50 and 89,833 shares at an exercise price of $2.25 each for Messrs. Koehler and Bush, and Dr. Haronian.

Pursuant to the 2008 Non-Employee Directors Compensation Plan (the “Directors Plan”) in effect in 2015, each non-employee director was entitled to receive periodic grants of ten-year options to purchase 2,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant and that vests monthly over a one year period. An initial grant was made upon such non-employee director’s election or appointment to our Board and thereafter annually on the first business day in June, subject to such director remaining on the Board. Non-employee directors were also to receive $50,000 per annum in cash. As a result of the additional responsibilities associated with such positions, the Chairman of the Board was entitled to receive an additional $10,000 per year, and the Chairman of the Audit and Compensation Committees were each entitled to receive an additional $5,000 per year.

In connection with the appointment of Mr. Urso to an executive position in February 2016 and additional activities of our Board of Directors, the Company revised its compensation policies effectively reducing the cash compensation and increasing equity compensation payable to the Board of Directors   Effective April 2016, the Board of Directors approved an amendment to the Directors Plan under which each non-employee director was to receive an annual $25,000 cash fee.  Committee chairmen will receive an additional $5,000 cash fee.

In addition to the annual grant to the Board members in June 2016 under the 2008 Non-Employee Directors Compensation Plan, each Board member received additional options to purchase 6,000 shares of our common stock at an exercise price of $2.50, equal to the fair market value of our common stock on August 3, 2016, the date of grant, which vested immediately, and additional options to purchase 89,833 shares of our common stock at an exercise price of $2.25, equal to the fair market value of our common stock on August 19, 2016, the date of grant, which vest quarterly over a year. All options have a term of ten years.

On December 18, 2016, the Company adjusted monthly cash compensation for its independent directors to $5,000 per month effective December 1, 2016 (restoring such compensation to pre-April 2016 levels), and authorized a one-time cash award of $25,000 to Mr. Bush as compensation for his efforts in implementing the Company’s restructuring plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of copies of such reports and representations from our executive officers and directors, we believe that our executive officers and directors complied with all Section 16(a) filing requirements during the year ended December 31, 2016, except that Philip Urso, our Interim Chief Executive Officer and Chairman of the Board of Directors, failed to file timely Form 4s for the grant of stock options to purchase shares of our common stock in March and July 2016, Arthur G. Giftakis, our Chief Operating Officer, failed to file a timely Form 4 for the grant of stock options to purchase shares of our common stock in March 2016, William J. Bush, our Director, failed to file timely Form 4s for the grant of stock options to purchase shares of our common stock in June and August 2016, Howard L. Haronian, our Director, failed to file timely Form 4s for the grant of stock options to purchase shares of our common stock in June and August 2016, and Paul Koehler, our Director, failed to file timely Form 4s for the grant of stock options to purchase shares of our common stock in June and August 2016.

Code of Ethics and Business Conduct

Our Board has adopted a code of ethics and business conduct that establishes the standards of ethical conduct applicable to all directors, officers and employees of Towerstream Corporation. The code of ethics and business conduct addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures, and internal control over financial reporting, corporate opportunities and confidentiality requirements. The Audit Committee is responsible for applying and interpreting our code of ethics and business conduct in situations where questions are presented to it. There were no amendments or waivers to the code of ethics and business conduct in fiscal 2016. Our code of ethics and business conduct is available for review on our website at www.towerstream.com. We will provide a copy of our code of ethics and business conduct free of charge to any person who requests a copy. Requests should be directed by e-mail to Frederick Larcombe, our Chief Financial Officer, at flarcombe@towerstream.com, or by mail to Towerstream Corporation, 88 Silva Lane, Middletown, Rhode Island 02842, or by telephone at (401) 848-5848.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the annual and long-term compensation paid to individuals serving as our principal executive officer during 2016 and our other most highly compensated executive officers, whom we refer to collectively in this prospectus as the “named executive officers”. Mr. Thompson and Mr. Hernon resigned from all positions with the Company in 2016 and the Company appointed Philip Urso as Mr. Thompson’s successor, Frederick Larcombe as Mr. Hernon’s successor and Arthur Giftakis as Chief Operating Officer. During 2016, such persons became named executive officers of the Company. In addition, the Company adopted new compensation policies applicable to named executive officers under which Mr. Urso and Mr. Giftakis will receive lesser cash compensation amounts than previously paid plus equity incentives, as reported in our Current Report on Form 8-K dated March 4, 2016, intended to align the interests of such executives with the interests of stockholders. Such policies reduced the obligation of the Company for payment of historical levels of cash compensation to executives, which the Company had been contractually obligated to pay pursuant to its employment agreements with executives.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)		Other		Total
Philip Urso	2016	$264,248	$-	$297,650	(2)	$-		$561,898
Former Interim Chief Executive Officer*

Arthur G. Giftakis	2016	$190,615	$25,000	$360,567	(3)	$-		$576,182
Chief Operating Officer

Frederick Larcombe	2016	$148,480	$-	$-		$-		$148,480
Former Chief Financial Officer**

Jeffrey M. Thompson	2016	$63,939	$-	$-		$277,083	(6)	$341,022
Former President and Chief Executive Officer***	2015	$475,000	$75,000	$79,373	(4)	$-		$629,373

Joseph P. Hernon	2016	$153,125	$-	$-		$81,250	(7)	$234,375
Former Chief Financial Officer****	2015	$325,000	$-	$54,913	(5)	$-		$379,913

*Resigned as Interim Chief Executive Officer on January 24, 2017

**Resigned as Chief Financial Officer on May 15, 2017

***Resigned as President and Chief Executive Officer on February 12, 2016

****Resigned as Chief Financial Officer on June 3, 2016

(1)

Based upon the aggregate grant date fair value calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification. Our policy and assumptions made in the valuation of share-based payments are contained in Note 11 to our December 31, 2016 financial statements.

(2)

In connection with his appointment to Interim Chief Executive Officer on February 16, 2016, Mr. Urso was granted a ten-year option to purchase 5,000 shares of common stock at an exercise price of $5.00 per share on March 4, 2016. These options vest immediately.

Mr. Urso was granted the following ten-year options as compensation for his appointment to Interim Chief Executive Officer:
	a)	1,250 shares of common stock at an exercise price of $2.40 on March 31, 2016 which vest immediately;
	b)	1,250 shares of common stock at an exercise price of $3.20 on April 29, 2016 which vest immediately;
	c)	1,250 shares of common stock at an exercise price of $3.80 on May 31, 2016 which vest immediately;
	d)	1,250 shares of common stock at an exercise price of $3.40 on June 30, 2016 which vest immediately; and
	e)	500 shares of common stock at an exercise price of $2.50 on July 29, 2016 which vest immediately;

On August 19, 2016, Mr. Urso received a ten-year option to purchase 206,000 shares of common stock at an exercise price of  $2.25 per share in recognition of services performed during 2016. These options vest quarterly over one year with the first tranche vesting on November 19, 2016.

(3)

In connection with his appointment to Chief Operating Officer on February 16, 2016, Mr. Giftakis was granted a ten-year option to purchase 30,000 shares of common stock at an exercise price of $5.00 per share on March 4, 2016. These options vest quarterly over a two year period with the first tranche vesting on June 4, 2016.

On August 19, 2016, Mr. Giftakis received a ten-year option to purchase 206,000 shares of common stock at an exercise price of $2.25 per share in recognition of services performed during 2016. These options vest quarterly over one year with the first tranche vesting on November 19, 2016.

(4)

On July 30, 2015, Mr. Thompson received a ten-year option to purchase 2,708 shares of common stock at an exercise price of $31.00 per share in recognition of services performed during 2015. These options vested quarterly over a year period with the first tranche vesting on October 30, 2015.

On September 11, 2015, Mr. Thompson received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $26.20 per share in recognition of services performed during 2015. These options vested one half immediately and the remaining half on a quarterly basis over a year period with the first tranche vesting on December 11, 2015.

On November 23, 2015, Mr. Thompson received a ten-year option to purchase 1,667 shares of common stock at an exercise price of $9.20 per share in recognition of services performed during 2015. These options vest quarterly over a year period with the first tranche vesting on February 23, 2016.

(5)

On July 30, 2015, Mr. Hernon received a ten-year option to purchase 1,354 shares of common stock at an exercise price of $31.00 per share in recognition of services performed during 2015. These options vested quarterly over a year period with the first tranche vesting on October 30, 2015.

On September 11, 2015, Mr. Hernon received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $26.20 per share in recognition of services performed during 2015. These options vested one half immediately and the remaining half on a quarterly basis over a year period with the first tranche vesting on December 11, 2015.

On November 23, 2015, Mr. Hernon received a ten-year option to purchase 833 shares of common stock at an exercise price of $9.20 per share in recognition of services performed during 2015. These options vest quarterly over a year period with the first tranche vesting on February 23, 2016.

(6)

As part of Mr. Thompson’s separation agreement dated February 12, 2016, he received a payment of an amount approximately equal to the remaining term of Mr. Thompson's employment agreement which was to expire in October 2016.

(7)	As part of Mr. Hernon’s separation agreement dated June 3, 2016, he received a one-time payment equal to three months of his pay.

Grants of Plan-Based Awards

The following table summarizes the stock option awards granted to our named executive officers during the year ended December 31, 2016:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)(1)	Grant Date Fair Value of Stock and Option Awards($)(2)
Philip Urso*	3/4/16	5,000	$5.00	$14,667
	3/31/16	1,250	$2.40	$1,834
	4/29/16	1,250	$3.20	$2,439
	5/31/16	1,250	$3.80	$2,919
	6/30/16	1,250	$3.40	$2,494
	7/29/16	500	$2.50	$735
	8/19/16	206,000	$2.25	$272,562

Arthur G. Giftakis	3/4/16	30,000	$5.00	$88,005
	8/19/16	206,000	$2.25	$272,562

      * Resigned as Interim Chief Executive Officer on January 24, 2017

(1)

The exercise price of the stock options awarded was determined in accordance with the stock option plans, which provides that the exercise price for an option granted be the closing sale price for our common stock as quoted on the NASDAQ Capital Market or OTC Markets Group, Inc. on the date of grant.

(2)

Based upon the aggregate grant date fair value calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification. Our policy and assumptions made in the valuation of share-based payments are contained in Note 11 to our December 31, 2016 financial statements.

There were no restricted stock awards granted to our named executive officers during the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards to our named executive officers as of December 31, 2016.

	Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Philip Urso*	281	−		$45.00	1/11/17
	1,125	−		$24.40	6/26/18
	1,125	−		$104.60	5/31/21
	2,500	−		$71.40	5/31/22
	2,500	−		$51.20	5/31/23
	2,500	−		$38.60	6/1/24
	2,500	−		$41.40	5/31/25
	5,000	−		$5.00	3/3/26
	1,250	−		$2.40	3/30/26
	1,250	−		$3.20	4/28/26
	1,250	−		$3.80	5/30/26
	1,250	−		$3.40	6/29/26
	500	−		$2.50	7/28/26
	51,500	154,500	(1)	$2.25	8/18/26

Arthur G. Giftakis	328	−		$36.20	5/31/20
	4,500	−		$81.80	8/2/21
	3,000	−		$46.20	8/28/23
	1,250	−		$22.80	10/14/24
	1,500	−		$26.20	9/10/25
	11,250	18,750	(2)	$5.00	3/3/26
	51,500	154,500	(1)	$2.25	8/18/26

 *Resigned as Interim Chief Executive Officer on January 24, 2017

(1)	Such option vests quarterly over a one year period, with the first tranche vesting on November 19, 2016.

(2)	Such option vests quarterly over a two year period, with the first tranche vesting on June 4, 2016.

Option Exercises and Stock Vested

There were no options exercised or restricted stock vested during fiscal 2016 with respect to our named executive officers.

Employment Agreements and Change-in-Control

On February 16, 2016, the Board appointed Philip Urso as Interim Chief Executive Officer of the Company, for which he also serves as Chairman of the Board of Directors. In connection with Mr. Urso’s appointment to Interim Chief Executive Officer, the Board modified his compensation to increase his cash compensation to $25,000 per month. Mr. Urso was also awarded a one-time grant of 5,000 fully vested, ten-year options to purchase shares of the Company’s common stock, at an exercise price equal to the price of the Company’s common stock at market close on the day of the grant, March 4, 2016. In addition, Mr. Urso received 1,250 fully-vested, ten-year stock options on the last day of each month of his service as Interim Chief Executive Officer for the first four months as Interim Chief Executive Officer, and 500 shares per month due on the last day of each month of service as Interim Chief Executive Officer through July 2017, with all such options having an exercise price equal to the price of the Company’s common stock at market close on the day of the grant. The Company pays 100% of Mr. Urso’s health insurance. He is also eligible to participate in the Company’s health and other employee benefit plans. Mr. Urso is an employee at will.

On February 16, 2016, the Board appointed Arthur Giftakis as Chief Operating Officer of the Company, for which he was serving as the Senior Vice President of Engineering and Operations of the Company at the time of his appointment. In connection to his appointment as Chief Operating Officer, Mr. Giftakis received a one-time bonus of $25,000. He also received ten-year options to purchase 30,000 shares of the Company’s common stock having an exercise price equal to the price of the Company’s common stock at market close on March 4, 2016, and which options vest over the course of two years in equal quarterly installments. On November 23, 2016, the Company entered into an employment agreement with Mr. Giftakis to which he will serve as the Company’s Chief Operating Officer for a base salary of $230,000 per year. He is eligible for bonus compensation of up to $115,000 per year in cash, stock or options, as approved at the discretion of the Compensation Committee. His employment agreement has a term of two years and may automatically be renewed for additional one year terms unless earlier terminated by either party with three months prior notice. Upon termination for any reason, Mr. Giftakis is entitled to accrued but unpaid salary and bonus. Upon termination without cause by the Company, for good reason by Mr. Giftakis or within 180 days of a change of control, he will be entitled to the greater of his base salary through the balance of the employment period or twelve months base salary, continued participation in the Company’s benefits plans to be paid by the Company and immediate vesting of all stock option and other equity awards.

Effective June 14, 2016, Frederick Larcombe joined the Company as Chief Financial Officer. His agreement with the Company, as amended, provided for compensation of $5,120 per week for his services through June 30, 2018. On May 15, 2017 Mr. Larcombe resigned from his position as Chief Financial Officer of the Company effective immediately and Mr. Larcombe and the Company entered into a separation agreement.  Under the terms of the separation agreement, Mr. Larcombe will, through June 30, 2017, provide consulting and support services to the Company and, if requested by the Board of Directors, serve as the Company’s Principal Financial and Accounting Officer through June 30, 2017.  Pursuant to the separation agreement, Mr. Larcombe will receive a severance payment of an aggregate of $35,840, payable in six weekly installments commencing May 25, 2017; provided that Mr. Larcombe has provided the requested services under the separation agreement. In addition, all of Mr. Larcombe’s outstanding options shall vest immediately and, unless exercised prior to May 15, 2018, shall be forfeited.

On January 24, 2017, the Company entered into an employment agreement with Ernest Ortega pursuant to which he will serve as the Company’s Chief Executive Officer. The agreement has a term of eighteen months and automatically renews for additional one-year terms unless earlier terminated by either party within three months prior to the renewal date. Mr. Ortega will receive a base salary of $350,000 per year and is eligible for bonus compensation of up to $300,000 per year, as approved at the discretion of the Board. In addition, the Company issued options for the purchase of up to 2,037,085 shares of the Company common stock at $0.17 per share for a period of ten years. Those options vest as follows: 940,193 will vest on January 24, 2018; 626,795 will vest in eight quarterly installments during the twenty-four months ending January 24, 2020; 548,446 will vest upon the achievement of three consecutive quarters of positive cash flow; and 548,446 will vest upon the sale of the Company's earth station assets in Miami, Florida for gross proceeds equal to or greater than $15,000,000. Upon termination of employment for any reason, Mr. Ortega shall be entitled to: (i) all base salary earned through the date of termination, (ii) any annual bonuses earned through the date of termination, (iii) any and all reasonable expenses paid or incurred in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, (iv) any accrued but unused vacation time through the date of termination and (v) all share awards earned and vested prior to the date of termination. In the event of termination by the Company without cause, by Mr. Ortega for good reason or following a change of control, Mr. Ortega shall also be entitled to his continued base salary through the remainder of the term of employment.

On January 24, 2017, Mr. Urso resigned from his position as Interim Chief Executive Officer of the Company. The Company has not entered into any severance agreement with Mr. Urso in connection with his resignation. Effective February 1, 2017, the Company entered into an employment agreement with Mr. Urso, pursuant to which he will provide support and transition services to the Company’s new Chief Executive Officer for a period of three months. Under the terms of the agreement, Mr. Urso's compensation will consist of a salary of $12,500 per month, a car allowance of $1,000 per month, and health insurance coverage for himself and his dependents.

On May 15, 2017, the Board of Directors appointed Laura W. Thomas to serve as Chief Financial Officer of the Company, effective May 15, 2017. The Company and Ms. Thomas entered into an employment agreement on May 15, 2017 pursuant to which Ms. Thomas will receive an annual base salary of $240,000 and be eligible for an annual bonus of up to 50% of her base salary. In addition, she was issued options to purchase up to 2% of the Company’s common stock on a fully diluted basis as of May 15, 2017, 25% of which will vest after one year of service and the remaining to vest ratably over the following three years. In the event of resignation for Good Reason (as defined in her employment agreement) or termination other than for Cause (as defined in her employment agreement) within 180 days of a change of control, Ms. Thomas will be entitled to a severance payment equal to (i) the greater of her continued base salary through the balance of the term, as renewed, or 12 months of her then base salary, (ii) continued participation in Company welfare benefit plans (including health benefits) on the same terms as immediately prior to termination and to be paid in full by the Company for not less than 12 months of continuation of benefits and (iii) immediate vesting of all stock options and equity awards; provided, that she executes an agreement releasing Company and its affiliates from any liability. The agreement has an initial term of two years and may be extended for additional one year terms.

In December 2007, we entered into an employment agreement, as amended through 2015, with Jeffrey M. Thompson, our former principal executive officer, which was terminated in February 2016. We entered into a separation agreement with Mr. Thompson on February 12, 2016 pursuant to which Mr. Thompson resigned from all positions with the Company and its subsidiaries, and as a member of the Board of Directors. Among other terms and conditions, the separation agreement provides for (i) the mutual release of claims, liabilities and causes of action by Mr. Thompson and the Company, (ii) payment of $277,083, an amount approximately equal to the remaining term of Mr. Thompson's employment agreement which was to expire in October 2016, (iii) vesting of option and other stock incentive awards held by Mr. Thompson and (iv) a three month non-competition period and a twelve month non-solicitation period.

In May 2008, Joseph P. Hernon joined the Company as Chief Financial Officer. We entered into a separation agreement with Mr. Hernon on June 3, 2016 pursuant to which Mr. Hernon resigned from all positions with the Company and its subsidiaries. Among other terms and conditions, the separation agreement provides for (i) the mutual release of claims, liabilities and causes of action by Mr. Hernon and the Company and (ii) payment of $81,250, an amount approximately equal to the three months of Mr. Hernon's base salary.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of June 26, 2017 by:

●	each person known by us to beneficially own more than 5% of our common stock (based solely on our review of SEC filings);
●	each of our directors;
●	each of our named executive officers listed in the section entitled “Summary Compensation Table” under Executive Compensation; and
●	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of, with respect to the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Towerstream Corporation, 88 Silva Lane, Middletown, Rhode Island 02842, unless otherwise indicated. As of June 26, 2017, there were 24,275,503 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class (1)
5% Stockholders:
HS Contrarian Investments, LLC (2)	2,538,902	(3)	9.99%
68 Fiesta Way
Fort Lauderdale, FL 33301

Directors and Executive Officers:
Ernest Ortega	102,500	(4)	*
Philip Urso	746,836	(5)	3.0%
William J. Bush	92,889	(6)	*
Howard L. Haronian, M.D.	143,834	(7)	*
Paul Koehler	91,658	(6)	*
Arthur G. Giftakis	293,630	(8)	1.2%
Laura W. Thomas			-
	-
All directors and executive officers as a group (7 persons)	1,471,347	(4)(5)(6)(7)(8)	5.7%

Frederick Larcombe(9)	250,326	(10)	1.0%
Joseph P. Hernon (11)	19,002	(12)	*
Jeffrey M. Thompson (13)	-

* Less than 1%.

(1)

Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of June 26, 2017. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	John Stetson is the Managing Member of HS Contrarian Investments, LLC (“HSC”) and in such capacity is deemed to hold voting and dispositive power of the securities held by HS.

(3)

Includes 1,400,000 shares of common stock and 1,138,902 shares of common stock issuable upon conversion of Series G Preferred Stock held by HSC. Does not include: i) 8,241,098 shares of common stock underlying the shares of Series G Preferred Stock held by HSC and ii) 5,008,000 shares of common stock underlying the shares of Series H Preferred Stock held by HSC. Each of the foregoing series of preferred stock contain an ownership limitation such that the holder may not exercise any of such securities to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 9.99% of the Company's outstanding common stock together with all shares owned by the holder and its affiliates.

(4)	Includes 102,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(5)

Includes 677,903 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days. Excludes 5,195 shares of common stock held in a trust for the benefit of Mr. Urso’s minor children, of which Mr. Urso is not a trustee. Mr. Urso disclaims beneficial ownership of the shares held in that trust.

(6)	Includes 90,874 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(7)

Includes 500 shares of common stock held by Dr. Haronian’s wife, for which Dr. Haronian has an indirect interest in, and 89,624 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(8)	Includes 293,630 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(9)	Resigned from all positions with the Company in May 2017.

(10)	Includes 250,326 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(11)	Resigned from all positions with the Company in June 2016.

(12)	Consists of 19,002 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(13)	Resigned from all positions with the Company in February 2016 and holds no shares of common stock issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related parties can include any of our directors or executive officers, certain of our stockholders and their immediate family members. Each year, we prepare and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. This helps us identify potential conflicts of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. Our code of ethics and business conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our Audit Committee of the Board of Directors, which is responsible for considering and reporting to the Board any questions of possible conflicts of interest of Board members. Our code of ethics and business conduct further requires pre-clearance before any employee, officer or director engages in any personal or business activity that may raise concerns about conflict, potential conflict or apparent conflict of interest. Copies of our code of ethics and business conduct and the Audit Committee charter are posted on the corporate governance section of our website at www.towerstream.com.

At no time during the last fiscal year has any executive officer, director or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serves as a trustee or in a similar capacity or has a substantial beneficial interest been indebted to the Company or was involved in any transaction in which the amount exceeded $120,000 and such person had a direct or indirect material interest.

In evaluating related party transactions and potential conflicts of interest, our Chief Financial Officer and/or Chairman of the Audit Committee apply the same standards of good faith and fiduciary duty they apply to their general responsibilities. They will approve a related party transaction only when, in their good faith judgment, the transaction is in the best interest of the Company.

Director Independence

Each of William J. Bush, Howard L. Haronian, M.D., Paul Koehler and Donald MacNeil are independent directors, as provided in NASDAQ Marketplace Rule 5605(a)(2).

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have the authority to issue 205,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, which can be issued from time to time by our board of directors on such terms and conditions as they may determine.

As of June 26, 2017, there were 24,275,503 shares of common stock issued and outstanding and we had approximately 39 holders of record of our common shares. As of June 26, 2017, we have designated 350,000 shares of Series A Preferred Stock, of which 0 shares are outstanding, we have designated 892,857 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”), of which 0 shares are outstanding, we have designated 680,000 shares of Series C Preferred Stock, of which 0 shares are issued and outstanding, we have designated 4,421 shares of Series D Preferred Stock, of which 0 shares are issued and outstanding, we have designated 2,000,000 shares of Series E Preferred Stock, of which 0 shares are issued and outstanding, we have designated 1,233 shares of Series F Preferred Stock, of which 0 shares are issued and outstanding, we have designated 938 shares of Series G Preferred Stock, of which 938 shares are issued and outstanding and we have designated 938 shares of Series H Preferred Stock, of which 626 shares are issued and outstanding,

Common Stock

We are authorized to issue 200,000,000 shares of common stock. Subject to the rights of the preferred stock, holders of common stock are entitled to receive such dividends as are declared by our Board out of funds legally available for the payment of dividends.  We presently intend to retain any earnings to fund the development of our business.  Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future.  Any future determination as to the declaration and payment of dividends will be made at the discretion of our Board.

In the event of the liquidation, dissolution, or winding up of the Company, each outstanding share of our common stock will be entitled to share equally in any of our assets remaining after payment of or provision for our debts and other liabilities.

Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders.  There is no cumulative voting for the election of directors which means that the holders of shares entitled to exercise more than fifty percent (50%) of the voting rights in the election of directors are able to elect all of the directors.

Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this registration statement.

All of the outstanding shares of common stock are fully paid and non-assessable.  Holders of our common stock are not liable for further calls or assessments.

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Shares of our common stock are listed on OTCQB under the symbol TWER. As of June 26, 2017, the closing price of our common shares on the OTCQB was $0.14.

Preferred Stock

We are authorized to issue 5,000,000 shares of “blank check” preferred stock which may be issued from time to time in one or more classes and in one or more series within a class upon authorization by our Board. Our Board, without further approval of the shareholders, is authorized to fix the preferences, limitations and relative rights of the shares of each class or series within a class. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering including any of the following applicable terms:

●	the series, the number of shares offered and the liquidation value of the preferred stock;

●	the price at which the preferred stock will be issued;

●	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

●	the liquidation preference of the preferred stock;

●	the voting rights of the preferred stock;

●	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

●	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

●	decreasing the amount of earnings and assets available for distribution to holders of common stock;

●	restricting dividends on common stock;

●	diluting the voting power of common stock;

●	impairing the liquidation rights of common stock; and

●	delaying, deferring or preventing a change in control of the Company.

Series A Preferred Stock

Our Board has designated 350,000 shares of our preferred stock as Series A Preferred Stock (“Series A Preferred Stock”).

On November 8, 2010, we adopted a stockholder rights plan in which rights to purchase shares of Series A Preferred Stock were distributed as a dividend at the rate of twenty rights for each share of common stock.  Each right, if exercisable will entitle the holder to purchase one-hundredth of a share of Series A Preferred Stock at an exercise price of $18. The Series A Preferred Stock is structured so that the value of one one-hundredth of a share of Series A Preferred Stock will approximate the value of one share of the Company's common stock.

The purpose of the plan is to protect the long-term value of the Company for its shareholders and to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price.  The plan is designed to give the Company's Board of Directors sufficient time to study and respond to an unsolicited takeover attempt. However, the plan could also could deter or prevent transactions that stockholders deem to be in their interests, and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our common stock. In general, the rights will become exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer or exchange offer for 15% or more of the Company’s common stock.

Depending on the circumstances, the effect of the exercise of rights will vary.  When the rights initially become exercisable, as described above, each holder of a right will be allowed to purchase one-hundredth of a share of a newly created series of the Company’s preferred shares at an exercise price of $18.  However, if a person acquires 15% or more of the Company’s common stock in a transaction that was not approved by the Board of Directors, each right would instead entitle the holder (other than such an acquiring person) to purchase common stock at 50% of the market price of the Company’s common stock at that time.

The rights will expire on November 8, 2020.  The Company may redeem the rights for $0.001 each at any time until the tenth business day following public announcement that a person or group has acquired 15% or more of its outstanding common stock.

Each share of Series A Preferred Stock will be entitled to a preferential dividend of five times the dividend declared per share of common stock.  In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to an aggregate payment of five times the payment made per share of common stock.  Each share of Series A Preferred Stock will have five votes and will vote together with the common stock.  In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Preferred Stock will be entitled to receive five times the amount received per share of common stock.  In the event of a liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock will be entitled to the greater of $0.001 per whole share or an amount equal to five times the amount distributed on each share of common stock. These rights are protected by customary anti-dilution provisions. Unless otherwise provided in the certificate of incorporation or a certificate of designation relating to a subsequent series of preferred stock, the Series A Preferred Stock shall rank junior to all other series of the Company’s preferred stock.  No shares of Series A Preferred Stock are outstanding as of the date of this prospectus.

Series B Preferred Stock

Our Board has designated 892,857 shares of our preferred stock as Series B Preferred Stock. Each share of Series B Preferred Stock has a liquidation value of $0.001 and is convertible into one half of a share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. The Company is prohibited from effecting the conversion of a holder’s Series B Preferred Stock to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. The Series B Preferred Stock shall rank senior to the Series A Preferred Stock and the Company’s common stock.

The Company issued 892,857 shares of Series B Preferred Stock on July 7, 2016 in connection with a financing as of that date. No shares of Series B Preferred Stock remain outstanding as of the date of this prospectus.

Series C Preferred Stock

Our Board has designated 680,000 shares of our preferred stock as Series C Preferred Stock by filing with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock (the “Series C Certificate of Designations”), on September 14, 2016. Each share of Series C Preferred Stock has a stated value of $0.001 per share. In the event of a liquidation, dissolution or winding up of the Company, each share of Series C Preferred Stock will be entitled to a per share preferential payment equal to the stated value. Each share of Series C Preferred Stock is convertible into one share of common stock. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series C Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 9.99%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series C Preferred Stock. Each share of Series C Preferred Stock entitles the holder to vote on all matters voted on by holders of common stock. With respect to any such vote, each share of Series C Preferred Stock entitles the holder to cast such number of votes equal to the number of shares of common stock such shares of Series C Preferred Stock are convertible into at such time, but not in excess of the beneficial ownership limitation. No shares of Series C Preferred Stock remain outstanding as of the date of this prospectus.

Series D Preferred Stock

Our Board designated 1,000 shares of our preferred stock as Series D Preferred Stock by filing with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock (the “Series D Certificate of Designations”). The shares of Series D Preferred Stock are convertible into an aggregate 8,540,373 shares of common stock based on a conversion calculation per share equal to (i) 8,540.373 multiplied by the quotient of (ii) the stated value of such Series D Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series D Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each share of Series D Preferred Stock is equal to the product of (i) $0.644 multiplied by (ii) 8,540.373 and the initial conversion price is equal to the product of (i) $0.644 multiplied by (ii) 8,540.373, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. During any time the common stock has been trading at below $0.644 per share for any five consecutive trading days, the holder may convert the preferred shares into common stock at an alternative conversion rate equal to the stated value of such Series D Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series D Preferred Stock, as of such date of determination, divided by the alternative conversion price. The alternative conversion price shall be 80% of the average of the VWAP prices for the common stock during the five trading days immediately prior to conversion. At no time shall the alternative conversion price be lower than $0.50 per share.

In the event of a liquidation, dissolution or winding up of the Company, each share of Series D Preferred Stock will be entitled to a per share preferential payment equal to 110% of the stated value of such Series D Preferred Stock, plus all accrued and unpaid dividends, if any. All shares our capital stock will be junior in rank to Series D Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company. The holders of Series D Preferred Stock will be entitled to receive dividends if and when declared by our board of directors. The Series D Preferred Stock shall participate on an “as converted” basis, with all dividends declared on our common stock. In addition, if we grant, issue or sell any rights to purchase our securities pro rata to all our record holders of our common stock, each holder will be entitled to acquire such securities applicable to the granted purchase rights as if the holder had held the number of shares of common stock acquirable upon complete conversion of all Series D Preferred Stock then held.

We are prohibited from effecting a conversion of the Series D Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series D Preferred Stock, which beneficial ownership limitation may be decreased by the holder at its option. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series D Preferred Stock, but not in excess of the beneficial ownership limitations.

On November 22, 2016, the Company amended and restated its Series D Preferred Stock to, among other things, effect a 1-for-5.5 forward split of the outstanding 622 shares of Series D Preferred Stock and increase the number of designated shares to 4,421 from 1,000.

On December 30, 2016, the Company amended the terms (the “Amendment”) of its Series D Preferred Stock and cancelled 50% of its Series D Preferred stock remaining outstanding pursuant to an exchange agreement. The Amendment eliminates a 200% liquidation preference of the Series D Preferred Stock under which the holder would have been entitled to 200% of the invested amount upon a merger, sale, asset sale, liquidation or similar event. Following the Amendment, holders of Series D Preferred Stock will continue to be entitled to receive 100% (versus 200%) of the amount invested upon the occurrence of a Fundamental Transaction (as defined in the Series D Certificate of Designations). No shares of Series D Preferred Stock remain outstanding as of the date of this prospectus.

Series E Preferred Stock

Our Board has designated 2,000,000 shares of our preferred stock as Series E Preferred Stock by filing with the Secretary of State of the State of Delaware an amended and restated Certificate of Designation of Preferences, Rights and Limitations of Series E Preferred Stock (the “Series E Certificate of Designations”) on November 22, 2016. Each share of Series E Preferred Stock has a liquidation value of $0.001 and is convertible into one share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. We are prohibited from effecting a conversion of the Series E Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series E Preferred Stock, which beneficial ownership limitation may be decreased by the holder at its option. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series E Preferred Stock, but not in excess of the beneficial ownership limitations. No shares of Series E Preferred Stock remain outstanding as of the date of this prospectus.

Series F Preferred Stock

Our Board has designated 1,233 shares of our preferred stock as Series F Preferred Stock. Shares of Series F Preferred Stock are convertible into common stock based on a conversion calculation per share equal to the quotient of the stated value of such Series F Preferred Stock, plus all accrued and unpaid dividends, if any, divided by the conversion price. The stated value of each share of Series F Preferred Stock is equal to $1,000 and the initial conversion price is equal to 90% of the VWAP of the common stock during the five trading days prior to conversion, subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events, but not less than $0.20 per share. So long as the common stock is not listed on a national exchange in the event the Company issues securities at a price per share of common stock less than the then conversion price of the Series F Preferred Stock the conversion price of the outstanding shares of Series F Preferred Stock shall be reduced to such lower price.

In the event of a Liquidation Event, each share of Series F Preferred Stock will be entitled to a per share preferential payment equal to 100% of the stated value of such Series F Preferred Stock, plus all accrued and unpaid dividends, if any. All subsequent issuances and junior preferred issuances of our capital stock will be junior in rank to Series F Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company. The holders of Series F Preferred Stock will be entitled to receive dividends if and when declared by our board of directors. The Series F Preferred Stock shall participate on an “as converted” basis, with all dividends declared on our common stock. In addition, if we grant, issue or sell any rights to purchase our securities pro rata to all our record holders of our common stock, each holder will be entitled to acquire such securities applicable to the granted purchase rights as if the holder had held the number of shares of common stock acquirable upon complete conversion of all Series F Preferred Stock then held.

We are prohibited from effecting a conversion of the Series F Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series F Preferred Stock, which beneficial ownership limitation may be decreased by the holder at its option. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series F Preferred Stock, but not in excess of the beneficial ownership limitations. No shares of Series F Preferred Stock remain outstanding as of the date of this prospectus.

Series G Preferred Stock

Our Board has designated 938 shares of our preferred stock as Series G Preferred Stock. Shares of Series G Preferred Stock are convertible into common stock based on a conversion calculation per share equal to the quotient of the stated value of such Series G Preferred Stock, plus all accrued and unpaid dividends, if any, divided by the conversion price. The stated value of each share of Series G Preferred Stock is equal to $1,000 and the initial conversion price is equal to $0.10 per share. So long as the common stock is not listed on a national exchange in the event the Company issues securities at a price per share of common stock less than the then conversion price of the Series G Preferred Stock the conversion price of the outstanding shares of Series G Preferred Stock shall be reduced to such lower price.

In the event of a Liquidation Event, each share of Series G Preferred Stock will be entitled to a per share preferential payment equal to 100% of the stated value of such Series G Preferred Stock, plus all accrued and unpaid dividends, if any. All subsequent issuances and junior preferred issuances of our capital stock will be junior in rank to Series G Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company. The holders of Series G Preferred Stock will be entitled to receive dividends if and when declared by our board of directors. The Series G Preferred Stock shall participate on an “as converted” basis, with all dividends declared on our common stock. In addition, if we grant, issue or sell any rights to purchase our securities pro rata to all our record holders of our common stock, each holder will be entitled to acquire such securities applicable to the granted purchase rights as if the holder had held the number of shares of common stock acquirable upon complete conversion of all Series G Preferred Stock then held.

We are prohibited from effecting a conversion of the Series G Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series G Preferred Stock, which beneficial ownership limitation may be decreased by the holder at its option. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series G Preferred Stock, but not in excess of the beneficial ownership limitations. 938 shares of Series G Preferred Stock remain outstanding as of the date of this prospectus.

Series H Preferred Stock

Our Board has designated 938 shares of our preferred stock as Series H Preferred Stock. Shares of Series H Preferred Stock are convertible into common stock based on a conversion calculation per share equal to the quotient of the stated value of such Series H Preferred Stock, plus all accrued and unpaid dividends, if any, divided by the conversion price. The stated value of each share of Series H Preferred Stock is equal to $1,000 and the initial conversion price is equal to $0.125 per share. So long as the common stock is not listed on a national exchange in the event the Company issues securities at a price per share of common stock less than the then conversion price of the Series H Preferred Stock the conversion price of the outstanding shares of Series H Preferred Stock shall be reduced to such lower price.

In the event of a Liquidation Event, each share of Series H Preferred Stock will be entitled to a per share preferential payment equal to 100% of the stated value of such Series H Preferred Stock, plus all accrued and unpaid dividends, if any. All subsequent issuances and junior preferred issuances of our capital stock will be junior in rank to Series H Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company. The holders of Series H Preferred Stock will be entitled to receive dividends if and when declared by our board of directors. The Series H Preferred Stock shall participate on an “as converted” basis, with all dividends declared on our common stock. In addition, if we grant, issue or sell any rights to purchase our securities pro rata to all our record holders of our common stock, each holder will be entitled to acquire such securities applicable to the granted purchase rights as if the holder had held the number of shares of common stock acquirable upon complete conversion of all Series H Preferred Stock then held.

We are prohibited from effecting a conversion of the Series H Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series H Preferred Stock, which beneficial ownership limitation may be decreased by the holder at its option. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series H Preferred Stock, but not in excess of the beneficial ownership limitations. 626 shares of Series H Preferred Stock remain outstanding as of the date of this prospectus.

Warrants

On October 16, 2014, we issued Melody Business Finance, LLC and related parties warrants to purchase an aggregate of 180,000 shares of common stock. The warrants have a term of seven and a half years. Two thirds of the warrants may be exercised into shares of common stock at an exercise price of $25.20 per share and one third of the warrants may be exercised into common stock at an exercise price of $0.20 per share. The warrants may be exercised for cash or by means of a “cashless exercise”. The warrant holders were granted demand and piggyback registration rights. The warrants also provide for certain rights upon fundamental transactions and adjustments to the exercise price based on stock dividends, stock splits and similar corporate actions.

On June 17, 2016, we issued certain accredited investors warrants to purchase an aggregate of 750,000 shares of common stock. As amended and restated, each warrant was to expire five years from the date of issuance, have an exercise price of $3.80 per share and will be exercisable immediately after the date of issuance, or six months from the date of issuance if required by the listing rules of The Nasdaq Capital Market or the shareholder approval rules of Nasdaq. The warrants included a mandatory exercise right of the Company to force exercise of the warrants if the Company’s common stock trades at or above $7.60 for any ten consecutive trading days out of a thirty consecutive trading day period (subject to certain equity conditions, a 9.99% beneficial ownership limitation and applicable NASDAQ shareholder approval rules, if any). The warrants were exercisable for cash if there was an effective registration statement registering the warrant shares for resale. Otherwise the warrants were exercisable on a cashless basis. The warrant shares were registered for resale pursuant to an effective registration statement. The warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price based on stock dividends, stock splits and similar corporate actions. We were prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant.

On July 7, 2016, we issued to an accredited investor warrants to purchase an aggregate of 223,214 shares of common stock at an exercise price equal to $3.00 per share of common stock, subject to adjustment as provided therein. Each warrant was to expire five years from the date of issuance and be exercisable immediately after the date of issuance. The warrants were exercisable for cash if there was an effective registration statement registering the warrant shares for resale. Otherwise the warrants were exercisable on a cashless basis. The warrant shares were registered for resale pursuant to an effective registration statement. The warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price of the warrants based on stock dividends, stock splits and similar corporate actions. We were prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant.

On September 14, 2016, in connection with obtaining the required approval of the investors in the June 2016 financing to this offering, the Company entered into separate exchange agreements with the holders of all of the warrants issued in June 2016 and July 2016. Under the terms of the exchange agreements, each investor exchanged its respective warrants (an aggregate of 973,214 warrants), without the payment of any exercise price therefore, and relinquished any and all other rights it may have under the warrants, for an aggregate of 680,000 shares of the Company’s newly authorized shares of Series C Preferred Stock.

The Company also entered into an exchange agreement on November 9, pursuant to which $5.5 million of debt has been exchanged for newly issued shares of Series D Preferred Stock and warrants to purchase 4 million shares of common stock at an exercise price of $1.15 per share. Each warrant will expire five years from the date of issuance and will be exercisable six months after the date of issuance. The warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares of common stock underlying the warrants for resale within 90 days of issuance. Otherwise, the warrants may be exercised for cash. The exercise price shall be reduced to $1.012 per share upon the failure to timely register for resale the shares of common stock underlying the warrants.  The warrants also provide for certain rights upon fundamental transactions and adjustments to the exercise price of the warrants based on stock dividends, stock splits and similar corporate actions.  The Company is prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant.   On November 22, 2016, the Company sold 1,000 shares (on a post-split basis) of Series D Preferred Stock to an existing investor for an aggregate purchase price of $1,000,000 and entered into an exchange agreement with the investor pursuant to which the warrants originally issued on November 9, 2016 were exchanged for 2,000,000 shares of newly designated Series E Preferred Stock.

Provisions of Our Certificate of Incorporation and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our certificate of incorporation and Delaware law, which are summarized below, may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DCGL defines “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Listing

The closing price of our common stock on the OTCQB on June 26, 2017 was $0.14. We will apply to list our common stock on The NASDAQ Capital Market under the symbol “TWER,” although there is no guarantee that our application will be approved. According to the records of our transfer agent, as of June 26, 2017, there were 39 holders of record of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer. Its address is 237 West 37th Street, Suite 601, New York, NY 10018 and its telephone number is (212) 575-5757.

UNDERWRITING

We have entered into an underwriting agreement with Joseph Gunnar & Co., LLC acting as the representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares of common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares
Joseph Gunnar & Co., LLC

Total

All of the shares to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the closing of this offering, to purchase up to an additional            shares of common stock (15% of the shares of common stock sold in this offering) from us to cover over-allotments, if any, at a price per share of common stock of $      , less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase these additional shares of common stock. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the shares of common stock are being offered hereby.

Discounts and Commissions

The representative has advised us that the underwriters propose to offer the shares of common stock to the public at the offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $            per share, of which up to $            per share may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

	Per Share	Total Without Over- Allotment	Total With Over- Allotment
Public offering price
Underwriting discounts and commissions (7%)
Non-accountable expense allowance (1%)
Proceeds, before expenses, to us

We have paid an expense deposit of $25,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred.

In addition, we have also agreed to pay the following expenses of the underwriters relating to the offering: (a) all filing fees and communication expenses relating to the registration of the shares to be sold in the offering (including shares sold pursuant to the over-allotment option); (b) all filing fees and expenses associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of the shares on a national exchange; (d) all fees, expenses and disbursements relating to background checks of our officers, directors and entities in an amount not to exceed $10,000 in the aggregate; (e) all fees, expenses and disbursements relating to the registration or qualification of shares sold in the offering under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of “blue sky” counsel, it being agreed that such fees and expenses will be limited to: (i) if the offering is commenced on either The Nasdaq Global Market, The Nasdaq Global Select Market or the NYSE, the Company will make a payment of $5,000 to such counsel at the closing or (ii) if the offering is commenced on the Over the Counter Bulletin Board, the Company will make a payment of $5,000 to such counsel upon the commencement of “blue sky” work by such counsel and an additional $15,000 at the closing); (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of such shares under the securities laws of such foreign jurisdictions as the representative may reasonably designate (with the approval of the Company required for any foreign offering jurisdictions); (g) the costs of all mailing and printing of the underwriting documents (including, without limitation, the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (h) the costs and expenses of a public relations firm; (i) the costs of preparing, printing and delivering certificates representing the securities sold in the offering; (j) fees and expenses of our transfer agent; (k) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the underwriters; (l) the costs associated with post-closing advertising of the offering in the national editions of the Wall Street Journal and New York Times in an amount not to exceed $10,000 in the aggregate; (m) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in an amount not exceed $2,500 in the aggregate, each of which the Company or its designee will provide within a reasonable time after the closing in such quantities as the representative may reasonably request; (n) the fees and expenses of the Company’s accountants; (o) the fees and expenses of the Company’s legal counsel and other agents and representatives; (p) the fees and expenses of the underwriters’ legal counsel not to exceed $75,000; (q) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the offering; and (r) up to $20,000 of the representative’s actual accountable “road show” expenses for the offering. The Company's obligation for payment of the representative’s accountable expenses at closing, excluding the advance deposit amount of $25,000, shall not exceed $75,000. We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $    .

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the representative as compensation warrants to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock sold in this offering, or the Representative’s Warrants. The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of the shares of common stock sold in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the three year period commencing six months from the effective date of the registration statement related to this offering. The Representative’s Warrants also provide for customary anti-dilution provisions and “piggyback” registration rights with respect to the registration of the shares of common stock underlying the Representative’s Warrants.

The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares of common stock for a period of 180 days from the effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the shares of common stock underlying such Representative’s Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

For a period of 12 months from the date of this prospectus, the representative has an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at its sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 12 month period for us, or any successor to or any subsidiary of the Company, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Determination of Public Offering Price

The offering price has been negotiated among us and the representative. Among the factors considered in determining the offering price of the shares of common stock, in addition to prevailing market conditions, were the information set forth in this prospectus and otherwise available to the representative; our history and prospects and the history and prospects for the industry in which we compete; estimates of our business potential and earnings prospects; an assessment of our management; our recent market prices and recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and other factors deemed relevant by the underwriters and us.

Listing

We have applied to list the shares of our common stock on NASDAQ under the symbol “TWER.”

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the public offering price.

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us, for which they may receive, in the future, customary fees.

Lock-Up Agreements

Each of our directors and officers and beneficial holders of 5% or greater of our outstanding common stock have agreed to enter into customary “lock-up” agreements in favor of the underwriters pursuant to which such persons and entities agreed, for a period of six months from the date of this prospectus in the case of the Company’s directors and officers and three months from the date of this prospectus in the case of any other 5% or greater holder, with such lock-up agreements to terminate if our common stock trades at 200% of the offering price, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the representative’s prior written consent. We agreed that, for a period of three months from the date of this prospectus, we will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (c) complete any offering of debt securities, other than entering into a line of credit or non-convertible debt financing, including any refinancing of outstanding debt, provided the representative receives 30 days’ notice to review the terms of such financing or (d) other than in connection with amending the terms of our currently outstanding preferred stock provided the representative receives 15 days’ notice to review the terms of such transaction, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on NASDAQ, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities, except to the extent that any such liabilities are found in a final judgment (not subject to appeal) by a court of law of competent jurisdiction to have resulted primarily and directly from the gross negligence or willful misconduct of the underwriters.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative of the underwriters to underwriters and selling group members that may make internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not intend to confirm sales to accounts over which they exercise discretionary authority in excess of five percent of the total number of shares of common stock offered by them .

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus is a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of ours or any underwriter for any such offer; or

(d)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France. Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●

to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York.  The underwriters are being represented by Loeb & Loeb LLP, New York, New York.

EXPERTS

The financial statements as of and for the fiscal years ended December 31, 2016 and 2015 appearing in this prospectus and registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, appearing elsewhere herein and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or
●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Stockholders

of Towerstream Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Towerstream Corporation and Subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ (deficit)/equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Towerstream Corporation and Subsidiaries, as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

As discussed in Note 17 to the accompanying consolidated financial statements, the Company has restated its consolidated financial statements for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum llp

New York, NY

March 31, 2017, except for Notes 9 and 17, as to which the date is June 26, 2017

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2016 (Restated)	2015
Assets
Current Assets
Cash and cash equivalents	$12,272,444	$15,116,531
Accounts receivable, net of reserves for uncollectable accounts of $64,824 and $92,863, respectively	505,074	308,551
Prepaid expenses and other current assets	434,444	474,029
Current assets of discontinued operations	231,978	1,248,569
Current assets held for sale	-	5,315,107
Total Current Assets	13,443,940	22,462,787

Property and equipment, net	15,252,357	21,235,384

Intangible assets, net	3,652,490	1,273,030
Goodwill	1,674,281	1,674,281
Other assets	369,769	384,357
Total Assets	$34,392,837	$47,029,839

Liabilities and Stockholders’ (Deficit) Equity
Current Liabilities
Accounts payable	$323,625	$877,134
Accrued expenses	911,210	1,629,218
Deferred revenues	1,161,520	1,486,754
Current maturities of capital lease obligations	791,009	992,690
Current liabilities of discontinued operations	1,240,000	3,907,368
Deferred rent	110,738	63,012
Long-term debt, net of debt discounts and deferred financing costs of $1,803,742	31,487,253	-
Total Current Liabilities	36,025,355	8,956,176

Long-Term Liabilities
Long-term debt, net of debt discounts and deferred financing costs of $3,744,941	-	33,003,962
Capital lease obligations, net of current maturities	158,703	932,826
Other	1,062,237	1,591,188
Total Long-Term Liabilities	1,220,940	35,527,976
Total Liabilities	37,246,295	44,484,152

Commitments (Note 15)

Stockholders' (Deficit)/Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized;
Series A Preferred - No shares issued or outstanding
Series B Convertible Preferred - No shares issued or outstanding	-	-
Series C Convertible Preferred - No shares issued or outstanding	-	-
Series D Convertible Preferred - 1,233 and 0 shares issued and outstanding as of December 31, 2016 and 2015, respectively; Liquidation value of $1,233,000 as of December 31, 2016	2	-
Series E Convertible Preferred - 500,000 and 0 shares issued and outstanding as of December 31, 2016 and 2015, respectively; Liquidation value of $500 as of December 31, 2016	500	-
Series F Convertible Preferred – 1,233 and 0 shares issued and outstanding as of December 31, 2016 and 2015, respectively; Liquidation value of $1,233,000 as of December 31, 2016	1	-
Common stock, par value $0.001; 200,000,000 shares authorized; 18,327,263 and 3,342,391 shares issued and outstanding as of December 31, 2016 and 2015, respectively	18,327	3,343
Additional paid-in-capital	173,782,939	158,761,075
Accumulated deficit	(176,655,227)	(156,218,731)
Total Stockholders' (Deficit)/Equity	(2,853,458)	2,545,687
Total Liabilities and Stockholders' (Deficit)/Equity	$34,392,837	$47,029,839

The accompanying notes are an integral part of these consolidated financial statements

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2016	2015

Revenues	$26,895,613	$27,905,023

Operating Expenses
Infrastructure and access	10,294,523	10,073,835
Depreciation and amortization	10,875,935	9,643,583
Network operations	5,185,105	5,192,117
Customer support	1,858,314	2,500,553
Sales and marketing	3,936,915	6,034,383
General and administrative	7,777,657	7,050,526
Loss on extinguishment of debt	500,000	-
Total Operating Expenses	40,428,449	40,494,997
Operating Loss	(13,532,836)	(12,589,974)
Other Income/(Expense)
Interest expense, net	(6,605,222)	(6,652,786)
Loss before income taxes	(20,138,058)	(19,242,760)
(Provision) benefit for income taxes	(56,663)	37,562
Loss from continuing operations	(20,194,721)	(19,205,198)
Loss from discontinued operations
Loss from discontinued operations	(1,419,517)	(21,277,604)
Gain on sale of assets	1,177,742	-
Total loss from discontinued operations	(241,775)	(21,277,604)

Net Loss	(20,436,496)	(40,482,802)
Deemed dividend to Series D preferred stockholders	(1,721,745)	-
Net loss attributable to common stockholders	$(22,158,241)	$(40,482,802)

(Loss) gain per share – basic and diluted
Continuing	$(3.65)	$(5.65)
Discontinued
Operating loss	(0.24)	(6.26)
Gain on sale of assets	0.20	-
Total discontinued	(0.04)	(6.26)
Net loss per common share – Basic and diluted	$(3.69)	$(11.91)

Weighted average common shares outstanding – Basic and diluted	5,997,650	3,396,583

The accompanying notes are an integral part of these consolidated financial statements.

  TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)/EQUITY

For the Years Ended December 31, 2016 and 2015

	Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Series F Convertible Preferred Stock		Common Stock		Additional Paid-In-
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance as of January 1, 2015	-	$-	-	$-	-	$-	-	$-	-	$-	3,332,838	$3,333	$157,694,623	$(115,735,929)	$41,962,027
Issuance on various dates during 2015 of 4,830 shares of common stock in connection with the exercise of stock options utilizing a cashless exercise provision	-	-	-	-	-	-	-	-	-	-	4,830	5	(5)	-	-
Issuance at the end of each quarter of a total of 2,838 shares of common stock at an average price of $17.53 per share for proceeds of $49,757 in connection with the employee stock purchase plan	-	-	-	-	-	-	-	-	-	-	2,838	3	49,754	-	49,757
Additional shares issued to participants in the employee stock purchase plan for activity since the plan's inception affected by the rounding provisions of the reverse stock split of July 7, 2016	-	-	-	-	-	-	-	-	-	-	1,884	2	(2)	-	-
Share-based compensation expense for options issued to directors, management, and employees during the current and previous years	-	-	-	-	-	-	-	-	-	-	-	-	1,016,705	-	1,016,705
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(40,482,802)	(40,482,802)
Balance as of December 31, 2015	-	-	-	-	-	-	-	-	-	-	3,342,390	3,343	158,761,075	(156,218,731)	2,545,687
Issuance on June 20, 2016 of 750,000 units consisting of shares of common stock and warrants at $3.04 per unit for gross cash proceeds of $2,280,000, net of transaction costs of $43,750	-	-	-	-	-	-	-	-	-	-	750,000	750	2,235,500	-	2,236,250
Issuance on July 7, 2016 of 892,857 units consisting of shares of Series B Convertible Preferred Stock and warrants at $1.40 per unit for gross cash proceeds of $1,250,000, net of transaction costs of $56,156	892,857	893	-	-	-	-	-	-	-	-	-	-	1,193,844	-	1,194,737
Issuance on July 21 and July 26, 2016 of 446,429 shares of common stock in connection with the conversion of 892,857 shares of Series B Convertible Preferred Stock	(892,857)	(893)	-	-	-	-	-	-	-	-	446,429	446	447	-	-
Issuance on September 12, 2016 of 680,000 shares of Series C Convertible Preferred Stock in exchange for certain outstanding warrants	-	-	680,000	680	-	-	-	-	-	-	-	-	(680)	-	-
Issuance on September 12, 2016 of 2,962,963 shares of common stock at $1.35 per share for gross cash proceeds of $4,000,000, net of transaction costs of $621,720	-	-	-	-	-	-	-	-	-	-	2,962,963	2,963	3,375,317	-	3,378,280
Issuance on various dates between October 10 and October 16, 2016, inclusive, of 680,000 shares of common stock in connection with the conversion of 680,000 shares of Series C Convertible Preferred Stock	-	-	(680,000)	(680)	-	-	-	-	-	-	680,000	680			-
Issuance on November 1, 2016 of 444,444 shares of common stock at $1.35 per share for gross cash proceeds of $600,000, net of transaction costs of $71,850	-	-	-	-	-	-	-	-	-	-	444,444	444	527,706	-	528,150
Issuance on November 8, 2016 of 1,000 shares of Series D Convertibel Preferred Stock with a value of $5,500,000 in exchange for the reduction of $5,000,000 in long-debt, net of transaction costs of $170,264	-	-	-	-	1,000	1	-	-	-	-	-	-	5,329,735	-	5,329,736
Recognition on November 8, 2016 of beneficial conversion feature of $1,375,000 related to the modification of the conversion terms of Series D Convertible Preferred Stock and recorded as a deemed dividend	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Issuance on various dates between November 10 and November 16, 2016, inclusive, of 3,228,264 shares of common stock in connection with the conversion of 378 shares of Series C Convertible Preferred Stock	-	-	-	-	(378)	-	-	-	-	-	3,228,264	3,228	(3,228)	-	-
Issuance on November 22, 2016 of 2,799 shares of Series D Convertible Preferred Stock in connection with a 5.5 for 1 forward split of that series of stock	-	-	-	-	2,799	3	-	-	-	-	-	-	(3)	-	-
Issuance on November 22, 2016 of 1,000 shares of common stock at $1,000 per share for gross cash proceeds of $1,000,000, net of transaction costs of $172,366	-	-	-	-	1,000	1	-	-	-	-	-	-	827,634	-	827,635
Recognition on November 22, 2016 of beneficial conversion feature of $346,745,000 related to the modification of the conversion terms of Series D Convertible Preferred Stock and recorded as a deemed dividend	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Issuance on November 22, 2016 of 2,000,000 shares of Series E Convertible Preferred Stock in exchange for certain outstanding warrants	-	-	-	-	-	-	2,000,000	2,000	-	-	-	-	(2,000)	-	-
Issuance on various dates between November 22 and November 29, 2016, inclusive, of 4,750,000 shares of common stock in connection with the conversion of 1,955 shares of Series C Convertible Preferred Stock	-	-	-	-	(1,955)	(2)	-	-	-	-	4,750,000	4,750	(4,748)	-	-
Issuance on December 19, 2016 of 1,500,000 shares of common stock in connection with the conversion of 1,500,000 shares of Series E Convertible Preferred Stock	-	-	-	-	-	-	(1,500,000)	(1,500)	-	-	1,500,000	1,500	-	-	-
Issuance on December 30, 2016 of 1,233 shares of Series F Convertible Preferred Stock in exchange for 1,233 shares of Series D Convertible Preferred Stock	-	-	-	-	(1,233)	(1)	-	-	1,233	1	-	-	-	-	-
Issuance on various dates between February 1, and September 21, 2016, incusive, of 192,966 shares of common stock at an average of $2.53 per share for services valued at $488,656	-	-	-	-	-	-	-	-	-	-	192,966	193	488,463	-	488,656
Issuance at the end of each quarter in connection with the employee stock purchase plan an aggregate total of 29,807 shares of common stock at an average price of $0.97 per share for proceeds of $28,951	-	-	-	-	-	-	-	-	-	-	29,807	30	28,922	-	28,952
Share-based compensation expense for options issued to directors, management, and employees during the current and previous years	-	-	-	-	-	-	-	-	-	-	-	-	1,024,955	-	1,024,955
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(20,436,496)	(20,436,496)
Balance as of December 31, 2016	-	$-	-	$-	1,233	$2	500,000	$500	1,233	$1	18,327,263	$18,327	$173,782,939	$(176,655,227)	$(2,853,458)

The accompanying notes are an integral part of these consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2016	2015
Cash Flows from Operating Activities
Net Loss	$(20,436,496)	$(40,482,802)
Loss from discontinued operations	241,775	21,277,604
Net loss from continuing operations	(20,194,721)	(19,205,198)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Provision (benefit) for income taxes	56,663	(37,562)
Provision for doubtful accounts	25,000	132,000
Depreciation for property, plant and equipment	9,417,612	9,251,311
Amortization for intangible assets	1,458,323	392,272
Amortization of debt discount and deferred financing costs	1,609,588	2,080,125
Loss on extinguishment of debt	500,000	-
Write-off of debt discount and deferred financing costs in connection with extinguishment of debt	331,609	-
Accrued interest added to principal	1,477,926	1,453,347
Stock-based compensation - Options	1,024,955	1,016,705
Stock-based compensation – Stock issued for services	488,656	-
Stock-based compensation – Employee stock purchase plan	4,523	7,541
Impairment of intangible assets	-	534,555
Deferred rent	(537,888)	(139,430)
Changes in operating assets and liabilities:
Accounts receivable	(221,523)	146,527
Prepaid expenses and other current assets	39,585	(159,901)
Other assets	(24,584)	(70,841)
Account payable	(553,509)	119,925
Accrued expenses	(765,628)	19,486
Deferred revenues	(325,234)	101,908
Total Adjustments	14,006,074	14,847,968
Net Cash Used In Continuing Operating Activities	(6,188,647)	(4,357,230)
Net Cash Used In Discontinued Operating Activities	(1,546,688)	(10,896,524)
Net Cash Used In Operating Activities	(7,735,335)	(15,253,754)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(2,361,601)	(6,487,040)
Lease incentive payment from landlord	-	10,626
Payment (refund) of security deposits	39,172	(7,950)
Deferred acquisition payments	-	(11,517)
Net Cash Used In Continuing Investing Activities	(2,322,429)	(6,495,881)
Net Cash Used In Discontinued Investing Activities	-	(187,524)
Net Cash Used In Investing Activities	(2,322,429)	(6,683,405)

Cash Flows From Financing Activities
Payments on capital leases	(975,804)	(1,016,035)
Net proceeds from the issuance of common stock and warrants	6,142,680	-
Net proceeds from the issuance of preferred stock	2,022,372	-
Issuance of common stock under employee stock purchase plan	24,429	42,216
Net Cash Provided By (Used In) Continuing Financing Activities	7,213,677	(973,819)
Net Cash Provided By (Used In) Discontinued Financing Activities	-	-
Net Cash Provided By (Used In) Financing Activities	7,213,677	(973,819)

Net Decrease In Cash and Cash Equivalents	(2,844,087)	(22,910,978)

Cash and Cash Equivalents – Beginning of year	15,116,531	38,027,509
Cash and Cash Equivalents – Ending of year	$12,272,444	$15,116,531

Supplemental Disclosures of Cash Flow Information

Cash paid during the periods for:
Interest	$3,113,805	$3,163,976
Income taxes	$13,909	$24,028
Non-Cash Investing and Financing Activities:
Acquisition of property and equipment:
Under capital leases	$-	$810,026
Included in accrued expenses	$118,139	$176,614
Conversion of debt into Series D Convertible Preferred Stock	$5,329,736	$-
Exchange of intangible assets – discontinued operations (Note 4)	$3,837,783	$-

 The accompanying notes are an integral part of these consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Nature of Business

Towerstream Corporation (referred to as “Towerstream” or the “Company”) was incorporated in Delaware in December 1999. During its first decade of operations, the Company’s business activities were focused on delivering fixed wireless broadband services to commercial customers over a wireless network transmitting over both licensed and unlicensed radio spectrum. The Company’s fixed wireless service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. The Company provides services to business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. The Company’s “Fixed Wireless" business has historically grown both organically and through the acquisition of five other fixed wireless broadband providers in various markets.

In January 2013, the Company incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”), to operate a new business designed to leverage its fixed wireless network in urban markets to provide other wireless technology solutions and services. Hetnets built a carrier-class network which offered a shared wireless infrastructure platform, primarily for (i) co-location of customer owned antenna and related equipment and (ii) Wi-Fi access and offloading. The Company referred to this as its “Shared Wireless Infrastructure” or “Shared Wireless” business. During the fourth quarter of 2015, the Company determined to exit this business and curtailed activities in its smaller markets. The remaining network, located in New York City (or “NYC”), was the largest and had a lease access contract with a major cable company. As a result, the Company explored opportunities during the fourth quarter of 2015 and continuing into the first quarter of 2016 to sell the NYC network.

On March 9, 2016, the Company completed a sale and transfer of certain assets pursuant to an asset purchase agreement (the “Agreement”) with a large cable company (the “Buyer”). Under the terms of the Agreement, the Buyer assumed certain rooftop leases and acquired ownership of and the right to operate the Wi-Fi access points and related equipment associated with such leases. The Company retained ownership of all backhaul and related equipment, and the parties entered into an agreement under which the Company provides backhaul services to the Buyer. The Agreement is for a three-year period with two one-year renewals and is cancellable by the Buyer on sixty days’ notice. During the first quarter of 2016, the Company determined that it would not be able to sell the remainder of the NYC network, and accordingly, all remaining assets were reployed into the fixed wireless network or written off. The operating results and cash flows for Hetnets have been presented as discontinued operating results in these consolidated financial statements. Assets associated with the New York City network were presented as Assets Held for Sale as of December 31, 2015.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Note 2 - Liquidity, Going Concern, and Management Plans

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2016, the Company had cash and cash equivalents of approximately $12.3 million and a working capital deficiency of approximately $22.6 million. The Company incurred significant operating losses since inception and continues to generate losses from operations and as of December 31, 2016, the Company has an accumulated deficit of $176.7 million. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued. Management has also evaluated the significance of these conditions in relation to the Company's ability to meet its obligations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the year ended December 31, 2016, the Company has raised a total of $9,130,000 as indicated in Note 10, Capital Stock, and converted $5,000,000 of long-term debt into preferred stock as indicated on Note 9, Long-Term Debt. In addition, the Company has monitored and reduced certain of its operating costs over the course of the year. Historically, the Company has financed its operation through private and public placement of equity securities, as well as debt financing and capital leases. The Company’s ability to fund its longer term cash requirements is subject to multiple risks, many of which are beyond its control. The Company intends to raise additional capital, either through debt or equity financings or through the potential sale of the Company’s assets in order to achieve its business plan objectives. Management believes that it can be successful in obtaining additional capital; however, no assurance can be provided that the Company will be able to do so. There is no assurance that any funds raised will be sufficient to enable the Company to attain profitable operations or continue as a going concern. To the extent that the Company is unsuccessful, the Company may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Note 3 - Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Retroactive Adjustment For Reverse Stock Split

On July 7, 2016, the Company effected a one-for-twenty reverse split of its common stock. Consequently, all earnings per share and other share related amounts and disclosures have been retroactively adjusted for all periods presented.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the amounts of revenues and expenses. Actual results could differ from those estimates. Key estimates include fair value of certain financial instruments, carrying value of intangible assets, reserves for accounts receivable and accruals for liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. At times, the Company’s cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. As of December 31, 2016, the Company had cash and cash equivalent balances of approximately $12 million in excess of the federally insured limit of $250,000.

Accounts Receivable

Accounts receivable are stated at cost less an allowance for doubtful accounts which reflects the Company’s estimate of balances that will not be collected. The allowance is based on the history of past write-offs, the aging of balances, collections experience and current credit conditions. Additions include provisions for doubtful accounts and deductions include customer write-offs.

Property and Equipment

Property and equipment are stated at cost and include equipment, installation costs and materials. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful lives or the term of the respective lease. Network, base station, shared wireless infrastructure and customer premise equipment are depreciated over estimated useful lives of five years; furniture, fixtures and other from three to five years and information technology from three to five years. Expenditures for maintenance and repairs which do not extend the useful life of the assets are charged to expense as incurred. Gains or losses on disposals of property and equipment are reflected in general and administrative expenses in the Company’s consolidated statements of operations.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

FCC Licenses

Federal Communications Commission (“FCC”) licenses are initially recorded at cost and are considered to be intangible assets with an indefinite life because the Company is able to maintain the license indefinitely as long as it complies with certain FCC requirements. The Company intends to and has demonstrated an ability to maintain compliance with such requirements. The Financial Accounting Standards Board’s (“FASB”) guidance on goodwill and other intangible assets states that an asset with an indefinite useful life is not amortized. However, as further described in the next paragraph, these assets are reviewed annually for impairment.

Long-Lived Assets

Long-lived assets with definitive lives consist primarily of property and equipment, and certain intangible assets. Long-lived assets are evaluated periodically for impairment, or whenever events or circumstances indicate their carrying value may not be recoverable. Conditions that would result in an impairment charge include a significant decline in the fair value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset’s carrying value to determine if impairment exists. If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value. Assets to be disposed of are reported at the lower of their carrying value or net realizable value.

The FASB’s guidance on asset retirement obligations addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated costs. This guidance requires the recognition of an asset retirement obligation and an associated asset retirement cost when there is a legal obligation associated with the retirement of tangible long-lived assets. The Company’s network equipment is installed on both buildings in which the Company has a lease agreement and at customer locations. In both instances, the installation and removal of the Company’s equipment is not complicated and does not require structural changes to the building where the equipment is installed. Costs associated with the removal of the Company’s equipment at company or customer locations are not material, and accordingly, the Company has determined that it does not presently have asset retirement obligations under the FASB’s accounting guidance.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired in an acquisition. Goodwill is not amortized but rather is reviewed annually for impairment, or whenever events or circumstances indicate that the carrying value may not be recoverable. The Company initially performs a qualitative assessment of goodwill which considers macro-economic conditions, industry and market trends, and the current and projected financial performance of the reporting unit. No further analysis is required if it is determined that there is a less than 50 percent likelihood that the carrying value is greater than the fair value. The Company completed a qualitative and quantitative assessment and determined that there was no impairment of goodwill as of December 31, 2016 and 2015, respectively.

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Fair Value of Financial Instruments

The Company has categorized its financial assets and liabilities measured at fair value into a three-level hierarchy in accordance with the FASB’s guidance. Fair value is defined as an exit price, the amount that would be received upon the sale of an asset or paid upon the transfer of a liability in an orderly transaction between market participants at the measurement date. The degree of judgment utilized in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability. Financial assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in active markets generally have more pricing observability and require less judgment in measuring fair value. Conversely, financial assets and liabilities that are rarely traded or not quoted have less price observability and are generally measured at fair value using valuation models that require more judgment. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency of the asset, liability or market and the nature of the asset or liability.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible. The benefit of tax positions taken or expected to be taken in the Company’s income tax returns are recognized in the consolidated financial statements if such positions are more likely than not to be sustained upon examination.

Revenue Recognition

The Company normally enters into contractual agreements with its customers for periods ranging between one to three years. The Company recognizes the total revenue provided under a contract ratably over the contract period, including any periods under which the Company has agreed to provide services at no cost. The Company applies the revenue recognition principles set forth under the United States Securities and Exchange Commission Staff Accounting Bulletin 104, (“SAB 104”) which provides for revenue to be recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery or installation has been completed, (iii) the customer accepts and verifies receipt, and (iv) collectability is reasonably assured.

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Deferred Revenues

Customers are billed monthly in advance. Deferred revenues are recognized for that portion of monthly charges not yet earned as of the end of the reporting period. Deferred revenues are also recognized for certain customers who pay for their services in advance.

Advertising Costs

The Company charges advertising costs to expense as incurred. Advertising costs for the years ended December 31, 2016, and 2015 were approximately $245,230, and $1,058,000, respectively, and are included in sales and marketing expenses in the Company’s consolidated statements of operations.

Stock-Based Compensation

The Company accounts for stock-based awards issued to employees in accordance with FASB guidance. Such awards primarily consist of options to purchase shares of common stock. The fair value of stock-based awards is determined on the grant date using a valuation model. The fair value is recognized as compensation expense, net of estimated forfeitures, on a straight line basis over the service period which is normally the vesting period.

Basic and Diluted Net Loss Per Share

Basic and diluted net loss per share has been calculated by dividing net loss by the weighted average number of common shares outstanding during the period.

The following common stock equivalents were excluded from the computation of diluted net loss per common share because they were anti-dilutive. The exercise of these common stock equivalents would dilute earnings per shares if the Company becomes profitable in the future.

	Years Ended December 31,
	2016	2015
Stock options	2,106,889	217,002
Warrants	180,000	202,500
Series D Convertible Preferred Stock	3,082,500	-
Series E Convertible Preferred Stock	500,000	-
Series F Convertible Preferred Stock	6,165,000	-
Total	12,034,389	419,502

Convertible Instruments

The Company accounts for hybrid contracts that feature conversion options in accordance with applicable GAAP which requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

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Conversion options that contain variable settlement features such as provisions to adjust the conversion price to those more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

Reclassifications

Certain accounts in the prior year’s consolidated financial statements have been reclassified for comparative purposes to conform to the presentation in the current year’s consolidated financial statements. These reclassifications have no effect on the previously reported net loss.

Segments

The Company determined that the Shared Wireless Infrastructure and Fixed Wireless businesses represented separate business segments. In addition, the Company established a Corporate Group so that centralized operating and administrative activities which supported both businesses could be reported separately. During the fourth quarter of 2015, the Company determined to exit the Shared Wireless Infrastructure business. As a result, its operating results for all periods presented are being reported as discontinued operations in these financial statements. The operating results of the Fixed Wireless business are being reported as continuing operations.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), “Revenue from Contracts with Customers”. ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition” and some cost guidance included in ASC Subtopic 605-35, "Revenue Recognition - Construction-Type and Production-Type Contracts.” The core principle of ASU 2014-09 is that revenue is recognized when the transfer of goods or services to customers occurs in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. ASU 2014-09 requires the disclosure of sufficient information to enable readers of the Company’s financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. ASU 2014-09 also requires disclosure of information regarding significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 provides two methods of retrospective application. The first method would require the Company to apply ASU 2014-09 to each prior reporting period presented. The second method would require the Company to retrospectively apply ASU 2014-09 with the cumulative effect recognized at the date of initial application. ASU 2014-09 will be effective for the Company beginning in fiscal 2019 as a result of ASU 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date," which was issued by the FASB in August 2015 and extended the original effective date by one year. The Company is currently evaluating the impact of adopting the available methodologies of ASU 2014-09 and 2015-14 upon its financial statements in future reporting periods. The Company has not yet selected a transition method. The Company is in the process of evaluating the new standard against its existing accounting policies, including the timing of revenue recognition, and its contracts with customers to determine the effect the guidance will have on its financial statements and what changes to systems and controls may be warranted.

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There have been four new ASUs issued amending certain aspects of ASU 2014-09, ASU 2016-08, "Principal versus Agent Considerations (Reporting Revenue Gross Versus Net)," was issued in March,2016 to clarify certain aspects of the principal versus agent guidance in ASU 2014-09. In addition, ASU 2016-10, "Identifying Performance Obligations and Licensing," issued in April 2016, amends other sections of ASU 2014-09 including clarifying guidance related to identifying performance obligations and licensing implementation. ASU 2016-12, "Revenue from Contracts with Customers - Narrow Scope Improvements and Practical Expedients" provides amendments and practical expedients to the guidance in ASU 2014-09 in the areas of assessing collectability, presentation of sales taxes received from customers, noncash consideration, contract modification and clarification of using the full retrospective approach to adopt ASU 2014-09. Finally, ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” was issued in December 2016, and provides elections regarding the disclosures required for remaining performance obligations in certain cases and also makes other technical corrections and improvements to the standard. With its evaluation of the impact of ASU 2014-09, the Company will also consider the impact on its financial statements related to the updated guidance provided by these four new ASUs.

In June 2014, the FASB issued ASU No. 2014-12 (“ASU 2014-12”), “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period,” which requires a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. ASU 2014-12 states that the performance target should not be reflected in estimating the grant date fair value of the award. ASU 2014-12 clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the periods for which the requisite service has already been rendered. The new standard was effective for and adopted by the Company on January 1, 2016 and did not have a significant impact on its consolidated financial statements.

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In August 2014, the FASB issued ASU No. 2014–15 (“ASU 2014-15”), “Presentation of Financial Statements – Going Concern.”  ASU 2014-15 provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The new standard was effective for and adopted by the Company on January 1, 2017 and did not have a significant impact on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03 (“ASU 2015-03”), “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts, instead of being presented as an asset. ASU 2015-03 was effective for and retrospectively adopted by the Company on January 1, 2016. Long-term debt, net of debt discount, as of December 31, 2015 was previously reported on the consolidated balance sheet as $34,695,383 with the associated $1,691,421 of unamortized debt issuance costs included in other assets on its consolidated balance sheet.

In February 2016, the FASB issued ASU 2016-02 (“ASU 2016-02), “Leases (Topic 842).” ASU 2016-02 requires a lessee to recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASU 2016-02 is effective for the Company on January 1, 2019. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-02 will have on its consolidated financial statements

In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” The new standard involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The new standard will be effective for the Company on January 1, 2017. The Company is currently evaluating the impact of its pending adoption of this standard on its consolidated financial statements and related disclosures

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In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 is intended to address how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the effect that ASU 2016-15 will have on its consolidated financial position and results of operations.

In January 2017, the FASB issued ASU No. 2017-01 “Business Combinations (Topic 805): Clarifying the Definition of a Business”, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company does not expect this new guidance to have a material impact on its consolidated financial position, results of operations or related disclosures.

In January 2017, the FASB issued ASU No. 2017-04 (“ASU 2017-04”), “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” which removes Step 2 from the goodwill impairment test.  ASU 2017-04 is effective for annual and interim periods beginning after December 15, 2019.  Early adoption is permitted for interim or annual goodwill impairment test performed with a measurement date after January 1, 2017. The Company does not expect ASU 2017-04 to have a material impact on its financial positions or results of operations.

Note 4 - Discontinued Operations

During the fourth quarter of 2015, the Company determined to exit the business conducted by Hetnets and curtailed activities in its smaller markets. The remaining network, located in New York City (or “NYC”), was the largest and had a lease access contract with a major cable company. As a result, the Company explored opportunities during the fourth quarter of 2015 and continuing into the first quarter of 2016 to sell the NYC network. On March 9, 2016, the Company completed a sale and transfer of certain assets pursuant to an asset purchase agreement (the "Agreement") with a large cable company (the "Buyer"). Under the terms of the Agreement, the Buyer assumed certain rooftop leases and acquired ownership of and the right to operate the Wi-Fi access point and related equipment associated with such leases. The Company retained ownership of all backhaul and related equipment, and the parties entered into an agreement under which the Company provides backhaul services to the Buyer. The Agreement is for a three-year period with two one-year renewals and is cancellable by the Buyer on sixty-day's notice. In connection with the Agreement, the Company transferred to the Buyer a net book value of network assets aggregating $2,660,041 in exchange for the backhaul agreement valued at $3,837,783. The backhaul agreement has been recorded as an intangible asset in the accompanying consolidated balance sheet. As a result, during the first quarter of 2016, the Company recognized a gain of $1,177,742 in its discontinued operations.

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The Company has determined that it will not be able to sell the remaining network locations in New York City. As a result, the Company recognized charges totaling $1,585,319 in the first quarter of 2016 which included $453,403 representing the estimated cost to settle lease obligations, $528,364 to write off network assets which could not be redeployed into the fixed wireless network, $110,500 related to security deposits which are not expected to be recovered, and $493,052 related to the accelerated expensing of deferred acquisition costs. These costs were partially offset by a $1,244,284 reduction in the accrual for terminated lease obligations that was recorded in the fourth quarter of 2015. This reduction reflects the outcome of settlements negotiated in the first quarter of 2016 with certain landlords. The operating results and cash flows for Hetnets have been reclassified and presented as discontinued operations in these consolidated financial statements for all periods presented.

Operating Results

The operating results and cash flows for Hetnets have been presented as discontinued operating results in these consolidated financial statements of which a more detailed presentation is set forth below. There has been no allocation of consolidated interest expense to discontinued operations.

	Year Ended December 31,
	2016	2015
Revenues	$553,302	$3,370,181
Operating expenses:
Infrastructure and access	965,596	19,292,571
Depreciation	638,681	4,032,219
Network operations	192,947	793,886
Customer support	69,804	383,155
Sales and marketing	246	145,954
General and administrative	105,545	-
Total operating expenses	1,972,819	24,647,785
Net operating loss	(1,419,517)	(21,277,604)
Gain on sale of assets	1,177,742	-
Net Loss	$(241,775)	$(21,277,604)

Included in Infrastructure and Access expense during the year ended December 31, 2016 and 2015, respectively, were $453,403 and $3,284,467 representing the estimated cost of terminating the leases associated with the Hetnets business. Accordingly, disbursements associated with such activity during the years ended December 31, 2016 and 2015 were recorded as reductions to that estimated liability. As of December 31, 2016 and based upon negotiations, settlements, and experiences through that date, the Company had reduced that remaining estimated liability by $1,557,626 to $1,240,000 and reduced expense for Infrastructure and Access for the year ended December 31, 2016 by the same amount.

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The components of the balance sheet accounts presented as discontinued operations were as follows:

	As of December 31,
	2016	2015
Assets:
Accounts receivable, net	$-	$715,993
Prepaid expenses and other current assets	231,978	278,891
Deferred acquisitions costs	-	253,685
Total Current Assets	$231,978	$1,248,569

Liabilities:
Accounts payable	$-	$556,800
Accrued expenses	-	66,101
Accrued expenses - network	1,240,000	3,284,467
Total Current Liabilities	$1,240,000	$3,907,368

Assets Held for Sale

Assets associated with the New York City network were presented as Assets Held for Sale as of December 31, 2015. The components of the balance sheet accounts presented as Assets Held for Sale were as follows:

Security deposits		$356,108
Wi-Fi and back-end equipment, net	-	4,958,999
Current assets held for sale		$5,315,107

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Note 5 - Property and Equipment

Property and equipment is comprised of:

	As of December 31,
	2016	2015
Network and base station equipment	$42,098,570	$38,351,119
Customer premise equipment	33,617,085	30,910,874
Information technology	4,859,875	4,810,865
Furniture, fixtures and other	1,713,430	1,713,722
Leasehold improvements	1,631,322	1,623,559
	83,920,282	77,410,139
Less: accumulated depreciation	68,667,925	56,174,755
Property and equipment, net	$15,252,357	$21,235,384

Depreciation expense for the years ended December 31, 2016 and 2015 was $9,417,612 and $9,251,311, respectively.

Property acquired through capital leases included within the Company’s property and equipment consists of the following:

	As of December 31,
	2016	2015
Network and base station equipment	$2,620,898	$2,620,898
Customer premise equipment	669,792	669,792
Information technology	1,860,028	1,860,028
	5,150,718	5,150,718
Less: accumulated depreciation	4,083,274	3,114,968
Property acquired through capital leases, net	$1,067,444	$2,035,750

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Note 6 - Goodwill and Intangible Assets

Intangible assets consist of the following:

	As of December 31,
	2016	2015

Goodwill	$1,674,281	$1,674,281

Customer relationships	$11,856,126	$11,856,126
Less: accumulated amortization	11,725,369	11,333,096
Customer relationships, net	130,757	523,030

Backhaul agreement	3,837,783	-
Less: accumulated amortization	1,066,050	-
Backhaul agreement, net	2,771,733	-

FCC licenses	750,000	1,284,555
Impairment charge	-	(534,555)
FCC licenses, net	750,000	750,000

Intangible assets, net	$3,652,490	$1,273,030

Amortization expense for the year ended December 31, 2016 and 2015 was $1,458,323 and $392,272, respectively. The fair value of the backhaul agreement acquired in the transaction with a large cable company, as described in Note 4, is being amortized on a straight-line basis over the three-year term of the agreement. The customer contracts acquired in the Delos Internet acquisition are being amortized over a 50-month period. The Company’s licenses with the Federal Communications Commission (the “FCC”) are not subject to amortization as they have an indefinite useful life.

Years Ending December 31,
2017	1,410,019
2018	1,279,261
2019	213,210
Total	$2,902,490

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Note 7 - Accrued Expenses

Accrued expenses consist of the following:	As of December 31,
	2016	2015
Payroll and related	$294,006	$551,448
Professional services	263,928	427,932
Other	142,492	339,680
Property and equipment	118,139	176,614
Network	92,645	133,544
Total	$911,210	$1,629,218

Network represents costs incurred to provide services to the Company’s customers including tower rentals, bandwidth, troubleshooting and gear removal.

Note 8 - Other Long-Term Liabilities

Other long-term liabilities consist of the following:	As of December 31,
	2016	2015
Deferred rent	$641,799	$1,227,414
Deferred taxes	420,438	363,774
Total	$1,062,237	$1,591,188

Note 9 - Long-Term Debt

Long-term debt consists of the following as of December 31, 2016 and 2015:

	2016 Callable	2015
Principal	$33,290,995	$36,748,903
Unamortized debt discount	(1,803,742)	(3,744,941)
Total	$31,487,253	$33,003,962

In October 2014, the Company entered into a $35,000,000 note ("Note") with Melody Business Finance, LLC ("Lender") wherein the Company received net proceeds of $33,950,000 after a 3% original issue discount.

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This Note matures on October 16, 2019 and accrues interest on the basis of a 360-day year at:

a)

A rate equal to the greater of: i) the sum of the one-month Libor rate on any given day plus 7% or ii) 8% per annum. The one-month Libor rate was 0.77% as of December 31, 2016. Interest accrued at this rate is paid in cash at the end of each quarter; plus

b)	A rate of 4% per annum. Interest accrued at this rate is added to the principal amount at the end of each quarter.

This Note is secured by a first-priority lien and security interest in all of the assets of the Company and its subsidiaries, excluding the capital stock of the Company, and certain capital leases, contracts and assets secured by purchase money security interests.

The Note contains representations and warranties by the Company and the Lender, certain indemnification provisions in favor of the Lender and customary covenants (including limitations on other debt, liens, acquisitions, investments and dividends), and events of default (including payment defaults, breaches of covenants, a material impairment in the Lender’s security interest or in the collateral, and events relating to bankruptcy or insolvency). The Note contains several restrictive covenants and the most significant of which requires the Company to maintain a minimum cash balance of $6,500,000 at all times. The Company was not in compliance with one of the Note covenants as of December 31, 2016, and such violation was waived by the lender on June 14, 2017 effective March 31, 2017. Upon the occurrence of an event of default, an additional 5% interest rate will be applied to the outstanding loan balances, and the Lender may terminate its lending commitment, declare all outstanding obligations immediately due and payable, and take such other actions as set forth in the Note to secure its interests. Such default interest was not assessed by the lender.

The Company has the option to prepay the Note in the minimum principal amount of $5,000,000 plus integral amounts of $1,000,000 beyond that amount subject to certain prepayment penalties. Mandatory prepayments are required upon the occurrence of certain events, including but not limited to: i) the sale, lease, conveyance or transfer of certain assets, ii) issuance or incurrence of indebtedness other than certain permitted debt, iii) issuance of capital stock redeemable for cash or convertible into debt securities; and iv) any change of control.

A discount of $6,406,971 to the face value of the Note was recorded upon its issuance and that discount is being amortized over the term of the Note using the effective interest rate method. That discount consisted of:

a)

$2,463,231 representing the fair value of warrants simultaneously issued to the Lender for the purchase of up to 120,000 and 60,000 shares of the Company's common stock at $25.20 and $0.20 per share, respectively, through April 2022. The fair value of these warrants was calculated utilizing the Black-Scholes option pricing model;

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b)	$2,893,739 in costs incurred associated with obtaining this financing arrangement which consisted primarily of professional fees; and

c)	$1,050,000 related to a 3% original issue discount.

On November 8, 2016 and in connection with a financing transaction as more fully discussed in Note 10, Capital Stock, an investor acquired $5,000,000 of the Company's obligations to the Lender consisting of principal and accrued interest of $4,935,834 and $64,166, respectively. The investor then immediately exchanged such obligations for 1,000 shares of the Company's Series D Convertible Preferred Stock and warrants for the purchase of up to 4,000,000 shares of the Company's common stock. In connection with that exchange, the Company:

a)

Wrote-off the portion of the unamortized debt discount and deferred financing costs associated with the exchanged principal and recorded a charge to interest expense of $331,609. The accrued interest and the adjustment to the unamortized debt discount activity described in this paragraph are separate from and unrelated to the amounts appearing in the following paragraphs; and

b)

Recorded a non-cash loss on extinguishment of debt charge of $500,000. This amount represents the difference between the fair value of the Series D Convertible Preferred Stock of $5,500,000 as described in Note 10, Capital Stock, and the carrying amount of the debt of $5,000,000 as of the date of the exchange.

The Company recorded interest expense of $4,497,945 and $4,360,042 for the years ended December 31, 2016 and 2015, respectively. Of those amounts, the Company paid to the Lender $2,955,853 and $2,906,695 and added $1,477,926 and $1,453,347 to the principal amount of the Note during the years ended December 31, 2016 and 2015, respectively.

The Company recorded amortization expense of $1,609,588 and $2,080,125 for the years ended December 31, 2016 and 2015, respectively, and classified those amounts as interest expense.

Note 10 - Capital Stock

The Company is authorized to issue up to 200,000,000 shares of common stock at a par value of $0.001 and had 18,327,264 and 3,342,391 shares issued and outstanding as of December 31, 2016 and 2015, respectively. The holders of common stock are entitled to one vote per share and are entitled to receive dividends, if any, as may be declared by the Company's Board of Directors. Upon liquidation, dissolution, or winding-up of the Company, the holders of the Company's common stock are entitled to share ratably in all assets that are available for distribution. They have no preemptive, subscription, redemption, or conversion rights. Any rights, preferences, and privileges of holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Company's Board of Directors and issued in the future. At the Company’s annual meeting on August 21, 2015, the shareholders approved an increase in the number of authorized shares of common stock from 95,000,000 to 200,000,000.

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The Company is authorized to issue up to 5,000,000 shares of "blank check" preferred stock at a par value of $0.001 which may be issued from time to time in one or more classes and in one or more series within a class upon authorization by our Board. The Board, without further approval of the shareholders, is authorized to fix the preferences, limitations and relative rights of the shares of each class or series within a class. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

The Company had created Series A Preferred Stock during the year ended December 31, 2010 and Series B through Series F Convertible Preferred Stock during the year ended December 31, 2016, and designated the number of shares as indicated below. The Company had shares of the following series of preferred stock issued and outstanding as of December 31, 2016 and 2015:

	Designated	Issued and Outstanding
		2016	2015
Series A Preferred Stock	350,000	-	-
Series B Convertible Preferred Stock	892,857	-	-
Series C Convertible Preferred Stock	680,000	-	-
Series D Convertible Preferred Stock	4,421	1,233	-
Series E Convertible Preferred Stock	2,000,000	500,000	-
Series F Convertible Preferred Stock	1,233	1,233	-
	3,928,511	502,466	-

The preferences, rights, and limitations of each series of preferred stock are discussed to the extent appropriate in the following paragraphs.

a)

On November 8, 2010, the Company adopted a shareholder rights plan under which the Company issued one "preferred share purchase right" ("right") for each share of the Company's common stock held by shareholders of record as of the close of business on November 24, 2010. Each holder of a right will be allowed to purchase one one-hundredth of a share of 350,000 shares of Series A Preferred Stock at an exercise price of $18.00. In general, the rights will become exercisable if a person or group acquires 15% or more of the Company’s outstanding common stock or announces a tender offer or exchange offer for 15% or more of the Company’s outstanding common stock. The rights will expire on November 8, 2020. The Company may redeem the rights for $0.001 each at any time until the tenth business day following public announcement that a person or group has acquired 15% or more of its outstanding common stock.

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b)

On June 20, 2016, the Company raised $2,280,000 through the issuance of 750,000 Units at $3.04 per Unit. The Units collectively consisted of: i) 750,000 shares of common stock, and ii) warrants for the purchase of 750,000 shares of the Company's common stock at $5.00 per share for a period of five years. The common shares and the warrants were immediately separable and were issued independently. Expenses associated with this transaction totaled $43,750 resulting in net proceeds to the Company of $2,236,250. Such net proceeds were allocated to the shares and the warrants issued in the amounts of $1,677,188 and $559,062, respectively, in proportion to their relative fair value on the date of issuance. The fair value of the common shares was determined by utilizing the closing price on the day of the transaction and the fair value of the warrants was determined by using the Black-Scholes model as more fully described in Note 11, Stock Option Plans and Warrants.

c)

On July 7, 2016 and as previously indicated, the Company effected a 1-for-20 reverse stock split. Consequently, all share quantities, per share amounts, and any other appropriate amounts or disclosures in these financial statements affected by that reverse stock split have been adjusted for that reverse stock split.

d)

On July 7, 2016, the Company raised $1,250,000 through the issuance of 892,857 Units at $1.40 per Unit. The Units collectively consisted of: i) 892,857 shares of newly created Series B Convertible Preferred Stock ("Series B") which were convertible into 446,429 shares of the Company's common stock, and ii) warrants for the purchase 223,214 shares of the Company's common stock at $3.00 per share for a period of five years. The common shares and the warrants were immediately separable and were issued independently. Expenses associated with this transaction totaled $56,156 resulting in net proceeds to the Company of $1,193,844. Such net proceeds were allocated to the shares and the warrants issued in the amounts of $963,949 and $229,895, respectively, in proportion to their relative fair value on the date of issuance. The fair value of the Series B shares was determined by reference to the number of common shares which they were convertible into and the closing price for those shares on the day of the transaction. The fair value of the warrants was determined by using the Black-Scholes model as more fully described in Note 11, Stock Option Plans and Warrants.

e)	On July 21 and July 26, 2016, the holders of the 892,857 shares of Series B, previously issued on July 7, 2016, converted all such shares into 446,429 shares of common stock.

f)

On September 12, 2016, the Company effected an exchange with the holders of the warrants previously issued on June 20 and July 7, 2016 for the purchase of up to 750,000 and 223,214 shares of the Company's common stock described above, respectively. In that exchange, the holders surrendered those warrants and the Company issued 680,000 shares of newly created Series C Convertible Preferred Stock ("Series C") which was convertible into the Company's common shares on a one-for-one basis. The Company accounted for this exchange by reducing Additional Paid-In Capital by $1,031,999 for the book value of the warrants with a corresponding increasing Series C par value by $680 and Series C Additional Paid-In Capital by $1,031,319.

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g)

On September 12, 2016, the Company raised $4,000,000 through the issuance of 2,962,963 common shares at $1.35 per share. Expenses associated with this transaction, including the 7% underwriters' commission of $280,000, totaled $621,720 resulting in net proceeds to the Company of $3,378,280. In connection with this transaction, the Company granted the underwriter an option through October 31, 2016 to purchase up to an additional 444,444 shares of the Company's common stock at $1.35 per share, subject to the same commission structure, to cover overallotments.

h)

On various dates from October 10 through October 18, 2016, the holders of the 680,000 shares of Series C, previously issued on September 12, 2016, exercised their conversion privileges and converted such shares into a like number of common shares.

i)

On November 1, 2016, the underwriter, which assisted the Company with the offering on September 12, 2016 described above, exercised its option and the Company raised $600,000 through the issuance of 444,444 common shares at $1.35 per. Expenses associated with this transaction, including the 7% underwriters' commission of $42,000, totaled $71,850 resulting in net proceeds to the Company of $528,150.

j)

On November 8, 2016, an investor acquired, $5,000,000 of principal and accrued interest payable by Towerstream to Melody Business Finance, LLC ("Melody") in exchange for a payment of $5,500,000 from the investor to Melody as more fully described in Note 9 Long-Term Debt.

The Company then exchanged such debt for 1,000 shares of newly created Series D Convertible Preferred Stock ("Series D") and warrants for the purchase of up to 4,000,000 shares of the Company's common stock at an exercise price of $1.34 for a period of five years.

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The key preferences, rights, and limitations of the Series D shares, including subsequent documented agreements with the holder of the Series D shares, are as follows:

i)       The Stated Value of each Series D share is $5,500;

ii)      Series D shares may be converted into common shares at any time. The number of common shares issuable upon such conversion is determined by multiplying the number of Series D shares being converted by their stated value of $5,500 per share and then dividing by the conversion price pf $0.644 per common share;

iii)     Series D shares may be converted into common shares at any time in any amount provided that the holder or its affiliates would not beneficially own more than 9.99% of the Company's common stock;

iv)     Series D shares may vote as common shares on an "as converted" basis subject to the conversion limitation described above;

v)     The Company may only sell up to $15,000,000 of equity or equity linked securities and only at a price equal to or greater than $0.50 per common share through November 8, 2017. That restriction remains in effect so long as there are Series D shares outstanding with a Stated Value of at least $2,000,000; and

vi)     The holder of Series D has a right to participate up to 100% in the Company's equity financings through November 8, 2017.

The Series D shares and the warrants were immediately separable and were issued independently. Expenses associated with this transaction totaled $170,264 resulting in net effective proceeds to the Company of $5,329,736. Such net proceeds were allocated to the shares and the warrants issued in the amounts of $3,740,942 and $1,588,794, respectively, in proportion to their relative fair value on the date of issuance. The fair value of the Series D shares was determined by reference to the number of common shares which they were convertible into and the closing price for those shares on the day of the transaction. The fair value of the warrants was determined by using the Black-Scholes model as more fully described in Note 11, Stock Option Plans and Warrants.

Additionally, upon the issuance of the Series D shares, the Company recorded a beneficial conversion feature and a deemed dividend in the amount of $1,375,000. This amount was calculated using the closing price per share of the Company’s common stock on the day of the transaction and subtracting the conversion price per share. This difference was then multiplied by the number of shares of common stock into which the Series D shares were convertible into on the date of the transaction.

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k)

On various dates from November 10 through November 16, 2016, inclusive, the holder of 378 shares of Series D, previously issued on November 8, 2016, elected to convert them into shares of common stock. In accordance with the terms applicable to that series of preferred shares, the Company issued 3,228,264 shares of common stock.

l)

On November 22, 2016, the Company effected a 5.5 for 1 forward split of Series D shares resulting in an increase of such shares outstanding from 622 to 3,421, a net increase of 2,799 shares. The purpose of this forward split was to increase the number of Series D shares to 3,421 and effectively adjust the stated value of each Series D share from $5,500 to $1,000 per share to facilitate record keeping purposes. Additionally on that date, the Company amended the key preferences, rights, and limitations of the Series D shares to indicate that number of common shares issuable upon their conversion is determined by: multiplying the number of Series D shares being converted by their stated value of $1,000 per share and then dividing by the conversion price per common share. Such conversion price is 75% of the prior day's closing bid but at no time shall be lower than $0.40 per share.

On November 22, 2016, the Company then raised $1,000,000 through the issuance of 1,000 Series D shares at $1,000 per share. Expenses associated with this transaction totaled $172,366 resulting in net proceeds to the Company of $827,635.

Additionally on November 22, 2016 and as a result of the adjustment of the conversion price described above, the Company recorded a beneficial conversion feature and a deemed dividend in the amount of $346,745. This amount was calculated using the closing price per share of the Company’s common stock on the day of the transaction and subtracting the conversion price per share. This difference was then multiplied by the number of shares of common stock into which the Series D shares were convertible into on the date of the transaction.

Finally, on November 22, 2016, the Company effected an exchange with the holders of warrants, previously issued on November 8, 2016, for the purchase of up to 4,000,000 shares of the Company's common stock. In that exchange, the holders surrendered those warrants and the Company issued 2,000,000 shares of newly created Series E Convertible Preferred Stock ("Series E").

The key preferences, rights, and limitations of the Series E shares are as follows:

i)      The Stated Value of each Series E share is $0.001;

ii)     Series E shares are convertible into the Company's common shares on a one-for-one basis;

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iii)     Series E shares may be converted into common shares at any time in any amount provided that the holder or its affiliates would not beneficially own more than 9.99% of the Company's common stock; and

iv)     Series E shares may vote as common shares on an "as converted" basis subject to the conversion limitation described above.

m)

On various dates from November 22 through November 29, 2016, inclusive, the holder of 1,955 shares of Series D, previously issued on November 8 and 22, 2016, elected to convert them into shares of common stock. In accordance with the terms applicable to that series of preferred shares, the Company issued 4,750,000 shares of common stock.

n)

On December 19, 2016, the holder of 1,500,000 shares of Series E, previously issued on November 22, 2016, elected to convert them into shares of common stock. In accordance with the terms applicable to that series of preferred shares, the Company issued 1,500,000 shares of common stock.

o)

On December 30, 2016, the Company effected an exchange with the holder of 1,233 shares of Series D previously issued on November 8 and 22, 2016. In that exchange, the holder surrendered those shares and the Company issued 1,233 shares of newly created Series F Convertible Preferred Stock ("Series F") which was convertible into the Company's common shares as described below.

The key preferences, rights, and limitations of the Series F shares are substantially the same as Series D with the exception of the conversion price and are as follows:

i)       The Stated Value of each Series F share is $1,000;

ii)      Series F shares may be converted into common shares at the rate of 90% of the Company's volume-weighted average price ("VWAP") during the five trading days prior to the date of conversion. However, such VWAP may not be lower than $0.20 thus providing, in effect, a conversion floor of that amount;

iii)     Series F shares may be converted into common shares at any time in any amount provided that the holder or its affiliates would not beneficially own more than 9.99% of the Company's common stock; and

iv)     Series F shares may vote as common shares on an "as converted" basis subject to the conversion limitation described above.

There was no beneficial conversion feature triggered by this exchange.

p)

On various dates during the year ended December 31, 2016, the Company issued 192,966 shares of common stock to third parties for professional services at an average price per share of $2.53 for a total value of $488,656. Pursuant to the terms of those service agreements, the value of those shares of common stock was immediately expensed and classified in general and administrative expenses in the Company’s statements of operations.

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Note 11 - Stock Option Plans and Warrants

Stock Options Plans

The 2007 Equity Compensation Plan (the “2007 Plan”) became effective in January 2007 and provides for the issuance of options, restricted stock and other stock-based instruments to officers and employees, consultants and directors of the Company. The total number of shares of common stock issuable under the 2007 Plan is 120,196. A total of 88,715 stock options or common stock have been issued under the 2007 Plan as of December 31, 2016.

The 2007 Incentive Stock Plan became effective in May 2007 and provides for the issuance of up to 125,000 shares of common stock in the form of options or restricted stock (the “2007 Incentive Stock Plan”). Shareholders approved an increase in the number of authorized shares of common stock issuable under the 2007 Incentive Stock Plan from 125,000 to 250,000 in November 2012. A total of 242,487 stock options, common stock or restricted stock have been issued under the 2007 Incentive Stock Plan as of December 31, 2016.

Options granted under both the 2007 Plan and the 2007 Incentive Plan have terms up to ten years and are exercisable at a price per share not less than the fair value of the underlying common stock on the date of grant. The total number of shares of common stock that remain available for issuance as of December 31, 2016 under the 2007 Plan and the 2007 Incentive Stock Plan combined is 38,995 shares.

The 2008 Non-Employee Directors Compensation Plan (the “2008 Directors Plan”) became effective in August 2008 and provides for the issuance of up to 50,000 shares of common stock in the form of options or restricted stock. In November 2013, shareholders approved an increase in the number of shares of common stock issuable under the 2008 Directors Plan to 100,000. A total of 76,125 stock options or common stock have been issued under the 2008 Directors Plan as of December 31, 2016. Options granted under the 2008 Directors Plan have terms of up to ten years and are exercisable at a price per share equal to the fair value of the underlying common stock on the date of grant. The total number of shares of common stock that remain available for issuance as of December 31, 2016 under the 2008 Directors Plan is 23,875 shares.

The 2016 Equity Incentive Plan became effective in September 2016 and provides for the issuance of up to 682,000 shares of common stock in the form of equity or equity-linked awards to officers, directors, consultants and other personnel (the “2016 Equity Incentive Plan”). Shareholders approved an increase in the number of authorized shares of common stock issuable under the 2016 Equity Incentive Plan from 682,000 to 1,435,000 in December 2016. A total of 1,805,499 stock options, have been issued under the 2016 Equity Incentive Plan as of December 31, 2016. In February 2017, the Company’s shareholders approved an increase in the number of authorized shares of common stock issuable under the 2016 Equity Incentive Plan from 1,435,000 to 2,521,347.

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The 2016 Non-Executive Equity Incentive Plan became effective in December 2016 and provides for the issuance of up to 250,000 equity and equity-linked awards to non-executive employees and consultants of the Company (the “2016 Non-Employee Incentive Plan”). There have been no equity awards issued under the 2016 Non-Employee Incentive Plan as of December 31, 2016.

Options granted under both the 2016 Equity Incentive Plan and the 2016 Non-Employee Incentive Plan have terms up to ten years and are exercisable at a price per share not less than the fair value of the underlying common stock on the date of grant.

The Company uses the Black-Scholes model to value options granted to employees, directors and consultants. Compensation expense, including the estimated effect of forfeitures, is recognized over the period of service, generally the vesting period. Stock-based compensation for the amortization of stock options granted under the Company’s stock option plans totaled $1,024,955 and $1,016,705 for the years ended December 31, 2016 and 2015, respectively. Stock-based compensation is included in general and administrative expenses in the accompanying consolidated statements of operation. The Company calculates the intrinsic value of stock options and warrants as the difference between the closing price of the Company’s common stock at the end of the reporting period and the exercise price of the stock options and warrants.

The unamortized amount of stock options expense was $843,779 as of December 31, 2016 which will be recognized over a weighted-average period of 2.9 years.

The fair values of stock option grants were calculated on the dates of grant using the Black-Scholes option pricing model and the following weighted average assumptions:

	Years Ended December 31,
	2016			2015
Risk-free interest rate	0.9%	to	1.8%	1.5%	to	1.7%
Expected volatility	78%	to	110%	58%	to	77%
Expected life (in years)		4.2		4.1	to	4.2
Expected dividend yield		0%			0%
Estimated forfeiture rates	1%	to	20%	1%	to	10%

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The risk-free interest rate was based on rates established by the Federal Reserve. The expected volatility was based upon the historical volatility for the Company’s common stock. The Company utilized historical data to determine the expected life of stock options. The dividend yield is based upon the fact that the Company has not historically paid dividends, and does not expect to pay dividends in the foreseeable future. The Company reviews its forfeiture rate annually to update its assumption for recent experience.

Option transactions under the stock option plans during the years ended December 31, 2016 and 2015 were as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding as of January 1, 2015	199,885	$54.60
Granted during 2015	43,938	29.20
Exercised	(21,327)	31.60
Forfeited /expired	(5,494)	38.80
Outstanding as of December 31, 2015	217,002	52.20
Granted during 2016	1,938,249	1.22
Exercised	-	-
Forfeited /expired	(48,362)	52.38
Outstanding as of December 31, 2016	2,106,889	$5.30
Exercisable as of December 31, 2016	927,520	$10.24

Grants under the stock option plans were as follows:

	For the Years Ended December 31,
	2016	2015
Annual grants to outside directors	294,999	10,000
Executive grants	452,500	11,563
Employee grants	1,108,250	22,375
Non-employee grants	82,500	-
Total	1,938,249	43,938

Options granted during the reporting period had terms ranging from five to ten years and were issued at an exercise price equal to the fair value on the date of grant. Director grants vesting periods range from vesting immediately upon issuance, vesting quarterly over a one year period from the date of issuance and vesting over a one year period from the date of issuance. Executive grants vesting periods range from vesting immediately upon issuance to vesting monthly or quarterly over a one or two-year period from the date of issuance. Employee grants range from vesting immediately upon issuance to vesting over a one to three year period from the date of issuance. Non-employee grants vesting periods range from vesting immediately upon issuance, vesting over six months from the date of issuance and vesting monthly over one year from the date of issuance.

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Forfeited or expired options under the stock option plans were as follows:

	For the Years Ended December 31,
	2016	2015
Employee terminations	46,260	4,119
Expired	2,102	1,375
Total	48,362	5,494

The weighted-average fair values of the options granted during 2016 and 2015 were $0.74 and $0.68, respectively. Outstanding options of 2,106,889 as of December 31, 2016 had exercise prices that ranged from $0.24 to $105.00 and had a weighted-average remaining contractual life of 9.4 years. Exercisable options of 927,520 as of December 31, 2016 had exercise prices that ranged from $0.24 to $105.00 and had a weighted-average remaining contractual life of 9.0 years.

As of December 31, 2016, there was no aggregate intrinsic value associated with the outstanding and exercisable options. The closing price of the Company’s common stock at December 31, 2016, was $0.18 per share. The Company calculates the intrinsic value of stock options and warrants as the difference between the closing price of the Company’s common stock at the end of the reporting period and the exercise price of the stock options and warrants.

Stock Warrants

Warrant transactions during the years ended December 31, 2016 and 2015 were as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding as of January 1, 2015 and December 31, 2015	202,500	$26.20
Granted during 2016	4,973,214	1.63
Exchanged during 2016	(4,973,214)	1.63
Expired during 2016	(22,500)	100.00
Outstanding and exercisable as of December 31, 2016	180,000	$16.87

 As of December 31, 2016, all warrants were exercisable and had a weighted average remaining contractual life of 5.3 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

As of December 31, 2016, there was no aggregate intrinsic value associated with the outstanding and exercisable warrants. The closing price of the Company’s common stock at December 31, 2016 was $0.18 per share.

In connection with the June 17, 2016 offering, the Company issued warrants to purchase 750,000 shares of common stock. Each warrant expires five years from the date of issuance, had an exercise price of $5.00 per share, and are exercisable six months from the date of issuance. The Company utilized the Black-Scholes model to value these warrants and attributed a value to them of $791,290 which was accounted for as an addition to additional paid-in capital. Assumptions included an interest rate of 1.17%, a contractual term of 5 years, expected volatility of 81%, and a dividend yield of zero. The risk-free interest rate was based on rates established by the Federal Reserve. The expected volatility was based upon the historical volatility for the Company’s common stock. The dividend yield reflected the fact that the Company has not historically paid dividends, and does not expect to pay dividends in the foreseeable future.

In connection with the July 7, 2016 offering, the Company issued warrants to purchase 223,214 shares of common stock. Each warrant expires five years from the date of issuance, had an exercise price of $3.00 per share. The Company utilized the Black-Scholes model to value these warrants and attributed a value to them of $240,709 which was accounted for as an addition to additional paid-in capital. Assumptions included an interest rate of 0.97%, a contractual term of 5 years, expected volatility of 78%, and a dividend yield of zero. The risk-free interest rate was based on rates established by the Federal Reserve. The expected volatility was based upon the historical volatility for the Company’s common stock. The dividend yield reflected the fact that the Company has not historically paid dividends, and does not expect to pay dividends in the foreseeable future.

On September 12, 2016, warrants for the purchase of up to 973,214 shares of common stock were exchanged for 680,000 shares of common stock. See Note 10, Capital Stock, for further information regarding this transaction.

Note 12 - Employee Benefit Programs

The Company has established a 401(k) retirement plan (“401(k) plan”) which covers all eligible employees who have attained the age of twenty-one and have completed 30 days of employment with the Company. The Company can elect to match up to a certain amount of employees’ contributions to the 401(k) plan. No employer contributions were made during the years ended December 31, 2016 and 2015.

Under the Company’s 2010 Employee Stock Purchase Plan (“ESPP Plan”), participants can purchase shares of the Company’s stock at a 15% discount. A maximum of 25,000 shares of common stock can be issued under the ESPP Plan of which all of the authorized shares have been issued as of December 31, 2016. During the years ended December 31, 2016 and 2015, a total of 29,807 and 2,838 shares were issued under the ESPP Plan with a fair value of $28,952 and $49,757, respectively. The Company recognized $4,523 and $7,541 of stock-based compensation related to the 15% discount for the years ended December 31, 2016 and 2015, respectively.

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Note 13 - Income Taxes

Provision

The provision for income taxes consists of the following:

	Years Ended December 31,
	2016	2015
Current
Federal	$-	$-
State	-	-
Total current	-	-
Deferred
Federal	45,587,097	(6,521,134)
State	8,228,412	(1,150,789)
Change in valuation allowance	(53,758,846)	7,634,360
Total deferred	56,663	(37,562)
Provision for income taxes	$56,663	$(37,562)

The provision for income taxes using the U.S. Federal statutory tax rate as compared to the Company’s effective tax rate is summarized as follows:

	Years Ended December 31,
	2016	2015
U.S. Federal statutory rate	(34.0)%	(34.0)%
State taxes	(4.9)%	(6.0)%
Permanent differences	0.9%	0.1%
Rate Change	7.6%	0.0%
Prior year Net Operating Loss write-off (Section 382 restriction)	263.2%	0.0%
Current year Net Operating Loss write-off	34.5%	0.0%
Valuation allowance	(267.0)%	39.8%
Effective tax rate	0.3%	(0.1)%

The Company files income tax returns for Towerstream Corporation and its subsidiaries in the U.S. federal and various state principle jurisdictions. As of December 31, 2016, the tax returns for Towerstream Corporation for the years 2013 through 2016 remain open to examination by the Internal Revenue Service and various state authorities.

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The Company’s deferred tax assets (liabilities) consisted of the effects of temporary differences attributable to the following:

	Years Ended December 31,
	2016	2015
Deferred tax assets
Net operating loss carryforwards	$2,948,281	$56,202,470
Stock-based compensation	2,931,251	2,426,886
Intangible assets	1,261,696	2,481,960
Debt discount	984,422	695,259
Allowance for doubtful accounts	25,281	37,145
Other	532,040	1,388,166
Total deferred tax assets	8,682,971	63,231,886
Valuation allowance	(7,676,293)	(61,340,847)
Deferred tax assets, net of valuation allowance	1,006,678	1,891,039

Deferred tax liabilities
Depreciation	(1,006,678)	(1,891,039)
Intangible assets	(420,437)	(363,774)
Total deferred tax liabilities	(1,427,115)	(2,254,813)
Net deferred tax liabilities	$(420,437)	$(363,774)

Accounting for Uncertainty in Income Taxes

ASC Topic 740 clarifies the accounting and reporting for uncertainties in income tax law. ASC Topic 740 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

As of December 31, 2016 and 2015, the Company has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense, and penalties as general and administrative expenses. No interest and penalties were recorded during the years ended December 31, 2016 and 2015. The Company does not expect its unrecognized tax benefit position to change during the next twelve months.

NOL Limitations

The Company’s utilization of net operating loss (“NOL”) carryforwards is subject to an annual limitation due to ownership changes that have occurred previously or that could occur in the future as provided in Section 382 of the Internal Revenue Code, as well as similar state provisions. Section 382 limits the utilization of NOLs when there is a greater than 50% change of ownership as determined under the regulations. Since its formation, the Company has raised capital through the issuance of capital stock and various convertible instruments which, combined with the purchasing shareholders’ subsequent disposition of these shares, has resulted in an ownership change as defined by Section 382, and also could result in an ownership change in the future upon subsequent disposition.

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As of December 31, 2015, the Company had approximately $140,517,000 of federal and state NOL carryovers. As of November 9, 2016, the company had a greater than 50% change in ownership under Section 382 of the Internal Revenue Code. Based on the calculations under Section 382, the NOL carryforward as of that date is limited to approximately $4,612,000. After the ownership change and through December 31, 2016, the Company had a taxable loss of approximately $2,948,000. The total federal and state NOLs of approximately $7,560,000 as of December 31, 2016 begin to expire starting in the year ending December 31, 2017.

Valuation Allowance

In assessing the realizability of deferred tax assets, the Company has considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making this determination, under the applicable financial reporting standards, the Company has considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. Since both goodwill and the FCC licenses are considered to be assets with indefinite lives for financial reporting purposes, the related deferred tax liabilities cannot be used as a source of future taxable income for purposes of determining the need for a valuation allowance. Based upon this evaluation, a full valuation allowance has been recorded as of December 31, 2016 and 2015. The change in valuation allowance was ($53,644,554) and $16,145,402, respectively, for the years ended December 31, 2016 and 2015 of which $94,292 and $8,511,042, respectively, pertains to discontinued operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Note 14 - Fair Value Measurement

The FASB’s accounting standard for fair value measurements establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Cash and cash equivalents are measured at fair value using quoted market prices and are classified within Level 1 of the valuation hierarchy. The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short maturities. The carrying value of the Company’s long-term debt is carried at cost as the related interest rate is at terms that approximate rates currently available to the Company. There were no changes in the valuation techniques during the year ended December 31, 2016.

	Total Carrying Value	Quoted prices in active markets (Level 1)	Significant other observable i nputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2016	$12,272,444	$12,272,444	$-	$-
December 31, 2015	$15,116,531	$15,116,531	$-	$-

Note 15 - Commitments

Operating Lease Obligations

The Company has entered into operating leases related to roof rights, cellular towers, office space, and equipment leases under various non-cancelable agreements expiring on various dates through June 2024. Certain of these operating leases include extensions, at the Company's option, for additional terms ranging from one to fifteen years. Amounts associated with the extension periods have not been included in the table below as it is not presently determinable which options, if any, the Company will elect to exercise.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

As of December 31, 2016, total future operating lease obligations were as follows:

Years Ending December 31,
2017	$7,943,370
2018	6,318,665
2019	4,846,377
2020	2,627,912
2021	667,892
Thereafter	231,105
Total	$22,635,322

Rent expenses were as follows:

	Year Ended December 31,
	2016	2015
Points of Presence	$8,491,235	$8,180,389
Corporate offices	335,713	382,234
Other	552,177	414,618
Total	$9,379,125	$8,977,241

Rent expenses related to Points of Presence and other were included in infrastructure and access and Network operations in the Company’s consolidated statements of operations. Rent expense related to the Company’s corporate offices was included in general and administrative expenses in the Company’s consolidated statements of operations.

In September 2013, the Company entered into a new lease agreement for its corporate offices and new warehouse space. The lease commenced on January 1, 2014 and expires on December 31, 2019 with an option to renew for an additional five-year term through December 31, 2024. Total annual rent payments begin at $359,750 for 2014 and escalate by 3% annually reaching $416,970 for 2019.

In December 2014, the Company entered into a new lease agreement in Florida, primarily for a second sales center. The lease commenced in February 2015 for 38 months with an option to renew for an additional five-year period. Total annual rent payments started at $53,130 and escalated by 3% annually. In April 2016, the Company terminated the Florida lease. Under the terms of the agreement, the Company forfeited its security deposit of $26,648 and agreed to make a termination payment of $25,000.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Capital Lease Obligations

The Company has entered into capital leases to acquire property and equipment expiring through June 2018. As of December 31, 2016, total future capital lease obligations were as follows:

Years Ending December 31,
2017	$837,811
2018	143,796
Sub-Total	981,607
Less: Interest expense	31,895
Total capital lease obligations	$949,712
Current	$791,009
Long-Term	$158,703

Note 16 - Subsequent Events

1)

On January 24, 2017, the Company entered into an employment agreement with Ernest Ortega pursuant to which he will serve as the Company’s Chief Executive Officer. The agreement has a term of eighteen months and automatically renews for additional one-year terms unless earlier terminated by either party with three months prior to the renewal date. In that connection, the Company issued options for the purchase of up to 2,037,085 shares of the Company common stock at $0.17 per share for a period of ten years. Those options vest as follows: 940,193 will vest on January 24, 2018; 626,795 will vest in eight quarterly installments during the twenty-four months ending January 24, 2020; 548,446 will vest upon the achievement of three consecutive quarters of positive cash flow; and 548,446 will vest upon the sale of the Company's earth station assets in Miami, Florida for gross proceeds equal to or greater than $15,000,000.

2)	The Company issued shares of common stock in connection with the following activity:

a)

On January 9, 2017, the holder of 500,000 shares of Series E Convertible Preferred Stock elected to convert them into shares of common stock. In accordance with the conversion terms applicable to those preferred shares, the Company issued 500,000 shares of common stock.

b)

On various dates from January 26, 2017 to March 23, 2017, inclusive, the holder of 390 shares of Series F Convertible Preferred Stock elected to convert them into shares of common stock. In accordance with the conversion terms applicable to those preferred shares, the Company issued 1,950,000 shares of common stock.

3)

Effective February 1, 2017, the Company entered into an employment agreement with Philip Urso, who served as the Company's Interim Chief Executive Officer from February 2016 through January 2017 and currently serves as the Chairman of the Board of Directors, pursuant to which he will provide support and transition services to the Company’s new Chief Executive Officer for a period of three months. Under the terms of the agreement, Mr. Urso's compensation will consist of a salary of $12,500 per month, a car allowance of $1,000 per month, and health insurance coverage for himself and his dependents.

4)

On February 4, 2017, the Company awarded options for the purchase of up to 1,189,987 shares of the Company's common stock at an exercise price of $0.17 per share for a period of ten years. Terms of such option awards conformed to the Company's standard form of option agreement which includes a provision for cashless exercise. The awards consisted of options for 500,653 shares to Mr. Urso for his past service as Interim Chief Executive Officer, options for 439,008 shares to Mr. Giftakis, the Company' Chief Operating Officer, and options for 250,326 shares to Mr. Larcombe, the Company' Chief Financial Officer. Mr. Urso's options vested 100% upon issuance and the options issued to Messrs. Giftakis and Larcombe vest ratably on a quarterly basis over the eight quarters immediately following the date of the awards.

Note 17 – Restatement

Subsequent to filing its annual report for the year ended December 31, 2016, on June 22, 2017, the Chairman of the Board of Directors, Chairman of the Audit Committee, Chief Executive Officer and Chief Financial Officer of the Company determined that the Company’s consolidated financial statements which were included in its annual report for the year ended December 31, 2016 should no longer be relied upon as a result of a non-financial covenant and the timing of the written waiver received by the Company.

On October 16, 2014, Melody Business Finance, LLC, as administrative agent for the certain lenders therein (collectively, the “Lender”), entered into a loan agreement with the Company (the “Loan Agreement”). On June 14, 2017, the Lender delivered to the Company a “Waiver to Loan Agreement” (the “Waiver”) waiving obligations of the Company to provide an audited report of its auditors covering the December 31, 2016 audited financial statements “without a ‘going concern’ or like qualification or exception and without any qualification or exception as to the scope of such audit” as provided in Section 6.1(a)(i) of the Loan Agreement. The effective date of the waiver is March 31, 2017. Accordingly, the Waiver is effective retroactive to the date on which the Company’s auditors’ report concerning the December 31, 2016 financial statements which included a “going concern” explanatory paragraph was issued.

The Company has restated its previously reported balance sheet by reclassify long term debt with a net carrying value of $31,487,253 as current liabilities as of December 31, 2016. The Lender has not provided the Company any notice of Default or any Event of Default, as such terms are defined in the Loan Agreement, and has waived for all purposes the December 31, 2016 going concern covenant requirement. There were no other changes to the Company’s previously reported assets, total liabilities, net loss or loss per share of common stock.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(unaudited)
	(Restated)	(Restated)
Assets
Current Assets
Cash and cash equivalents	$11,068,153	$12,272,444
Accounts receivable, net of reserves for uncollectible accounts of $45,542 and $64,824, respectively	612,964	505,074
Prepaid expenses and other current assets	383,477	434,444
Current assets of discontinued operations	231,978	231,978
Total Current Assets	12,296,572	13,443,940

Property and equipment, net	13,829,221	15,252,357

Intangible assets, net	3,234,606	3,652,490
Goodwill	1,674,281	1,674,281
Other assets	380,493	369,769
Total Assets	$31,415,173	$34,392,837

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable	$174,767	$323,625
Accrued expenses	1,330,909	911,210
Deferred revenues	1,114,660	1,161,520
Current maturities of capital lease obligations	665,874	791,009
Current liabilities of discontinued operations	1,168,747	1,240,000
Deferred rent	130,154	110,738
Long-term debt, net of debt discount and deferred financing costs of $1,513,042 and $1,803,742, respectively	32,099,766	31,487,253
Total Current Liabilities	36,684,877	36,025,355

Long-Term Liabilities
Capital lease obligations, net of current maturities	29,038	158,703
Other	1,015,137	1,062,237
Total Long-Term Liabilities	1,044,175	1,220,940
Total Liabilities	37,729,052	37,246,295

Commitments (Note 15)

Stockholders' Deficit
Preferred stock, par value $0.001; 5,000,000 shares authorized; Series A Preferred - No shares issued or outstanding	-	-
Series B Convertible Preferred - No shares issued or outstanding	-	-
Series C Convertible Preferred - No shares issued or outstanding	-	-
Series D Convertible Preferred - 1,233 shares issued and outstanding, liquidation value of $1,233,000 as of March 31, 2017 and December 31, 2016; respectively	2	2
Series E Convertible Preferred - 0 and 500,000 shares issued and outstanding, liquidation value of $0 and $500 as of March 31, 2017 and December 31, 2016; respectively	-	500
Series F Convertible Preferred - 843 and 1,233 shares issued and outstanding, liquidation value of $843,000 and $1,233,000 as of March 31, 2017 and December 31, 2016; respectively	1	1
Common stock, par value $0.001; 200,000,000 shares authorized; 20,779,503 and 18,327,263 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	20,779	18,327
Additional paid-in-capital	174,133,626	173,782,939
Accumulated deficit	(180,468,287)	(176,655,227)
Total Stockholders' Deficit	(6,313,879)	(2,853,458)
Total Liabilities and Stockholders' Deficit	$31,415,173	$34,392,837

The accompanying notes are an integral part of these condensed consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31,
	2017	2016

Revenues	$6,572,317	$6,734,090

Operating Expenses
Infrastructure and access	2,708,311	2,570,747
Depreciation and amortization	2,433,501	2,527,647
Network operations	1,200,907	1,272,168
Customer support	367,682	543,191
Sales and marketing	864,976	1,494,920
General and administrative	1,537,728	1,979,792
Total Operating Expenses	9,113,105	10,388,465
Operating Loss	(2,540,788)	(3,654,375)
Other Income/(Expense)
Interest expense, net	(1,273,901)	(1,607,120)
Other income, net	1,629	-
Total Other Income/(Expense)	(1,272,272)	(1,607,120)
Loss from continuing operations	(3,813,060)	(5,261,495)
Loss from discontinued operations
Operating loss	-	(2,909,567)
Gain on sale of assets	-	1,177,742
Total	-	(1,731,825)
Net Loss	$(3,813,060)	$(6,993,320)

(Loss) gain per share – basic and diluted
Continuing	$(0.19)	$(1.55)
Discontinued
Operating	-	(0.86)
Non-operating	-	0.35
Total	-	(0.51)
Net loss per common share – basic and diluted	$(0.19)	$(2.06)

Weighted average common shares outstanding – basic and diluted	19,717,264	3,402,540

The accompanying notes are an integral part of these condensed consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

(UNAUDITED)

For the Three Months Ended March 31, 2017

	Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Series F Convertible Preferred Stock		Common Stock		Additional Paid-In-	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at January 1, 2017	1,233	$2	500,000	$500	1,233	$1	18,327,263	$18,327	$173,782,939	$(176,655,227)	$(2,853,458)

Conversion on January 9, 2017 of Series E convertible preferred into common shares	-	-	(500,000)	(500)	-	-	500,000	500	-	-	-

Conversion on various dates from January 26, 2017 to March 23, 2017, inclusive, Series F convertible preferred into common shares	-	-	-	-	(390)	-	1,950,000	1,950	(1,950)		-

Stock-based compensation for options	-	-	-	-	-	-			352,281		352,281

Issuance of common stock under employee stock purchase plan	-	-	-	-	-	-	2,240	2	356		358

Net Loss	-	-	-	-	-	-				(3,813,060)	(3,813,060)

Balance at March 31, 2017	1,233	$2	-	$-	843	$1	20,779,503	$20,779	$174,133,626	$(180,468,287)	$(6,313,879)

The accompanying notes are an integral part of these condensed consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
Cash Flows From Operating Activities
Net loss	$(3,813,060)	$(6,993,320)
Loss from discontinued operations	-	1,731,825
Loss from continuing operations	(3,813,060)	(5,261,495)
Adjustments to reconcile loss from continuing operations to net cash used in continuing operating activities:
Provision for doubtful accounts	7,000	-
Depreciation for property, plant and equipment	2,015,617	2,322,974
Amortization for intangible assets	417,884	204,673
Amortization for debt discount and deferred financing costs	290,700	451,924
Accrued interest added to principal	321,813	371,572
Loss on property and equipment	-	528,364
Stock-based compensation - Options	352,281	296,385
Stock-based compensation - Stock issued for services	-	20,000
Stock-based compensation - Employee stock purchase plan	54	1,784
Deferred rent	(27,684)	(548,161)
Changes in operating assets and liabilities:
Accounts receivable	(114,890)	(57,875)
Prepaid expenses and other current assets	50,967	(390,252)
Other assets	(191)	(6,588)
Accounts payable	(148,858)	(369,104)
Accrued expenses	383,748	51,203
Deferred revenues	(46,860)	(275,926)
Total Adjustments	3,501,581	2,600,973
Net Cash Used In Continuing Operating Activities	(311,479)	(2,660,522)
Net Cash Used In Discontinued Operating Activities	(71,253)	(2,094,260)
Net Cash Used In Operating Activities	$(382,732)	$(4,754,782)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(556,530)	(625,976)
Change in security deposits	(10,533)	15,639
Net Cash Used In Continuing Investing Activities	(567,063)	(610,337)
Net Cash Provided By Discontinued Investing Activities	-	124,130
Net Cash Used In Investing Activities	$(567,063)	$(486,207)

Cash Flows From Financing Activities
Repayment of capital leases	(254,800)	(243,738)
Issuance of common stock under employee stock purchase plan	304	8,916
Net Cash Used In Continuing Financing Activities	$(254,496)	$(234,822)

Net Decrease In Cash and Cash Equivalents
Continuing Operations	(1,133,038)	(3,505,681)
Discontinued Operations	(71,253)	(1,970,130)
Net Decrease In Cash and Cash Equivalents	(1,204,291)	(5,475,811)

Cash and Cash Equivalents – Beginning	12,272,444	15,116,531
Cash and Cash Equivalents – Ending	$11,068,153	$9,640,720

The accompanying notes are an integral part of these condensed consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (UNAUDITED)

	Three Months Ended March 31,
Supplemental Disclosures of Cash Flow Information	2017	2016
Cash paid during the periods for:
Interest	$661,419	$778,971
Taxes	$730	$11,780
Acquisition of property and equipment - Included in accrued expenses	$154,093	$148,712
Exchange of intangible assets - discontinued operations (Note 4)	$-	$3,837,783

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Nature of Business

Towerstream Corporation (referred to as “Towerstream” or the “Company”) was incorporated in Delaware in December 1999. During its first decade of operations, the Company's business activities were focused on delivering fixed wireless broadband services to commercial customers over a wireless network transmitting over both regulated and unregulated radio spectrum. The Company's fixed wireless service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. The Company provides services to business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. The Company's “Fixed Wireless” business has historically grown both organically and through the acquisition of five other fixed wireless broadband providers in various markets.

In January 2013, the Company incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”), to operate a new business designed to leverage its fixed wireless network in urban markets to provide other wireless technology solutions and services. Hetnets built a carrier-class network which offered a shared wireless infrastructure platform, primarily for (i) co-location of customer owned antenna and related equipment and (ii) Wi-Fi access and offloading. The Company referred to this as its “Shared Wireless Infrastructure” or “Shared Wireless” business. During the fourth quarter of 2015, the Company determined to exit this business and curtailed activities in its smaller markets. The remaining network, located in New York City, was the largest and had a lease access contract with a major cable company. As a result, the Company explored opportunities during the fourth quarter of 2015 and into the first quarter of 2016 to sell the New York City network.

On March 9, 2016, the Company completed a sale and transfer of certain assets pursuant to an Asset Purchase Agreement (the "Agreement") with a large cable company (the "Buyer"). Under the terms of the Agreement, the Buyer assumed certain rooftop leases and acquired ownership of and the right to operate the Wi-Fi access points and related equipment associated with such leases. The Company retained ownership of all backhaul and related equipment, and the parties entered into an agreement under which the Company provides backhaul services to the Buyer. The agreement is for a three-year period with two one-year renewals and is cancellable by the Buyer on sixty days’ notice. During the first quarter of 2016, the Company determined that it would not be able to sell the remainder of the New York City network, and accordingly, all remaining assets were redeployed into the fixed wireless network or written off. The operating results and cash flows for Hetnets have been reclassified and presented as discontinued operating results for all periods presented in these condensed consolidated financial statements.

Note 2. Liquidity and Management Plans

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 2017, the Company had cash and cash equivalents of approximately $11.1 million and a working capital deficiency of approximately $24.4 million. The Company incurred significant operating losses since inception and continues to generate losses from operations and as of March 31, 2017, the Company has an accumulated deficit of $180.5 million. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued. Management has also evaluated the significance of these conditions in relation to the Company’s ability to meet its obligations. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the year ended December 31, 2016, the Company has raised a total of $9,130,000 and converted $5,000,000 of long-term debt into preferred stock. In addition, the Company has monitored and reduced certain of its operating costs over the course of 2016 and into the first quarter of 2017. Historically, the Company has financed its operation through private and public placement of equity securities, as well as debt financing and capital leases. The Company’s ability to fund its longer term cash requirements is subject to multiple risks, many of which are beyond its control. The Company intends to raise additional capital, either through debt or equity financings or through the potential sale of the Company’s assets in order to achieve its business plan objectives. Management believes that it can be successful in obtaining additional capital; however, no assurance can be provided that the Company will be able to do so. There is no assurance that any funds raised will be sufficient to enable the Company to attain profitable operations or continue as a going concern. To the extent that the Company is unsuccessful, the Company may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 3. Summary of Significant Accounting Policies

Restatement. Subsequent to filing its quarterly report for the quarter ended March 31, 2107, on June 22, 2017, the Chairman of the Board of Directors, Chairman of the Audit Committee, Chief Executive Officer and Chief Financial Officer of the Company determined that the Company’s financial statements which were included in its annual report for the year ended December 31, 2016 and quarterly report for the quarter ended March 31, 2017 should no longer be relied upon as a result of a non-financial covenant and the timing of the written waiver received by the Company.

On October 16, 2014, Melody Business Finance, LLC, as administrative agent for the certain lenders therein (collectively, the “Lender”), entered into a loan agreement with the Company (the “Loan Agreement”). On June 14, 2017, the Lender delivered to the Company a “Waiver to Loan Agreement” (the “Waiver”) waiving obligations of the Company to provide an audited report of its auditors covering the December 31, 2016 audited financial statements “without a ‘going concern’ or like qualification or exception and without any qualification or exception as to the scope of such audit” as provided in Section 6.1(a)(i) of the Loan Agreement. The effective date of the waiver is March 31, 2017. Accordingly, the Waiver is effective retroactive to the date on which the Company’s auditors’ report concerning the December 31, 2016 financial statements which included a “going concern” explanatory paragraph was issued.

The Company has restated its previously reported balance sheets by reclassifying long term debt with a net carrying value of $31,487,253 and $32,099,766 as current liabilities as of December 31, 2016 and March 31, 2017, respectively. The Lender has not provided the Company any notice of Default or any Event of Default, as such terms are defined in the Loan Agreement, and has waived for all purposes the December 31, 2016 going concern covenant requirement. There were no other changes to the Company’s previously reported assets, total liabilities, net loss or loss per share of common stock.

Basis of Presentation. The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and with Form 10-Q/A and Article 10 of Regulation S-X of the United States Securities and Exchange Commission. Accordingly, they do not contain all information and footnotes required by GAAP for annual financial statements. The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of March 31, 2017 and the results of operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 2017 are not necessarily indicative of the operating results for the full fiscal year for any future period.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto included elsewhere in this registration statement. The Company’s accounting policies are described in the Notes to the Audited Consolidated Financial Statements included elsewhere in this registration statement, and updated, as necessary, in these unaudited condensed consolidated financial statements.

Retroactive Adjustment for Reverse Stock Split. On July 7, 2016, the Company effected a one-for-twenty reverse stock split of its common stock. Consequently, all earnings per share and other share related amounts and disclosures have been retroactively adjusted for all periods presented.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the amounts of revenues and expenses. Actual results could differ from those estimates. Key estimates include fair value of certain financial instruments, carrying value of intangible assets, reserves for accounts receivable and accruals for liabilities.

Concentration of Credit Risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. As of March 31, 2017, the Company had cash and cash equivalent balances of approximately $10.8 million in excess of the federally insured limit of $250,000.

Revenue Recognition. The Company generally enters into contractual agreements with its customers for periods ranging between one to three years. The Company recognizes the total revenue provided under a contract ratably over the contract period, including any periods under which the Company has agreed to provide services at no cost. The Company applies the revenue recognition principles set forth under the United States Securities and Exchange Commission Staff Accounting Bulletin 104, (“SAB 104”) which provides for revenue to be recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery or installation has been completed, (iii) the customer accepts and verifies receipt, and (iv) collectability is reasonably assured.

Deferred Revenues. Customers are billed monthly in advance. Deferred revenues are recognized for that portion of monthly charges not yet earned as of the end of the reporting period. Deferred revenues are also recognized for certain customers who pay for their services in advance.

Intrinsic Value of Stock Options and Warrants. The Company calculates the intrinsic value of stock options and warrants as the difference between the closing price of the Company’s common stock at the end of the reporting period and the exercise price of the stock options and warrants.

Reclassifications. Certain accounts in the prior year’s condensed consolidated financial statements have been reclassified for comparative purposes to conform to the presentation in the current year’s condensed consolidated financial statements. These reclassifications have no effect on the previously reported net loss.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Subsequent Events. Subsequent events have been evaluated through the date of this filing.

Note 4.    Discontinued Operations

During the fourth quarter of 2015, the Company determined to exit the business conducted by Hetnets and curtailed activities in its smaller markets. The remaining network, located in New York City (or “NYC”), was the largest and had a lease access contract with a major cable company. As a result, the Company explored opportunities during the fourth quarter of 2015 and into the first quarter of 2016 to sell the NYC network. On March 9, 2016, the Company completed a sale and transfer of certain assets pursuant to an asset purchase agreement (the "Agreement") with a large cable company (the "Buyer"). Under the terms of the Agreement, the Buyer assumed certain rooftop leases and acquired ownership of and the right to operate the Wi-Fi access point and related equipment associated with such leases. The Company retained ownership of all backhaul and related equipment, and the parties entered into an agreement under which the Company provides backhaul services to the Buyer. The Agreement is for a three-year period with two one-year renewals and is cancellable by the Buyer on sixty-day's notice. In connection with the Agreement, the Company transferred to the Buyer a net book value of network assets aggregating $2,660,041 in exchange for the backhaul agreement valued at $3,837,783. The backhaul agreement has been recorded as an intangible asset in the accompanying condensed consolidated balance sheets. As a result, during the first quarter of 2016, the Company recognized a gain of $1,177,742 in its discontinued operations.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The Company determined that it will not be able to sell the remaining network locations in New York City. As a result, the Company recognized charges totaling $1,585,319 in the first quarter of 2016 which included $453,403 representing the estimated cost to settle lease obligations, $528,364 to write off network assets which could not be redeployed into the fixed wireless network, $110,500 related to security deposits which are not expected to be recovered, and $493,052 related to the accelerated expensing of deferred acquisition costs. These costs were partially offset by a $1,244,284 reduction in the accrual for terminated lease obligations that was recorded in the fourth quarter of 2015. This reduction reflects the outcome of settlements negotiated in the first quarter of 2016 with certain landlords. The operating results and cash flows for Hetnets have been reclassified and presented as discontinued operations in these condensed consolidated financial statements for all periods presented.

Discontinued Operations

A more detailed presentation of loss from discontinued operations is set forth below. There has been no allocation of consolidated interest expense to discontinued operations.

	Three Months Ended March 31,
	2017	2016
Revenues	$-	$553,302
Operating expenses:
Infrastructure and access	-	2,523,222
Depreciation	-	638,681
Network operations	-	183,583
Customer support	-	69,804
Sales and marketing	-	246
General and administrative	-	47,333
Total operating expenses	-	3,462,869
Net operating loss	-	(2,909,567)
Gain on sale of assets	-	1,177,742
Net Loss	$-	$(1,731,825)

The components of the balance sheet accounts presented as discontinued operations were as follows:

	March 31, 2017	December 31, 2016
Assets:
Prepaid expenses and other current assets	231,978	231,978
Total Current Assets	$231,978	$231,978

Liabilities:
Accrued expenses - leases	1,168,747	1,240,000
Total Current Liabilities	$1,168,747	$1,240,000

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 5. Property and Equipment

Property and equipment is comprised of:

	March 31, 2017	December 31, 2016
Network and base station equipment	$42,434,071	$42,098,570
Customer premise equipment	33,855,343	33,617,085
Information technology	4,878,311	4,859,875
Furniture, fixtures and other	1,713,430	1,713,430
Leasehold improvements	1,631,608	1,631,322
	84,512,763	83,920,282
Less: accumulated depreciation	70,683,542	68,667,925
Property and equipment, net	$13,829,221	$15,252,357

Depreciation expense for the three months ended March 31, 2017 and 2016 was $2,015,617 and $2,322,974, respectively.

	March 31, 2017	December 31, 2016
Network and base station equipment	$2,620,898	$2,620,898
Customer premise equipment	669,792	669,792
Information technology	1,860,028	1,860,028
	5,150,718	5,150,718
Less: accumulated depreciation	4,307,297	4,083,274
Property acquired through capital leases, net	$843,421	$1,067,444

Property acquired through capital leases included within the Company’s property and equipment consists of the following:

Note 6. Intangible Assets

Intangible assets consist of the following:

	March 31, 2017	December 31, 2016

Goodwill	$1,674,281	$1,674,281

Customer relationships	$11,856,126	$11,856,126
Less: accumulated amortization	11,823,436	11,725,369
Customer relationships, net	32,690	130,757

Backhaul agreement	3,837,783	3,837,783
Less: accumulated amortization	1,385,867	1,066,050
Backhaul agreement, net	2,451,916	2,771,733

FCC licenses	750,000	750,000

Intangible assets, net	$3,234,606	$3,652,490

Amortization expense for the three months ended March 31, 2017 and 2016 was $417,884 and $204,673, respectively. The fair value of the backhaul agreement acquired in the transaction with the large cable company, as described in Note 4, is being amortized on a straight-line basis over the three-year term of the agreement. The customer contracts acquired in the Delos Internet acquisition are being amortized over a 50 month period ending in April 2017. The Company’s licenses with the Federal Communications Commission (the “FCC”) are not subject to amortization as they have an indefinite useful life.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 7. Accrued Expenses

Accrued expenses consist of the following:

	March 31, 2017	December 31, 2016
Professional services	$508,084	$263,928
Payroll and related	406,032	294,006
Property and equipment	154,093	118,139
Network	120,836	92,645
Other	141,864	142,492
Total	$1,330,909	$911,210

Network represents costs incurred to provide services to the Company’s customers including tower rentals, bandwidth, troubleshooting and gear removal.

Note 8. Other Liabilities

Other liabilities consist of the following:

	March 31, 2017	December 31, 2016

Deferred rent	$594,699	$641,799
Deferred taxes	420,438	420,438
Total	$1,015,137	$1,062,237

Note 9. Long-Term Debt

Long-term debt (callable) consists of the following:

	March 31, 2017	December 31, 2016
Principal	$33,612,808	$33,290,995
Unamortized debt discount	(1,513,042)	(1,803,742)
Total	$32,099,766	$31,487,253

In October 2014, the Company entered into a $35,000,000 note ("Note") with Melody Business Finance, LLC ("Lender") wherein the Company received net proceeds of $33,950,000 after a 3% original issue discount.

This Note matures on October 16, 2019 and accrues interest on the basis of a 360-day year at:

a)

A rate equal to the greater of: i) the sum of the one-month Libor rate on any given day plus 7% or ii) 8% per annum. The one-month Libor rate was 0.98% as of March 31, 2017. Interest accrued at this rate is paid in cash at the end of each quarter; plus

b)	A rate of 4% per annum. Interest accrued at this rate is added to the principal amount at the end of each quarter.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

This Note is secured by a first-priority lien and security interest in all of the assets of the Company and its subsidiaries, excluding the capital stock of the Company, and certain capital leases, contracts and assets secured by purchase money security interests.

The Note contains representations and warranties by the Company and the Lender, certain indemnification provisions in favor of the Lender and customary covenants (including limitations on other debt, liens, acquisitions, investments and dividends), and events of default (including payment defaults, breaches of covenants, a material impairment in the Lender’s security interest or in the collateral, and events relating to bankruptcy or insolvency). The Note contains several restrictive covenants and the most significant of which requires the Company to maintain a minimum cash balance of $6,500,000 at all times. The Company was not in compliance with one of the Note covenants as of March 31, 2017, and such violation was waived by the lender on June 14, 2017 effective March 31, 2017. Upon the occurrence of an event of default, an additional 5% interest rate will be applied to the outstanding loan balances, and the Lender may terminate its lending commitment, declare all outstanding obligations immediately due and payable, and take such other actions as set forth in the Note to secure its interests. Such default interest was not assessed by the lender.

The Company has the option to prepay the Note in the minimum principal amount of $5,000,000 plus integral amounts of $1,000,000 beyond that amount subject to certain prepayment penalties. Mandatory prepayments are required upon the occurrence of certain events, including but not limited to: i) the sale, lease, conveyance or transfer of certain assets, ii) issuance or incurrence of indebtedness other than certain permitted debt, iii) issuance of capital stock redeemable for cash or convertible into debt securities; and iv) any change of control.

A discount of $6,406,971 to the face value of the Note was recorded upon its issuance and that discount is being amortized over the term of the Note using the effective interest rate method. That discount consisted of:

a)

$2,463,231 representing the fair value of warrants simultaneously issued to the Lender for the purchase of up to 120,000 and 60,000 shares of the Company's common stock at $25.20 and $0.20 per share, respectively, through April 2022. The fair value of these warrants was calculated utilizing the Black-Scholes option pricing model;

b)	$2,893,739 in costs incurred associated with obtaining this financing arrangement which consisted primarily of professional fees; and

c)	$1,050,000 related to a 3% original issue discount.

On November 8, 2016 and in connection with a financing transaction, an investor acquired $5,000,000 of the Company's obligations to the Lender consisting of principal and accrued interest of $4,935,834 and $64,166, respectively. The investor then immediately exchanged such obligations for 1,000 shares of the Company's Series D Convertible Preferred Stock and warrants for the purchase of up to 4,000,000 shares of the Company's common stock. In connection with that exchange, the Company:

a)

Wrote-off the portion of the unamortized debt discount and deferred financing costs associated with the exchanged principal and recorded a charge to interest expense of $331,609. The accrued interest and the adjustment to the unamortized debt discount activity described in this paragraph are separate from and unrelated to the amounts appearing in the following paragraphs; and

b)

Recorded a non-cash loss on extinguishment of debt charge of $500,000. This amount represents the difference between the fair value of the Series D Convertible Preferred Stock of $5,500,000 and the carrying amount of the debt of $5,000,000 as of the date of the exchange.

The Company recorded interest expense of $965,439 and $1,114,716 for the three months ended March 31, 2017 and 2016, respectively. Of those amounts, the Company paid to the Lender $643,626 and $743,144 and added $321,813 and $371,572 of interest to the principal amount of the Note during the three months ended March 31, 2017 and 2016, respectively.

The Company recorded amortization expense of $290,700 and $451,924 for the three months ended March 31, 2017 and 2016, respectively, and classified those amounts as interest expense.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 10. Capital Stock

On January 9, 2017, the holder of 500,000 shares of Series E Convertible Preferred Stock elected to convert them into shares of common stock. In accordance with the conversion terms applicable to those preferred shares, the Company issued 500,000 shares of common stock.

On various dates from January 26, 2017 to March 23, 2017, inclusive, the holder of 390 shares of Series F Convertible Preferred Stock elected to convert them into shares of common stock. In accordance with the conversion terms applicable to those preferred shares, the Company issued 1,950,000 shares of common stock.

Note 11. Stock Options and Warrants

Stock Options Plans

The Company uses the Black-Scholes option pricing model to value options issued to employees, directors and consultants. Compensation expense, including the estimated effect of forfeitures, is recognized over the period of service, generally the vesting period. Stock compensation expense and the weighted average assumptions used to calculate the fair values of stock options granted during the periods indicated were as follows:

	Three Months Ended March 31,
	2017		2016
Risk-free interest rate	1.7%		1.2%	to	1.4%
Expected volatility	110%		77%	to	82%
Expected life (in years)	4.2			4.2
Expected dividend yield	-			-
Estimated forfeiture rates	20%		1%	to	7%
Weighted average per share grant date fair value	$0.13	$		0.14
Stock-based compensation	$352,281	$		296,385

The risk-free interest rate was based on rates established by the Federal Reserve. The expected volatility was based upon the historical volatility for the Company’s common stock. The Company utilized historical data to determine the expected life of stock options. The dividend yield reflected the fact that the Company has not historically paid dividends, and does not expect to pay dividends in the foreseeable future. Stock-based compensation is included in general and administrative expenses in the accompanying condensed consolidated statements of operations. The unamortized amount of stock options expense totaled $906,778 as of March 31, 2017 which will be recognized over a weighted-average period of 4.6 years.

Option transactions under the stock option plans during the three months ended March 31, 2017 were as follows:

	Number	Weighted Average Exercise Price
Outstanding as of January 1, 2017	2,106,889	$5.30
Granted during 2017	3,252,072	0.17
Cancelled /expired	(64,945)	22.62
Outstanding as of March 31, 2017	5,294,016	$1.94
Exercisable as of March 31, 2017	1,750,287	$4.96

Grants under the stock option plans during the three months ended March 31, 2017 were as follows:

Number
Consultant grants	25,000
Executive grants	3,227,072
Total	3,252,072

 TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Options granted during the reporting period had a term of ten years. All options were issued at an exercise price equal to the fair value on the date of grant. Consultant grants vest six months from the date of issuance. Executive grants, except as noted below, vesting periods range from vesting immediately upon issuance, vesting quarterly over a two-year period and vesting annually for one year then quarterly over the next two years period from the date of issuance. The aggregate fair value of the options granted was $426,701 for the three months ended March 31, 2017.

On January 24, 2017, the Company entered into an employment agreement with Ernest Ortega wherein the Company issued options for the purchase of up to 2,037,085 shares of the Company common stock at $0.17 per share for a period of ten years. Those options vest as follows: 940,193 will vest on January 24, 2018; 626,795 will vest in eight quarterly installments during the twenty-four months ending January 24, 2020; 548,446 will vest upon the achievement of three consecutive quarters of positive cash flow; and 548,446 will vest upon the sale of the Company's earth station assets in Miami, Florida for gross proceeds equal to or greater than $15,000,000.

Certain stock options awarded to Ernest Ortega in conjunction with his 2017 employment agreement contained performance based criteria. The fair value of the awards is determined based on the market value of the underlying stock price at the grant date and marked to market over the vesting period based on probabilities and projections of the underlying performance measures. The aggregate fair value of the performance based options granted was $140,708 for the three months ended March 31, 2017. The Company has not recorded any expense associated with the performance based stock options issued in the three month period ended March 31, 2017. The Company will continue to evaluate the probability of achieving the criteria associated with performance based stock options and will record any associated compensation expense at such time.

On February 3, 2017, the Company awarded options for the purchase of up to 1,189,987 shares of the Company's common stock at an exercise price of $0.18 per share for a period of ten years. Terms of such option awards conformed to the Company's standard form of option agreement which includes a provision for cashless exercise. The awards consisted of options for 500,653 shares to Mr. Philip Urso for his past service as Interim Chief Executive Officer, options for 439,008 shares to Mr. Arthur Giftakis, the Company's Chief Operating Officer, and options for 250,326 shares to Mr. Frederick Larcombe, the Company's Chief Financial Officer. Mr. Urso's options vested 100% upon issuance and the options issued to Messrs. Giftakis and Larcombe vest ratably on a quarterly basis over the eight quarters immediately following the date of the awards.

Cancellations for the three months ended March 31, 2017 consisted of 57,445 related to employee terminations and 7,500 were associated with the expiration of options.

The weighted average remaining contractual life of the outstanding options as of March 31, 2017 was 9.6 years.

There was no intrinsic value associated with the options outstanding and exercisable as of March 31, 2017. The closing price of the Company’s common stock at March 31, 2017 was $0.16 per share.

Stock Warrants

There were 180,000 warrants outstanding and exercisable as of March 31, 2017 and December 31, 2016, respectively, with a weighted-average exercise price of $16.87. The weighted average remaining contractual life of the warrants was five years.

There was no aggregate intrinsic value associated with the warrants outstanding and exercisable as of March 31, 2017.

Note 12. Employee Stock Purchase Plan

Under the Company’s 2010 Employee Stock Purchase Plan (“ESPP Plan”), participants can purchase shares of the Company’s stock at a 15% discount. A maximum number of 25,000 shares of common stock can be issued under the ESPP Plan of which all of the authorized shares have been issued as of March 31, 2017. During the three months ended March 31, 2017 and 2016, a total of 2,240 and 4,459 shares were issued under the ESPP Plan with a fair value of $358 and $10,700, respectively. The Company recognized $54 and $1,784 of stock-based compensation related to the 15% discount for the three months ended March 31, 2017 and 2016, respectively.

Note 13. Fair Value Measurement

The FASB’s accounting standard for fair value measurements establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short maturities. There were no changes in the valuation techniques during the three months ended March 31, 2017.

 Note 14. Net Loss Per Common Share

Basic and diluted net loss per share has been calculated by dividing net loss by the weighted average number of common shares outstanding during the period.

The following common stock equivalents were excluded from the computation of diluted net loss per common share because they were anti-dilutive. The exercise or issuance of these common stock equivalents would dilute earnings per share if the Company becomes profitable in the future.

	Three Months Ended March 31,
	2017	2016
Stock options	5,294,016	253,777
Warrants	180,000	142,500
Series D Convertible Preferred Stock	3,082,500	-
Series F Convertible Preferred Stock	4,215,000	-
Total	12,771,516	396,277

 Note 15. Commitments

Operating Lease Obligations

The Company has entered into operating leases related to roof rights, cellular towers, office space, and equipment leases under various non-cancelable agreements expiring through June 2024. Certain of these operating leases include extensions, at the Company's option, for additional terms ranging from one to fifteen years. Amounts associated with the extension periods have not been included in the table below as it is not presently determinable which options, if any, the Company will elect to exercise. As of March 31, 2017, total future operating lease obligations were as follows:

Remainder of 2017	$5,742,994
2018	6,318,665
2019	4,846,377
2020	2,627,912
2021	667,892
Thereafter	231,105
Total	$20,434,945

Rent expenses were as follows:

	Three Months Ended March 31,
	2017	2016
Points of Presence	$2,106,103	$2,075,658
Corporate offices	81,524	149,147
Other	97,256	121,489
Total	$2,284,884	$2,346,294

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Rent expenses related to Points of Presence were included in infrastructure and access in the Company’s condensed consolidated statements of operations. Rent expense related to our corporate offices was allocated between general and administrative, sales and marketing, customer support, and network operations expense in the Company’s condensed consolidated statements of operations. Other rent expenses were included in network operations within the Company’s condensed consolidated statements of operations.

In September 2013, the Company entered into a new lease agreement for its corporate offices and new warehouse space. The lease commenced on January 1, 2014 and expires on December 31, 2019 with an option to renew for an additional five-year term through December 31, 2024. The Company spent approximately $600,000 in leasehold improvements in connection with consolidating its corporate based employees from two buildings into one building. The Landlord agreed to contribute $380,000 in funding towards qualified leasehold improvements and made such payment in February 2014. Total annual rent payments began at $359,750 for 2014 and escalate by 3% annually reaching $416,970 for 2019.

In December 2014, the Company entered into a new lease agreement in Florida, primarily for a second sales center. The lease commenced in February 2015 for 38 months with an option to renew for an additional 60 month period. Total annual rent payments started at $53,130 and escalated by 3% annually. In April 2016, the Company terminated the Florida lease. Under the terms of the agreement, the Company forfeited its security deposit of $26,648 and agreed to make a termination payment of $25,000.

Capital Lease Obligations

The Company has entered into capital leases to acquire property and equipment expiring through June 2018. As of March 31, 2017, total future capital lease obligations were as follows:

Total Capital lease obligation:
Remainder of 2017	$564,851
2018	161,770
Subtotal	726,621
Less: Interest Expense	(31,709)
Total	$694,912

Total Capital lease obligation:
Current	$665,874
Long-term	29,038
Total	$694,912

Note 16 - Subsequent Events

On various dates from April 4, 2017 to April 13, 2017, inclusive, the holder of 200 shares of Series F Convertible Preferred Stock elected to convert them into shares of common stock. In accordance with the conversion terms applicable to those preferred shares, the Company issued 1,000,000 shares of common stock.

$17,391,300 Shares of Common Stock

_________________

PROSPECTUS

_________________

Joseph Gunnar & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the registrant. Except for the SEC registration fee, all amounts are estimates.

Description	Amount
SEC registration fee		$2,318.00
FINRA filing fee		3,500
NASDAQ listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees and expenses		*
Printing and engraving expenses		*
Miscellaneous expenses		*
Total expenses	$	*

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 15. Recent Sales of Unregistered Securities

October 2014 Loan Agreement

On October 16, 2014, we and our subsidiaries, Towerstream I, Inc. and Hetnets Tower Corporation entered into a loan agreement with Melody Business Finance, LLC pursuant to which Melody Business Finance, LLC provided us with a five-year $35 million secured term loan. The loan bears interest at a rate equal to the greater of (i) the sum of the most recently effective one month Libor as in effect on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that shall accrue at 4% per annum.

In connection with the loan agreement and pursuant to a warrant and registration rights agreement, as amended on March 9, 2016, the Company issued warrants to purchase 180,000 shares of common stock of which two-thirds have an exercise price of $25.20 and one-third have an exercise price of $0.20 subject to customary adjustments under certain circumstances. The warrants have a term of seven and a half years. Warrant holders have piggyback and demand registration rights and may exercise the warrants on a cash or cashless basis at any time.

The Company issued the warrants in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended.

June 2016 Private Placement

On June 17, 2016, we issued certain accredited investors warrants to purchase an aggregate of 750,000 shares of common stock. As amended and restated, each warrant was to expire five years from the date of issuance, have an exercise price of $3.80 per share and will be exercisable immediately after the date of issuance, or six months from the date of issuance if required by the listing rules of The Nasdaq Capital Market or the shareholder approval rules of Nasdaq. The warrants included a mandatory exercise right of the Company to force exercise of the warrants if the Company’s common stock trades at or above $7.60 for any ten consecutive trading days out of a thirty consecutive trading day period (subject to certain equity conditions, a 9.99% beneficial ownership limitation and applicable NASDAQ shareholder approval rules, if any). The warrants were exercisable for cash if there was an effective registration statement registering the warrant shares for resale. Otherwise the warrants were exercisable on a cashless basis. The warrant shares were registered for resale pursuant to an effective registration statement. The warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price based on stock dividends, stock splits and similar corporate actions. We were prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant.

The warrants and underlying warrant shares were offered and sold only to “accredited investors” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D of the Securities Act.

July 2016 Private Placement

On July 6, 2016, we entered into a securities purchase agreement with an accredited investor pursuant to which the Company agreed to sell in a private placement 892,857 units of the Company’s securities at an aggregate purchase price of $1,250,000. Each unit consisted of (i) one share of Series B Preferred Stock, with each share of Series B Preferred Stock convertible into one half of a share of common stock, and (ii) one fourth of a warrant, with each warrant exercisable into common stock at an exercise price equal to $3.00 per share of common stock, subject to adjustment as provided therein.  The transaction closed on July 7, 2016.

The Company filed a Certificate of Designations, Preferences and Rights of the Series B Preferred Stock with the Delaware Secretary of State on July 7, 2016. Each preferred share has a liquidation value of $0.001. The Company is prohibited from effecting the conversion of a holder’s Series B Preferred Stock to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion.

The warrants were exercisable into 223,214 shares of common stock at an exercise price equal to $3.00 per share of common stock, subject to adjustment as provided therein. Each warrant was to expire five years from the date of issuance and be exercisable immediately after the date of issuance. The warrants were exercisable for cash if there was an effective registration statement registering the warrant shares for resale. Otherwise the warrants were exercisable on a cashless basis. The warrant shares were registered for resale pursuant to an effective registration statement. The warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price of the warrants based on stock dividends, stock splits and similar corporate actions. We were prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant.

These securities were offered and sold only to “accredited investors” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D of the Securities Act.

September 2016 Warrant Exchange Agreement

On September 14, 2016, in connection with obtaining the consent of our June 2016 warrant holders to our September 2016 registered offering, the Company entered into separate exchange agreements with the holders of all of the warrants issued in June 2016 and July 2016. Under the terms of the exchange agreements, each investor exchanged its respective warrants (an aggregate of 973,214 warrants), without the payment of any exercise price therefore, and relinquished any and all other rights it may have under the warrants, for an aggregate of 680,000 shares of the Company’s newly authorized shares of Series C Preferred Stock. Each share of Series C Preferred Stock has a liquidation value of $0.001 and is convertible into one share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. The Company is prohibited from effecting the conversion of a holder’s Series C Preferred Stock to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. The Series C Preferred Stock shall rank senior to the Series A Preferred Stock and the Company’s common stock. The Company agreed to register for resale the 680,000 shares of common stock issuable upon conversion of Series C Preferred Stock.

The securities issued pursuant to the exchange agreements were issued as exempt securities pursuant to the provisions of Section 3(a)(9) of the Securities Act.

November 2016 Debt Exchange

On November 8, 2016, the Company also entered into an exchange agreement on November 9, 2016 (the “Exchange Agreement”) pursuant to which $5.5 million of debt was exchanged for 1,000 newly issued shares of Series D Preferred Stock issued by the Company and warrants to purchase 4 million shares of common stock at an exercise price of $1.15 per share. The shares of Series D Preferred Stock were convertible into an aggregate 8,540,373 shares of common stock based on a conversion calculation per share equal to (i) 8,540.373 multiplied by the quotient of (ii) the stated value of such Series D Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series D Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each share of Series D Preferred Stock was equal to the product of (i) $0.644 multiplied by (ii) 8,540.373 and the initial conversion price is equal to the product of (i) $0.644 multiplied by (ii) 8,540.373, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. During any time the common stock has been trading at below $0.644 per share for any five consecutive trading days, the holder may convert the preferred shares into common stock at an alternative conversion rate equal to the stated value of such Series D Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series D Preferred Stock, as of such date of determination, divided by the alternative conversion price. The alternative conversion price shall be 80% of the average of the VWAP prices for the common stock during the five trading days immediately prior to conversion. At no time shall the alternative conversion price be lower than $0.50 per share. In the event of a liquidation, dissolution or winding up of the Company, each share of Series D Preferred Stock was entitled to a per share preferential payment equal to 110% of the stated value of such Series D Preferred Stock, plus all accrued and unpaid dividends, if any. The terms of the Series D Preferred Stock were amended and restated on November 22, 2016 and subsequently amended on December 30, 2016.

Each warrant expires five years from the date of issuance and will be exercisable six months after the date of issuance. The warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares of common stock underlying the warrants for resale within 90 days of issuance. Otherwise, the warrants may be exercised for cash. The exercise price shall be reduced to $1.012 per share upon the failure to timely register for resale the shares of common stock underlying the warrants.  The warrants also provide for certain rights upon fundamental transactions and adjustments to the exercise price of the warrants based on stock dividends, stock splits and similar corporate actions.  The Company is prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant.

The securities issued pursuant to the exchange agreement were issued as exempt securities pursuant to the provisions of Section 3(a)(9) of the Securities Act.

November 2016 Warrant Exchange

On November 22, 2016, the Company amended and restated its Series D Preferred Stock to, among other things, effect a 1-for-5.5 forward split of the outstanding 622 shares of Series D Preferred Stock and increase the number of designated shares to 4,421 from 1,000. Also on such date, the Company sold 1,000 shares of Series D Preferred Stock to an existing investor for an aggregate purchase price of $1,000,000 and entered into an exchange agreement with the investor pursuant to which five year warrants originally issued on November 9, 2016 to purchase 4,000,000 shares of common stock at an exercise price of $1.15 per share were exchanged for 2,000,000 shares of newly designated Series E Preferred Stock.

Each share of Series E Preferred Stock has a liquidation value of $0.001 and is convertible into one share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. We are prohibited from effecting a conversion of the Series E Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series E Preferred Stock, which beneficial ownership limitation may be decreased by the holder at its option. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series E Preferred Stock, but not in excess of the beneficial ownership limitations.

These securities were offered and sold only to “accredited investors” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D of the Securities Act.

December 2016 Share Exchange

On December 30, 2016, the Company then exchanged 1,233 shares of Series D Preferred Stock, representing 50% of the outstanding shares of Series D Preferred Stock on that date, for 1,233 newly issued shares Series F Preferred Stock with an aggregate stated value of $1,233,000.

Shares of Series F Preferred Stock are convertible into common stock based on a conversion calculation per share equal to the quotient of the stated value of such Series F Preferred Stock, plus all accrued and unpaid dividends, if any, divided by the conversion price. The stated value of each share of Series F Preferred Stock is equal to $1,000 and the initial conversion price is equal to 90% of the VWAP of the common stock during the five trading days prior to conversion, subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events, but not less than $0.20 per share. So long as the common stock is not listed on a national exchange in the event the Company issues securities at a price per share of common stock less than the then conversion price of the Series F Preferred Stock the conversion price of the outstanding shares of Series F Preferred Stock shall be reduced to such lower price. We are prohibited from effecting a conversion of the Series F Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series F Preferred Stock, which beneficial ownership limitation may be decreased by the holder at its option.

The securities issued pursuant to the exchange agreement were issued as exempt securities pursuant to the provisions of Section 3(a)(9) of the Securities Act.

May 2017 Share Exchange

On May 26, 2017, the Company then exchanged (i) 1,233 shares of Series D Preferred Stock, representing 100% of the outstanding shares of Series D Preferred Stock on that date, for 938 newly issued shares Series G Preferred Stock with an aggregate stated value of $938,000 and (ii) 643 shares of Series F Preferred Stock, representing 100% of the outstanding shares of Series F Preferred Stock on that date, for 938 newly issued shares Series H Preferred Stock with an aggregate stated value of $938,000.

Shares of Series G Preferred Stock are convertible into common stock based on a conversion calculation per share equal to the quotient of the stated value of such Series G Preferred Stock, plus all accrued and unpaid dividends, if any, divided by the conversion price. The stated value of each share of Series G Preferred Stock is equal to $1,000 and the initial conversion price is $0.10 per share. So long as the common stock is not listed on a national exchange in the event the Company issues securities at a price per share of common stock less than the then conversion price of the Series G Preferred Stock the conversion price of the outstanding shares of Series G Preferred Stock shall be reduced to such lower price. We are prohibited from effecting a conversion of the Series G Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series G Preferred Stock, which beneficial ownership limitation may be decreased by the holder at its option.

Shares of Series H Preferred Stock are convertible into common stock based on a conversion calculation per share equal to the quotient of the stated value of such Series H Preferred Stock, plus all accrued and unpaid dividends, if any, divided by the conversion price. The stated value of each share of Series F Preferred Stock is equal to $1,000 and the initial conversion price is $0.125 per share. So long as the common stock is not listed on a national exchange in the event the Company issues securities at a price per share of common stock less than the then conversion price of the Series H Preferred Stock the conversion price of the outstanding shares of Series H Preferred Stock shall be reduced to such lower price. We are prohibited from effecting a conversion of the Series H Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series H Preferred Stock, which beneficial ownership limitation may be decreased by the holder at its option.

The securities issued pursuant to the exchange agreement were issued as exempt securities pursuant to the provisions of Section 3(a)(9) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description

1.1	Form of Underwriting Agreement**
2.1

Agreement of Merger and Plan of Reorganization, dated January 12, 2007, by and among University Girls Calendar, Ltd., Towerstream Acquisition, Inc. and Towerstream Corporation (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007)

3.1

Certificate of Incorporation of University Girls Calendar, Ltd. (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of University Girls Calendar, Ltd. filed with the Securities and Exchange Commission on January 5, 2007)

3.2

Certificate of Amendment to Certificate of Incorporation of University Girls Calendar, Ltd., changing the Company’s name to Towerstream Corporation (Incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2007)

3.3

Amendment No. 1 to the Certificate of Incorporation of Towerstream Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2012)

3.4

Certificate of Amendment to the Certificate of Incorporation of Towerstream Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2015)

3.5

Certificate of Amendment to the Certificate of Incorporation of Towerstream Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 6, 2016)

3.6	By-laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on January 19, 2007)
3.7	Amendment No. 1 to By-laws (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 30, 2007)
3.8

Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 12, 2010)

3.9

Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)

3.10

Certificate of Designation of Rights, Preferences and Privileges of Series C Preferred Stock (Incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-1/A of Towerstream Corporation filed with the Securities and Exchange Commission on September 15, 2016)

3.11

Certificate of Designation of Rights, Preferences and Privileges of Series D Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on November 10, 2016)

3.12

Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on November 22, 2016)

3.13

Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on November 22, 2016).

3.14

Certificate of Designation of Rights, Preferences and Privileges of Series F Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 3, 2017)

3.15

Certificate of Amendment to Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 3, 2017)

3.16

Certificate of Designation of Rights, Preferences and Privileges of Series G Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on May 26, 2017)

3.17

Certificate of Designation of Rights, Preferences and Privileges of Series H Preferred Stock (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on May 26, 2017)

4.1	Rights Agreement (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 12, 2010)
4.2	Form of Representative’s Warrant (included in Exhibit 1.1)**
5.1	Opinion of Sichenzia Ross Ference Kesner LLP**
10.1

Towerstream Corporation 2007 Equity Compensation Plan (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2007)

10.2

Form of 2007 Equity Compensation Plan Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2007)

10.3

Form of 2007 Equity Compensation Plan Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2007)

10.4

Form of Directors and Officers Indemnification Agreement (Incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2007)

10.5

Towerstream Corporation 2007 Incentive Stock Plan (Incorporated by reference to Exhibit B to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 6, 2012)

10.6

Employment Agreement, dated December 21, 2007, between Towerstream Corporation and Jeffrey M. Thompson (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2007)

10.7

Office Lease Agreement dated March 21, 2007 between Tech 2, 3, & 4 LLC (Landlord) and Towerstream Corporation (Tenant) (Incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2009)

10.8

First Amendment to Office Lease dated August 8, 2007, amending Office Lease Agreement dated March, 21 2007 (Incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2009)

10.9

2008 Non-Employee Directors Compensation Plan (Incorporated by reference to Exhibit B to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 14, 2010)

10.10	2010 Employee Stock Purchase Plan (Incorporated by reference to Exhibit A to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 14, 2010)
10.11

Second Amendment to Office Lease Agreement dated September 12, 2013, amending Office Lease Agreement dated March, 21 2007 (Incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014)

10.12

Loan Agreement dated October 16, 2014 by and among Towerstream Corporation, Towerstream I, Inc. and Hetnets Tower Corporation, as Borrowers, the financial institutions named therein as Lenders and Melody Business Finance, LLC, as Administrative Agent (Incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K of Towerstream Corporation filed with the Securities and Exchange Commission on March 12, 2015)

10.13

Security Agreement dated October 16, 2014 by and among Towerstream Corporation, Towerstream I, Inc., Hetnets Tower Corporation, Alpha Communications Corp., Omega Communications Corp., and Towerstream Houston, Inc., as Grantors, in favor of Melody Business Finance LLC, as Administrative Agent (Incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K of Towerstream Corporation filed with the Securities and Exchange Commission on March 12, 2015)

10.14

Warrant Registration Rights Agreement by and between Towerstream Corporation and the Warrant Holders Set Forth on Schedule A Attached thereto dated October 16, 2014 (Incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed with the Commission on March 12, 2015)

10.15	Form of A Warrant (Incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed with the Commission on March 12, 2015)

10.16	Form of B Warrant (Incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the Commission on March 12, 2015)
10.17

Office Lease Agreement dated December 12, 2014 between 6800 Broken Sound LLC (Landlord) and Towerstream Corporation (Incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2015)

10.18

Third Amendment to Employment Agreement of Jeffrey M. Thompson (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2015)

10.19

Separation Agreement by and between Jeffrey M. Thompson and Towerstream Corporation (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2016)

10.20

Asset Purchase Agreement dated March 9, 2016, by and among Towerstream Corporation, Towerstream I, Inc. and Time Warner Cable Enterprises, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2016)

10.21

Backhaul Agreement dated March 9, 2016, dated March 9, 2016, by and among Towerstream Corporation, Towerstream I, Inc. and Time Warner Cable Enterprises, LLC (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2016)

10.22

Mutual Termination Agreement dated March 9, 2016 by and between Time Warner Cable Enterprises, LLC and Hetnets Tower Corporation (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2016)

10.23

Consent and Release dated March 9, 2016, by and among Towerstream Corporation, Towerstream I, Inc., Hetnets Tower Corporation, Alpha Communications Corp., Omega Communications Corp., Towerstream Houston, Inc., and Melody Business Finance, LLC (Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2016)

10.24

Amendment No. 1 to Warrant and Registration Rights Agreement dated March 9, 2016, by and between Towerstream Corporation and Melody Business Finance, LLC (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2016)

10.25

Separation Agreement by and between Joseph P. Hernon and Towerstream Corporation (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2016)

10.26

Engagement Letter, dated June 8, 2016, between Towerstream Corporation and Frederick Larcombe (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2016)

10.27

Form of Securities Purchase Agreement by and among Towerstream Corporation and the Signatories thereto dated June 17, 2016 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 20, 2016)

10.28	Form of Warrant Issued June 20, 2016 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 20, 2016)
10.29

Form of Registration Rights Agreement by and among Towerstream Corporation and the Signatories thereto dated June 17, 2016 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on June 20, 2016)

10.30

Form of Securities Purchase Agreement by and among Towerstream Corporation and the Signatory thereto dated July 6, 2016 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)

10.31	Form of Warrant issued July 7, 2016 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)
10.32

Form of Registration Rights Agreement by and among Towerstream Corporation and the Signatories thereto dated July 7, 2016 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)

10.33

Amendment No. 1, dated July 7, 2016, to Securities Purchase Agreement by and among Towerstream Corporation and the Signatories thereto dated June 17, 2016 (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)

10.34	Form of Amended and Restated Warrant (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)
10.35

Form of Warrant Exchange Agreement dated September 14, 2016 (Incorporated by reference to Exhibit 10.38 to the Company’s Registration Statement on Form S-1/A filed with the Commission on September 15, 2016)

10.36

Registration Rights Agreement by and among Towerstream Corporation and the Signatories thereto dated September 14, 2016 (Incorporated by reference to Exhibit 10.39 to the Registration Statement on Form S-1/A of Towerstream Corporation filed with the Securities and Exchange Commission on September 15, 2016)

10.37	2016 Equity Incentive Plan (Incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 18, 2016)
10.38

Consulting Agreement with Earnest Ortega, dated September 14, 2016 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 15, 2016)

10.39

Underwriting Agreement by and between Towerstream Corporation and Laidlaw & Company (UK) Ltd., dated September 16, 2016 (Incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 16, 2016)

10.40

2016 Non-Executive Equity Incentive Plan (Incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 4, 2016)

10.41

Employment Agreement by and between Arthur Giftakis and Towerstream Corporation (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 25, 2016)

10.42

Amendment No. 1 to Loan Agreement dated November 8, 2016 (Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-3/A of Towerstream Corporation filed with the Securities and Exchange Commission on November 30, 2016)

10.43

Purchase Agreement dated November 8, 2016 (Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-3/A of Towerstream Corporation filed with the Securities and Exchange Commission on November 30, 2016)

10.44

Exchange Agreement dated November 9, 2016 (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-3/A of Towerstream Corporation filed with the Securities and Exchange Commission on November 30, 2016)

10.45

Form of Warrant issued November 9, 2016 (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-3/A of Towerstream Corporation filed with the Securities and Exchange Commission on November 30, 2016)

10.46

Registration Rights Agreement dated November 9, 2016 (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-3/A of Towerstream Corporation filed with the Securities and Exchange Commission on November 30, 2016)

10.47

Stock Purchase Agreement dated November 22, 2016 (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-3/A of Towerstream Corporation filed with the Securities and Exchange Commission on November 30, 2016)

10.48

Exchange Agreement dated November 22, 2016 (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-3/A of Towerstream Corporation filed with the Securities and Exchange Commission on November 30, 2016)

10.49

Registration Rights Agreement dated November 22, 2016 (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-3/A of Towerstream Corporation filed with the Securities and Exchange Commission on November 30, 2016)

10.50	Form of Exchange Agreement dated December 30, 2016*
10.51

Employment Agreement by and between Ernest Ortega and Towerstream Corporation (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 24, 2017)

10.52

Employment Agreement by and between Laura W. Thomas and Towerstream Corporation dated May 15, 2017 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 16, 2017)

10.53

Separation Agreement by and between Frederick Larcombe and Towerstream Corporation dated May 15, 2017(Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 16, 2017)

10.54

Form of Exchange Agreement dated May 26, 2017 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on May 26, 2017)

10.55	Waiver to Loan Agreement dated June 14, 2017 by Melody Business Financing LLC, as administrative agent*
14.1

Code of Ethics and Business Conduct (Incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K of Towerstream Corporation filed with the Securities and Exchange Commission on March 17, 2011)

21.1

Subsidiaries of the Registrant (Incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K of Towerstream Corporation filed with the Securities and Exchange Commission on March 17, 2014)

23.1	Consent of Marcum LLP*
23.2	Consent of Sichenzia Ross Ference Kesner LLP (included in Exhibit 5.1)**
24.1	Power of Attorney (set forth on the signature page of this Registration Statement on Form S-1)*

101.INS XBRL Instance Document *
101.SCH XBRL Taxonomy Extension Schema Document *
101.CAL XBRL Taxonomy Calculation Linkbase Document *
101.LAB XBRL Taxonomy Labels Linkbase Document *
101.PRE XBRL Taxonomy Presentation Linkbase Document *
101.DEF XBRL Definition Linkbase Document *

* Filed herewith.

**To be filed by amendment.

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Middletown, Rhode Island, on the 28th day of June, 2017.

TOWERSTREAM CORPORATION

By:	/s/ Ernest Ortega
Ernest Ortega
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Laura W. Thomas
Laura W. Thomas
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

 POWER OF ATTORNEY

We, the undersigned officers and directors of Towerstream Corporation hereby severally constitute and appoint Ernest Ortega and Laura W. Thomas, our true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Ernest Ortega
Ernest Ortega	Chief Executive Officer	June 28, 2017
(Principal Executive Officer)
/s/ Laura W. Thomas
Laura W. Thomas	Chief Financial Officer	June 28, 2017
(Principal Financial Officer and Principal Accounting Officer)

/s/ Philip Urso
Philip Urso	Chairman of the Board of Directors	June 28, 2017

/s/ Howard L. Haronian, M.D.
Howard L. Haronian, M.D.	Director	June 28, 2017

/s/ William J. Bush
William J. Bush	Director	June 28, 2017

/s/ Paul Koehler
Paul Koehler	Director	June 28, 2017

/s/ Donald MacNeil
Donald MacNeil	Director	June 28, 2017